Exhibit 10.5

Execution Version

CREDIT AGREEMENT

dated as of September 26, 2025

by and among

HARROW, INC.
as the Borrower

the other Loan Parties from time to time party hereto

the Lenders from time to time party hereto

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION
as the Agent, the L/C Issuer, the Swing Line Lender, the Sole Lead Arranger and the Sole Bookrunner

i

	4.7	Ownership of Property	69
	4.8	No Default	69
	4.9	Labor Matters	69
	4.10	Regulated Entities	69
	4.11	Margin Regulations	69
	4.12	Compliance With Laws; Anti-Terrorism Laws	69
	4.13	Taxes	70
	4.14	ERISA.	70
	4.15	Brokers	71
	4.16	[Reserved]	71
	4.17	Environmental Compliance.	71
	4.18	Intellectual Property	72
	4.19	Real Property Interests	72
	4.20	Full Disclosure	72
	4.21	Use of Proceeds	72
	4.22	Insurance	72
	4.23	Customer and Trade Relations	72
	4.24	Bonding; Licenses	72
	4.25	Solvency	73
	4.26	[Reserved]	73
	4.27	Representations and Warranties in Loan Documents	73
	4.28	Health Care Matters.	73
5.	AFFIRMATIVE COVENANTS		75
	5.1	Maintenance of Existence and Conduct of Business	75
	5.2	Payment of Charges.	76
	5.3	Books and Records	76
	5.4	Insurance; Damage to or Destruction of Collateral.	76
	5.5	Compliance with Laws	77
	5.6	Regulatory Matters	77
	5.7	Intellectual Property	78
	5.8	Environmental Matters	78
	5.9	Collateral Access Agreements; Certain Real Estate Deliverables	79
	5.10	Cash Management Systems	79
	5.11	Maintenance of Property	79
	5.12	Inspection of Property and Books and Records; Appraisals.	79
	5.13	Use of Proceeds	80
	5.14	Further Assurances.	80

ii

6.	NEGATIVE COVENANTS		81
	6.1	Dispositions	81
	6.2	Investments; Loans and Advances	82
	6.3	Indebtedness	83
	6.4	Employee Loans and Affiliate Transactions	85
	6.5	Capital Structure and Business	86
	6.6	Contingent Obligations	86
	6.7	Liens	87
	6.8	Consolidations and Mergers	88
	6.9	ERISA	89
	6.10	Hazardous Materials	89
	6.11	Sale Leasebacks	89
	6.12	Restricted Payments	90
	6.13	Change of Corporate Name or Location; Change of Fiscal Year	91
	6.14	No Restriction on Distributions; No Negative Pledges	91
	6.15	[Reserved]	92
	6.16	Margin Stock; Use of Proceeds	92
	6.17	Sanctions; Use of Proceeds	92
	6.18	Prepayments of Other Indebtedness	92
7.	FINANCIAL COVENANT		93
	7.1	Minimum Fixed Charge Coverage Ratio	93
	7.2	Cure Right	93
8.	FINANCIAL STATEMENTS AND INFORMATION		93
	8.1	Reports and Notices	93
	8.2	Communication with Accountants	93
9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		94
	9.1	Events of Default	94
	9.2	Remedies	95
	9.3	Application of Proceeds	96
	9.4	Actions in Concert	97
	9.5	Waivers by Loan Parties	97
10.	EXPENSES AND INDEMNITY		98
	10.1	Expenses	98
	10.2	Indemnity	98

iii

11.	AGENT		98
	11.1	Appointment and Authorization	98
	11.2	Agent and Affiliates	99
	11.3	Action by the Agent; Actions through Subagents	99
	11.4	Consultation with Experts	99
	11.5	Liability of Agent	99
	11.6	Indemnification	99
	11.7	Right to Request and Act on Instructions	99
	11.8	Credit Decision	100
	11.9	Collateral Matters	100
	11.10	Agency for Perfection	100
	11.11	Notice of Default	101
	11.12	Successor Agent	101
	11.13	Disbursements of Revolving Credit Advances; Payment and Sharing of Payment	102
	11.14	Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist	104
	11.15	Withholding Tax	105
	11.16	Agent May File Proof of Claim	106
	11.17	Agent in Individual Capacity	106
	11.18	ERISA Fiduciary Representations and Warranties.	106
	11.19	Acknowledgments Regarding Erroneous Payments	107
12.	MISCELLANEOUS		108
	12.1	Survival	108
	12.2	No Waivers	108
	12.3	Notices	109
	12.4	Severability	109
	12.5	Amendments and Waivers	110
	12.6	Assignments; Participations; Replacement of Lenders	112
	12.7	Headings	114
	12.8	Confidentiality	114
	12.9	Waiver of Consequential and Other Damages	115
	12.10	Reinstatement	115
	12.11	Marshaling; Payments Set Aside	116
	12.12	GOVERNING LAW; SUBMISSION TO JURISDICTION	116
	12.13	WAIVER OF JURY TRIAL	116
	12.14	Publication; Advertisement	117
	12.15	Counterparts; Integration	117
	12.16	No Strict Construction	117
	12.17	USA PATRIOT Act Notification	117
	12.18	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	118
	12.19	Acknowledgement Regarding Any Supported QFCs	118

iv

ANNEXES, EXHIBITS AND SCHEDULES

Annex A	-	Letters of Credit
Annex B	-	Cash Management Systems
Annex C	-	Financial Statements, Projections and other Reporting
Annex D	-	Collateral Reports
Annex E	-	Revolving Loan Commitments

Exhibit 7.1(b)	-	Borrowing Base Certificate
Exhibit 12.6	-	Assignment Agreement
Exhibit C	-	Compliance Certificate
Exhibit D	-	Notice of Borrowing
Exhibit E	-	Notice of Conversion

Schedule 4.1	-	Existence
Schedule 4.4	-	Capitalization; Subsidiaries
Schedule 4.17	-	Environmental Compliance
Schedule 4.19	-	Real Estate Interests
Schedule 4.24	-	Bonding; Licenses
Schedule 4.28	-	Health Care Permits; Overpayments; FD&C Permits
Schedule 6.1	-	Dispositions
Schedule 6.2	-	Investments
Schedule 6.3	-	Indebtedness
Schedule 6.4	-	Employee Loans and Affiliate Transactions
Schedule 6.6	-	Contingent Obligations
Schedule 6.7	-	Liens
Schedule 6.14	-	Negative Pledges

v

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of September 26, 2025, is entered into by and among HARROW, INC., a Delaware corporation (the “Borrower”), the other Loan Parties from time to time party hereto, the Lenders from time to time party hereto, and FIFTH THIRD BANK, NATIONAL ASSOCIATION, as the Agent, the L/C Issuer and the Swing Line Lender.

RECITALS

WHEREAS, the Lenders have agreed to extend certain revolving credit facilities to the Borrower, the proceeds of which shall be used for the purposes specified herein.

WHEREAS, each Loan Party desires to secure all of the Obligations by granting to the Agent, for the benefit of the Secured Parties, a perfected Lien on substantially all of its personal property and certain real property, in each case, pursuant to the terms of the Loan Documents.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	DEFINITIONS

1.1 Certain Defined Terms. For purposes of this Agreement, including the introductory paragraph, recitals, annexes, exhibits and schedules hereto, and the other Loan Documents, capitalized terms shall have the following meanings:

“Account Debtor” means any Person who may become obligated to a Loan Party under, with respect to, or on account of, any Accounts, any Chattel Paper or any General Intangibles (including a payment intangible).

“Accounts” means all rights, titles and interests of each Loan Party in all of such Loan Party’s “accounts,” as such term is defined in the UCC, whether now owned, existing, hereafter acquired or arising, including all of such Loan Party’s (a) accounts receivable, other receivables, book debts and other forms of obligations (including any such obligations that may be characterized as an account or contract right under the UCC), (b) rights in, to and under all purchase orders or receipts for Goods or services, (c) rights to any Goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed Goods), (d) rights to payment due to any Loan Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Loan Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Loan Party), (e) healthcare insurance receivables, and (f) Supporting Obligations and other collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Stock of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person where the surviving Person is the Borrower or a Subsidiary of the Borrower.

1

“Additional Lender” as defined in Section 2.15(b).

“Advance” means any Revolving Credit Advance and/or Swing Line Advance, as the context may require.

“Affected Financial Institution” means any EEA Financial Institution or any UK Financial Institution.

“Affected Lender” as defined in Section 12.6(c).

“Affiliate” means, with respect to any Person, each Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided that the term “Affiliate” shall specifically exclude the Agent, the L/C Issuer, the Swing Line Lender and each Lender.

“Agent” means Fifth Third Bank, National Association, in its capacity as administrative agent and collateral agent for the Lenders under the Loan Documents or any successor thereto appointed pursuant to Section 11.12.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means any applicable law or regulation in the U.S. or any other applicable jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act.

“Anti-Terrorism Laws” means any applicable Laws relating to terrorism financing or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, and the Laws comprising or implementing the Bank Secrecy Act.

“Applicable Margin” means, as of any date of determination, the applicable per annum rate in the applicable column set forth in the table below based on the Average Excess Availability Percentage.

Pricing Grid Level	Average Excess Availability Percentage	SOFR Loans and Tranche Rate Loans	Base Rate Loans
I	> 66.66%	1.25%	0.25%
II	> 33.33% and < 66.66%	1.50%	0.50%
III	< 33.33%	1.75%	0.75%

From the Closing Date until the Fiscal Quarter ending December 31, 2025 (such date, the “First Pricing Grid Determination Date”), the Applicable Margin shall be determined by reference to “Pricing Grid Level II” as set forth above. From and after the First Pricing Grid Determination Date, the Applicable Margin shall be determined as of the end of each Fiscal Quarter ending on or after the First Pricing Grid Determination Date (each such date, a “Determination Date”). Upon Agent’s receipt of the applicable Financial Statements and a corresponding Borrowing Base Certificate, the Applicable Margin will be subject to adjustment in accordance with the table set forth above based on the Average Excess Availability Percentage for the applicable Fiscal Quarter so long as no Event of Default is existing as of the applicable Determination Date (and, if any such Event of Default is then existing and continuing, including the failure to timely deliver the applicable Financial Statements and a corresponding Borrowing Base Certificate, the Applicable Margin shall be determined by reference to “Pricing Grid Level III” as set forth above, commencing on the first date of such Event of Default). The foregoing adjustment, if applicable, will become effective on the first Business Day of the first calendar month after Agent’s receipt of the applicable Financial Statements and a corresponding Borrowing Base Certificate until the next succeeding effective date of adjustment pursuant to this definition.

2

In the event that any applicable Borrowing Base Certificate is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) Borrower shall promptly deliver to Agent a corrected Borrowing Base Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Borrowing Base Certificate for that period, and (iii) Borrower shall promptly pay to Agent (for the account of the Lenders that hold the Revolving Loan Commitments and Advances at the time such payment is received, regardless of whether those Lenders held the Revolving Loan Commitments and Advances during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 2.4(c) and Section 9 and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Advances.

“Application Event” means (a) the failure by the Borrower to repay all of the Obligations in full on the Commitment Termination Date, or (b) the occurrence and continuance of an Event of Default and the election by the Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 9.3(b).

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Assignment Agreement” means an assignment agreement substantially in the form of Exhibit 12.6.

“Availability” means, as of any date of determination, the lesser of (a) the Maximum Revolver Amount as of such date and (b) the Borrowing Base as of such date.

“Average Excess Availability Percentage” means, with respect to any period, the quotient (expressed as a percentage) of (a) the quotient of (i) the aggregate amount of Excess Availability for each Business Day in such period divided by (ii) the number of Business Days in such period divided by (b) Availability for such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms, or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

3

“Bank Product” means any of the following products, services or facilities extended to any Loan Party from time to time by the Agent, any Lender or any of Affiliate of the Agent or any Lender or any Person who was the Agent, a Lender or an Affiliate of the Agent or a Lender at the time it provided such products, services or facilities: (a) any services in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox services, stop payment services, and other treasury management services; (b) commercial credit card and merchant card services; and (c) other banking products or services as may be requested by any Loan Party, other than Letters of Credit and Rate Contracts; provided that no such products, services or facilities provided by any Lender (other than any Lender that is also the Agent or an Affiliate of the Agent) or any of its respective Affiliates shall be deemed to be “Bank Products” hereunder until the Agent has been notified in writing by the applicable Lender thereof.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Base Rate” means a variable per annum rate, as of any date of determination, equal to the greater of: (a) 1.00% or (b) the rate that Fifth Third publicly announces, publishes or designates from time to time as its index rate or prime rate, or any successor rate thereto, in effect at its principal office. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below the Base Rate. Any change in the Base Rate shall be effective for purposes of this Agreement on the date of such change without notice to the Borrower.

“Base Rate Loans” means Advances that accrue interest by reference to the Base Rate in accordance with the terms of this Agreement.

“Benchmark” has the meaning ascribed to such term in Section 2.5(b)(i).

“Benchmark Replacement” has the meaning ascribed to such term in Section 2.5(b)(ii)(A).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means the United States 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the IRC, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the IRC) the assets of any such “employee benefit plan” or “plan.”

“BillPayer Service” means the Agent’s (or, as applicable, its Affiliate’s) then current automated bill paying service, as established and implemented by the Agent (or such Affiliate) in accordance with its methods and procedures periodically in effect.

“Borrower” as defined in the introductory paragraph hereto.

4

“Borrowing Base” means, as of any date of determination by the Agent, with respect to the Loan Parties, the sum of:

(a) up to 90% of the Eligible Investment Grade Accounts as of such date, plus

(b) up to 90% of Eligible Credit Insured Accounts as of such date, plus

(c) up to 85% of the Eligible Non-Investment Grade Accounts as of such date, minus

(d) Reserves established by the Agent as of such date in accordance with the terms of this Agreement.

The Agent may, in its Permitted Discretion, reduce or otherwise adjust the advance rates set forth above applicable to specific Account Debtors or classes of Account Debtors, establish or otherwise adjust Reserves or reduce or otherwise adjust one or more of the other elements used in computing the Borrowing Base, including standards of eligibility consistent with the terms of this Agreement, including concentration limitations, aging and cross-aging limitations and contra deductions, in each case, based upon its review and analysis of the Loan Parties’ historical collection history, contractual allowances, returns, rebates, discounts, credits and other allowances with such payors, all in a manner consistent with Agent’s underwriting practices and procedures. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Annex D.

Except during Exigent Circumstances, during the continuance of an Event of Default or as required by law, the Agent shall provide the Borrower with not less than two Business Days’ prior written notice of the establishment or increase of any new Reserve, and shall consult in good faith with the Borrower regarding the basis for such Reserve.

“Borrowing Base Certificate” means a certificate in the form of Exhibit 7.1(b) and delivered to the Agent pursuant to Annex D.

“Business Day” means any day that commercial banks in New York, New York and/or Cincinnati, Ohio are required by law to be open for business; provided that, notwithstanding anything to the contrary in this definition, at any time during which a Rate Contract with any Secured Party is then in effect with respect to all or a portion of the Obligations, then the definition of “Business Day” pursuant to such Rate Contract shall govern with respect to all applicable notices and determinations in connection with such portion of the Obligations arising under such Rate Contract. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days or U.S. Government Securities Business Days are expressly prescribed.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any period for any fixed assets or improvements, or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP; excluding, without duplication, any such expenditures or liabilities to the extent constituting (a) expenditures of insurance proceeds to acquire or repair any asset, (b) leasehold improvements for which the Borrower or any Subsidiary is reimbursed by the lessor, sublessor or sublessee, (c) expenditures made with the proceeds of any amount reinvested pursuant to Section 2.2(b)(ii), (d) consideration for Permitted Acquisitions (including for this purpose Acquisitions that closed prior to the Closing Date), or (e) consideration for Permitted Intellectual Property Acquisitions (including for this purpose any Acquisitions that closed prior to the Closing Date). Capital Expenditures shall include the total principal portion of Capital Lease Obligations.

5

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease or finance lease on a balance sheet of such Person, subject to Section 1.2.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease, subject to Section 1.2.

“Cash Collateral” as defined in Annex A.

“Cash Dominion Period” means the period (a) commencing on the earlier of the date that (i) Excess Availability as of such date is less than the greater of 12.5% of Availability as of such date and $4,500,000 for a period of three consecutive business days and (ii) an Event of Default has occurred and is continuing, and (b) ending on the date that (i) Excess Availability is equal to or greater than 12.5% of Availability for 30 consecutive days and (ii) no Event of Default exists.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government or an agency of the federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the Laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the Laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $500,000,000 having combined capital and surplus and undivided profits not less than $500,000,000 and is rated at least A-3 by S&P or at least P-3 by Moody’s, and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Cash Management Systems” as defined in Section 5.10.

“CCP” as defined in Section 5.6(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

6

“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (i) is or shall at any time become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50% or more on a fully diluted basis of the voting interests in the Borrower’s Stock or (ii) shall have acquired the power (whether or not exercised) to elect a majority of the members of the board of directors of the Borrower.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to the PBGC at the time due and payable), levies, assessments, charges, Liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Loan Party, (d) any Loan Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Loan Party’s business.

“Chattel Paper” means all rights, titles and interests of each Loan Party in all of such Loan Party’s “chattel paper,” as such term is defined in the UCC, including electronic chattel paper, whether now owned or existing or hereafter acquired or arising, wherever located.

“Closing Date” means the date of this Agreement.

“Collateral” means the property covered by the Guaranty and Security Agreement, any Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, whether now owned or existing or hereafter acquired or arising, that may at any time be or become subject to a security interest or Lien in favor of the Agent, on behalf of itself and Lenders, to secure the Obligations, but specifically excluding the Excluded Property.

“Collateral Access Agreement” means a landlord waiver of any lessor of Real Estate leased to any Loan Party, in form and substance satisfactory to the Agent in its Permitted Discretion and pursuant to which the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral.

“Collateral Documents” means the Guaranty and Security Agreement, the Perfection Certificate, the Copyright Security Agreements, the Patent Security Agreements, the Trademark Security Agreements, any Mortgages, the Collateral Access Agreements, the Deposit Account Control Agreements, the Securities Account Control Agreements, and all other agreements heretofore, now or hereafter entered into in favor of the Agent or any Lender guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex D.

“Collection Account” means one or more Deposit Accounts of a Loan Party as may be specified by the Agent to and in consultation with the Borrower as a “Collection Account” from time to time.

7

“Commitment Termination Date” means the earliest of (a) the Stated Maturity Date, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Advances to remain outstanding pursuant to Section 9.2(b), and (c) the date of prepayment in full by the Borrower of the outstanding Advances and the cancellation and return (or stand-by guaranty) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex A, and the termination and permanent reduction of the Revolving Loan Commitments to $0.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate in the form of Exhibit C.

“Conforming Changes” as defined in Section 2.5(b)(ii)(B).

“Consolidated Adjusted EBITDA” means, for any Test Period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to:

(a) Consolidated Net Income for such Test Period; plus

(b) to the extent reducing Consolidated Net Income for such Test Period (other than with respect to the adjustments set forth in clauses (b)(x) and (xv) below), the sum, without duplication, of the following for such Test Period:

(i) consolidated interest expense; plus

(ii) provision for taxes based on income, profits, or capital, including federal, foreign, state, provincial, territorial, local, franchise, excise, and similar taxes paid or accrued; plus

(iii) consolidated depreciation and amortization expense (including write-off of debt discount and debt issuance costs and commissions, discounts and the fees and charges associated with Indebtedness); plus

(iv) any transaction costs paid in connection with the negotiation, execution and delivery of (A) the Loan Documents and the Senior Unsecured Notes (I) on or before the Closing Date or (II) within 90 days thereafter up to an aggregate amount with respect to fees, costs expenses pursuant to this clause (II) of $250,000 and (B) any amendments, waivers, consents or other modifications to any Loan Documents or the Senior Unsecured Notes after the Closing Date; plus

(v) any fees, payments and expenses incurred by the Borrower or its Subsidiaries in connection with any Permitted Acquisition, Permitted Intellectual Property Acquisition or similar Investment (including Acquisitions or Investments that closed prior to the Closing Date) that are payable to unaffiliated third parties, in each case, solely to the extent attributable to a transaction permitted by this Agreement, whether or not any such transaction has been consummated; provided that the aggregate amount added back pursuant to this clause (b)(v) in any Test Period for any such transaction that is not consummated shall not exceed $1,000,000; plus

(vi) any non-cash charges, expenses or losses, including non-cash adjustments resulting from the application of purchase accounting, any non-cash asset retirement costs, non-cash expenses arising from grants of stock appreciation rights, stock options or restricted stock or the vesting of warrants, non-cash impairment of good will and other long term intangible assets, non-cash compensation charges, and non-cash translation loss, but excluding any such non-cash charges, expenses or losses (A) that relate to a write-down, write-off or reserve with respect to accounts receivable or inventory and (B) that represent an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period; plus

8

(vii) non-cash Stock-based compensation and expenses incurred in connection therewith for such Test Period; plus

(viii) [reserved];

(ix) non-recurring or unusual fees, costs and expenses, including lease termination costs, integration costs, restructuring charges, business optimization costs, new product design, development and introductions (including intellectual property development), project start-up costs (including entry into new market/channels, new service offerings or new platforms) and consolidation costs, charges and losses, signing costs, consulting fees, advisory fees and other non-recurring expenses not otherwise added back to Consolidated Adjusted EBITDA, in an aggregate amount not to exceed, together with the amounts added back under clause (b)(xiii), 10% of Consolidated Adjusted EBITDA (calculated before giving effect to such add-backs) in the aggregate for any Test Period; plus

(x) losses or expenses incurred which are reimbursable to the Borrower or one of its Subsidiaries in respect of indemnification or reimbursement obligations owing from any unaffiliated third party or insurance policies (other than any business interruption insurance policy) so long as such losses or expenses are reimbursed to the applicable Loan Party within 270 days (or such later date as may be consented to by Agent) of the incurrence thereof (or prior to such date be subject to a written confirmation by the applicable third party or insurance company to so reimburse the applicable Loan Party within 365 days (or such later date as may be consented to by Agent) of the incurrence of such losses or expenses); plus

(xi) compensation paid to members of the board of directors of any Loan Party, and reimbursement of expenses incurred by members of the board of directors of any Loan Party, in each case for their service thereupon, collectively, in an aggregate amount not to exceed $500,000 during any Test Period; plus

(xii) costs associated with recruiting and retaining management personnel, including sign-on and relocation expenses, signing and performance bonuses and severance costs in an aggregate amount not to exceed $500,000 during any Test Period; plus

(xiii) costs, losses or expenses incurred in connection with new locations, Products or lines of business, in each case incurred during the first six months immediately prior to, and during the first 12 months immediately following, the opening thereof; provided that, (A) the aggregate amount added back with respect to any new location or line of business pursuant to this clause shall not exceed 5% of Consolidated Adjusted EBITDA (calculated before any such add-back) and (B) in no event shall the aggregate amount added to Consolidated Adjusted EBITDA under this clause (b)(xiii), together with the amounts added back under clause (b)(ix), exceed 10% of Consolidated Adjusted EBITDA (calculated before giving effect to such add-backs) in the aggregate for any Test Period; plus

9

(xiv) earn-out and similar payments to the extent expensed during such period; plus

(xv) subject to Section 7.2, solely for purposes of determining actual compliance with the Financial Covenant for such Test Period, the amount of any Specified Cure Contribution made in respect of any Fiscal Month during such Test Period; plus

(xvi) such other adjustments as the Agent may agree in writing in its sole discretion; minus

(c) to the extent increasing Consolidated Net Income for such Test Period, the sum, without duplication, of the following for such Test Period:

(i) interest income; plus

(ii) income tax refunds and credits; plus

(iii) any unusual, one-time or non-recurring gains; plus

(iv) non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash items that reduced net income in any prior period).

“Consolidated Net Income” means, for any period, (a) the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (with respect to any gains or incomes) or plus (with respect to any losses or expenses) (b)(i) the income of any Person that is not a Subsidiary in which any other Person (other than a Loan Party) has a joint interest, except to the extent of the amount of dividends or other distributions actually received by a Loan Party from such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Loan Party or is merged into or consolidated with the Loan Parties or that Person’s assets are acquired by a Loan Party, (iii) any after-tax gains or losses attributable to dispositions or returned surplus assets of any Pension Plan, (iv) non-cash gains and losses resulting from any reappraisal, revaluation or write-up or write-down of assets (other than non-cash losses resulting from the write-down of accounts receivable or inventory), and (v) the income of any Person that is a Subsidiary of the Borrower (other than a Loan Party) to the extent that the declaration of payment of cash dividends or similar cash distributions by any such Person of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree or Law applicable to such Person or its Stockholders (unless such restriction or limitation has been waived).

“Consolidated Total Assets” means, as of any date of determination, the total property and assets of the Borrower and its Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower and its Subsidiaries for the most recently ended Test Period, on a pro forma basis after giving effect to any Investments or dispositions.

“Contingent Acquisition Consideration” means any earnout obligation or similar deferred or contingent obligation of any Loan Party or any of its Subsidiaries incurred or created in connection with a Permitted Acquisition or Permitted Intellectual Property Acquisition (including for this purpose Acquisitions that closed prior to the Closing Date).

10

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contracts” means all rights, titles and interests of each Loan Party in such Loan Party’s “contracts,” as such term is defined in the UCC, whether now owned or existing or hereafter acquired or arising, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Loan Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Copyright License” means any and all rights now owned or hereafter acquired by any Loan Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means, collectively, each Copyright Security Agreement made in favor of the Agent, on behalf of itself and Lenders, by each applicable Loan Party.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or in any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate of interest (adjusted for reserves if the Agent is required to maintain reserves with respect to relevant advances) per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Index Floor. If by 5:00 pm (New York City time) on the second U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. Each determination by Agent of Daily Simple SOFR shall be conclusive and binding in the absence of manifest error.

11

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, any state, province or territory thereof, or other applicable jurisdictions from time to time in effect.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” as defined in Section 2.4(c).

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any the L/C Issuer, any the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advance) within two Business Days of the date when due, (b) has notified the Borrower, the Agent or any the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Event, (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, monitor, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to the Borrower, each the L/C Issuer, each the Swing Line Lender, and each Lender.

“Deposit Account Control Agreement” means, with respect to any Deposit Account, an agreement in form and substance reasonably satisfactory to the Agent, among the Agent, the financial institution or other Person at which such Deposit Account is maintained and the Loan Party maintaining such account, effective for the Agent to obtain “control” (within the meaning of Articles 8 and 9 under the UCC) of such account.

“Deposit Accounts” means all “deposit accounts” as such term in defined in the UCC, now or hereafter held in the name of any Loan Party.

12

“Disbursement Account” means one or more Deposit Accounts of a Loan Party as may be specified by the Agent to and in consultation with the Borrower as the “Disbursement Account” from time to time.

“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or any other Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, would (a) mature or be mandatorily redeemable (other than solely for Qualified Stock) pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control, asset sale or insolvency event and only so long as any rights of the holders thereof after such change of control, asset sale or insolvency event shall be subject to the occurrence of the Termination Date), (b) be redeemable at the option of the holder thereof (other than solely for Qualified Stock), in whole or in part, (c) provide for scheduled payments of dividends in cash, or (d) be or become convertible into or exchangeable for Indebtedness or any other Disqualified Stock, in whole or in part, in each case in clauses (a) through (c), on or prior to the date that is 91 days after the Stated Maturity Date at the time of issuance or amendment.

“Documents” means all rights, titles and interests of each Loan Party in such Loan Party’s “documents,” as such term is defined in the UCC, whether now owned or existing or hereafter acquired or arising, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means the Accounts of the Loan Parties that the Agent determines in its Permitted Discretion are eligible as the basis for the extension of Advances and the issuance of Letters of Credit. Without limiting the Agent’s discretion provided herein, Eligible Accounts shall not include any of the following Accounts of the Loan Parties:

(a) with respect to Accounts that are not Eligible Credit Insured Accounts, (i) Accounts that are not paid within the earlier of 60 days following the due date for such Accounts or 90 days following the original invoice date of such Accounts and (ii) Accounts that specify a due date more than 60 days after original invoice date;

(b) with respect to Accounts that are Eligible Credit Insured Accounts, Accounts that are due and unpaid for more than 120 days after the original invoice date thereof;

13

(c) Accounts that are the obligations of an Account Debtor if 25% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under clause (a) or (b) of this definition;

(d) Accounts that are the obligations of an Account Debtor located in a foreign country other than Canada unless such Accounts qualify as Eligible Credit Insured Accounts;

(e) Accounts that are the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the Agent, in its Permitted Discretion, has agreed to the contrary in writing, or the applicable Loan Party has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(f) Accounts that are owed by an Account Debtor or any Affiliate of such Account Debtor to which a Loan Party or any Subsidiary is liable for Goods sold or services rendered by the applicable Account Debtor or Affiliate thereof to such Loan Party or Subsidiary but only to the extent of the potential offset;

(g) Accounts to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Accounts, but only to the extent of the maximum potential amount of such defense, counterclaim setoff or dispute against the applicable Account;

(h) Accounts that arise from a sale to any Affiliate of any Loan Party;

(i) for any date of determination prior to March 31, 2026, Accounts to the extent that such Accounts, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed, (i) solely with respect to Cardinal Health, Inc. and its Affiliates, 75% of all Eligible Accounts if such date of determination is prior to February 28, 2026, and 50% of all Eligible Accounts if such date of determination is on or after February 28, 2026, but prior to March 31, 2026, and (ii) with respect to any other Account Debtor and its Affiliates, 15% of all Eligible Accounts;

(j) for any date of determination on and after March 31, 2026, Accounts to the extent that such Accounts, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed, (i) solely with respect to Cencora, Inc. and its Affiliates, 35% of all Eligible Accounts, (ii) solely with respect to McKesson Corporation and its Affiliates, 25% of all Eligible Accounts, (iii) solely with respect to Cardinal Health, Inc. and its Affiliates, 25% of all Eligible Accounts, and (iv) with respect to any other Account Debtor and its Affiliates, 15% of all Eligible Accounts;

(k) Accounts with respect to which an invoice, reasonably acceptable to the Agent in form and substance, has not been sent to the applicable Account Debtor;

(l) Accounts where (i) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due, or (ii) a petition is filed by or against any Account Debtor obligated upon such Account under any Debtor Relief Law;

(m) (i) Accounts as to which a Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, (ii) Accounts that represent a progress billing consisting of an invoice for Goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Loan Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer, or (iii) Accounts that represent a pre-billing;

14

(n) Accounts that arise with respect to Goods that are sold on a bill and hold basis;

(o) Accounts that arise with respect to Goods that are sold on a cash-on-delivery basis;

(p) Accounts to the extent such Account exceeds any credit limit established by the Agent, in its Permitted Discretion, following prior written notice of such limit by the Agent to the Borrower;

(q) Accounts that are payable in any currency other than Dollars;

(r) Accounts that (i) are not owned by a Loan Party or (ii) are subject to any Lien of any other Person, other than Liens permitted by Section 6.7 (to the extent applicable) and other than Liens in favor of the Agent, securing the Obligations;

(s) Accounts that arise with respect to Goods that are placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is conditional;

(t) Accounts that are evidenced by a judgment, Instrument or Chattel Paper;

(u) Accounts that are not true and correct statements of bona fide obligations incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(v) Accounts that do not arise from the sale of Goods or the performance of services by a Loan Party in the Ordinary Course of Business, including sales of Equipment and bulk sales;

(w) Accounts that are not subject to a first priority perfected Lien in favor of the Agent, on behalf of the Secured Parties;

(x) Accounts that consist (but solely to the extent consisting) of (i) deposits, (ii) vendor warranty claims, (iii) finance charges, service charges, or interest on delinquent Account, (iv) proceeds of consigned Inventory, (v) debit memoranda, (vi) retainage, (vii) credit memos, (viii) unreconciled amounts, or (ix) any credit balances due the Account Debtor thereof that have been on the Loan Parties’ books and records for 90 or more days;

(y) Accounts with respect to which any of the representations, warranties, covenants, and agreements contained in this Agreement, any Collateral Document or any other Loan Documents are incorrect in any material respect (without duplication of any materiality qualifier) as determined by the Agent in its Permitted Discretion or have been breached; and

(z) Accounts the Agent otherwise deems to be ineligible in its Permitted Discretion.

If any Account at any time ceases to be an Eligible Account, such Account shall immediately be excluded from the calculation of Eligible Accounts.

15

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person, a Loan Party or an Affiliate of a Loan Party) approved by (i) the Agent (such approval not to be unreasonably withheld), (ii) the Swing Line Lender and the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing pursuant to clause (a), (g) or (h) of Section 9.1, the Borrower (such approval not to be unreasonably withheld, and shall be deemed provided unless expressly withheld by the Borrower within 10 Business Days of request therefor); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) any Loan Party, (B) any shareholder of the Borrower or any of their respective Affiliates or Subsidiaries or (C) any Person that is an operating company and is engaged primarily in substantially the same or similar business as any Loan Party or any Subsidiary of any Loan Party or an Affiliate of such Person that is either (I) separately identified in writing by the Borrower from time to time (without retroactive effect) or (II) with respect to Affiliates, readily identifiable as an Affiliate of a Person identified pursuant to clause (C)(I) solely on the basis of such Affiliate’s name (other than any Person that is a bona fide debt fund primarily engaged in the making, purchasing, holding or other investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of its business).

“Eligible Credit Insured Accounts” means, at any time, Eligible Accounts that are the obligations of an Account Debtor with respect to which payment thereof (a) is covered by trade credit insurance maintained by a Loan Party for which the Agent is a loss payee that is satisfactory to the Agent in its Permitted Discretion as to the form, amount and issuer, or (b) is fully backed by a letter of credit assigned and delivered to the Agent, satisfactory to the Agent in its Permitted Discretion as to form, amount and issuer. If any applicable Account at any time ceases to be an Eligible Credit Insured Account, such Account shall immediately be excluded from the calculation of Eligible Credit Insured Accounts.

“Eligible Investment Grade Accounts” means, at any time, Eligible Accounts (other than Eligible Credit Insured Accounts) if the Account Debtor in respect of such Eligible Account is an Investment Grade Account Debtor.

“Eligible Non-Investment Grade Accounts” means, at any time, Eligible Accounts (other than Eligible Credit Insured Accounts) if the Account Debtor in respect of such Eligible Account is not an Investment Grade Account Debtor.

“Eligible Swap Counterparty” means the Agent, any Affiliate of the Agent, any Lender and/or any Affiliate of any Lender that (a) at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into (or has entered into), at the time such Person (or such Person’s Affiliate) becomes a Lender under this Agreement, a Rate Contract permitted hereunder with the Borrower or any Subsidiary of the Borrower and (b) in the case of a Lender or an Affiliate of a Lender (other than an Affiliate of the Agent), maintains a reporting system acceptable to the Agent with respect to Rate Contract exposure and agrees with the Agent to provide regular reporting to the Agent in form and substance reasonably satisfactory to the Agent, with respect to such exposure. In addition thereto, any Affiliate of a Lender shall, upon the Agent’s request, execute and deliver to the Agent a letter agreement pursuant to which such Affiliate designates the Agent as its agent and agrees to share, pro rata, all expenses relating to liquidation of the Collateral for the benefit of such Affiliate;

“Employee WHT Payments” as defined in Section 6.12(h).

“Environmental Laws” means all applicable federal, state, local and foreign Laws, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health and safety (as it relates to Hazardous Materials), the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.); the Texas Water Code; the Texas Health & Safety Code; and in each case any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

16

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any actual or alleged violation of, or liabilities arising under, Environmental Laws or Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all rights, titles and interests of each Loan Party in such Loan Party’s “equipment,” as such term is defined in the UCC, whether now owned or existing or hereafter acquired or arising, wherever located and, in any event, including all such Loan Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded Software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Pension Plan; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Pension Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Pension Plan unless such failure is cured within 30 days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the termination of an ERISA Plan described in Section 4064 of ERISA.

17

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Loan Party maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the IRC or Title IV of ERISA, to which the Borrower or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding 5 years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” as defined in Section 9.1.

“Evergreen Letter of Credit” as defined in Annex A.

“Excess Availability” means, as of any date of determination, the difference of (a) Availability at such time minus (b) the aggregate Revolving Exposure at such time.

“Excluded Accounts” means (a) Deposit Accounts of Subsidiaries exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of such Subsidiary’s employees; provided that the aggregate balance maintained in such Deposit Accounts does not exceed the amount necessary to make the next two immediate succeeding payrolls, payroll tax or benefit payments (and such minimum account as may be required by any applicable Law or the applicable financial institution with respect to such account), (b) zero balance accounts, (c) Deposit Accounts (including trust accounts) used exclusively for bona fide escrow purposes, insurance or fiduciary purposes, and (d) Deposit Accounts in which pledges of cash deposits permitted by Section 6.7 are maintained to the extent such Deposit Accounts contain only pledged amounts and deposits.

“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of Stock of one or more Excluded Foreign Subsidiaries.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of an Excluded Foreign Subsidiary or (b) an Excluded Domestic Holdco.

“Excluded Equity Interests” means Stock (a) in excess of 65% of the voting Stock issued by any Excluded Foreign Subsidiary or Excluded Domestic Holdco, in each case, owned directly by a Loan Party, (b) of any direct or indirect Subsidiary of an Excluded Foreign Subsidiary or Excluded Domestic Holdco, and (c) Stock in any joint venture (with any party other than any Loan Party or Subsidiary), but only to the extent that the creation of a security interest in such Stock is prohibited or restricted by the Organizational Documents of such joint venture or by any contractual restriction contained in any agreement with third party holders of other Stock in such joint venture which holders are not Affiliates of the Borrower (except to the extent any such prohibition or restriction is deemed ineffective under the UCC).

“Excluded Foreign Subsidiary” means a Foreign Subsidiary which is (a) a controlled foreign corporation (as defined in the IRC) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Advances) of a Loan Party or (b) a Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a) of this definition.

18

“Excluded Property” means, collectively, (a) Excluded Equity Interests; (b) any permit, license or contractual obligation entered into by any Loan Party (i) to the extent that any such permit, license or contractual obligation or any requirement of Law applicable thereto prohibits the creation of a Lien thereon (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), (ii) which would be abandoned, invalidated, or unenforceable as a result of the creation of a Lien in favor of the Agent (other than to the extent that any such consequences set forth in this clause (ii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), or (iii) to the extent that the creation of a Lien in favor of the Agent would result in a breach or termination pursuant to the terms of or a default under any such permit, license or contractual obligation (other than to the extent that any such consequences set forth in this clause (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); (c) property owned by any Loan Party that is subject to a Lien permitted by Section 6.7(c) or a Capital Lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than a Loan Party or its Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment; (d) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed); (e) vehicles or other goods which are subject to a certificate of title law; and (f) Collateral for which the benefits of obtaining such Collateral are outweighed by the costs or burdens of providing the same in the Agent’s Permitted Discretion.

“Excluded Subsidiary” means each (a) Excluded Domestic Subsidiary, (b) Excluded Foreign Subsidiary, (c) Immaterial Subsidiary (provided that if the aggregate amount of Consolidated Adjusted EBITDA or Consolidated Total Assets for the Test Period most recently ended attributable to all Immaterial Subsidiaries that are Excluded Subsidiaries pursuant to this clause (c) exceeds 5% of Consolidated Adjusted EBITDA or Consolidated Total Assets for such Test Period, the Borrower shall designate one or more such Subsidiaries as Guarantors to sufficiently eliminate such excess, and such designated Subsidiaries shall no longer constitute Excluded Subsidiaries), and (d) any Subsidiary for which the benefits of obtaining a Guaranty are outweighed by the costs or burdens of providing the same in the Agent’s Permitted Discretion.

“Excluded Swap Obligation” means, with respect to any Person that has guaranteed a Swap Obligation, including the grant of a Lien to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

19

“Excluded Taxes” mean any of the following Taxes imposed on or with respect to the Agent, any Lender or any other recipient of a payment under any Loan Document or required to be withheld or deducted from a payment to such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the Laws of, or having its principal office in or, in the case of any Lender its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, any United States federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations under this Agreement pursuant to a law in effect at the time such Lender (i) acquires such interest in the Obligations under this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.11) or (ii) designates a new lending office, except to the extent that, pursuant to Section 2.9(a), additional amounts from Loan Parties with respect to such withholding Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such recipient’s failure to comply with Section 2.9(c); and (d) any United States federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means Executive Order No. 13224 (effective September 24, 2001).

“Exigent Circumstances” means circumstances that the Agent, in its Permitted Discretion, believes render necessary or appropriate the imposition of Reserves to prevent or mitigate fraud in respect of any Borrowing Base Certificate or the Collateral or the impairment of the Collateral or the rights and interests of the Secured Parties therein (including any loss of priority of the Liens of Agent, for the benefit of the Secured Parties).

“Existing Indebtedness” means the Indebtedness outstanding pursuant to (a) that certain Credit Agreement and Guaranty, dated as of March 27, 2023, by and among the Borrower, as borrower thereunder, and certain Subsidiaries of the Borrower as subsidiary guarantors, and Oaktree Fund Administration, LLC, as the administrative agent; and (b) that certain Indenture, dated as of April 20, 2021, made by the Borrower to U.S. Bank Trust Company, National Association, as trustee, with respect to the issuance of certain senior debt securities, including (i) those certain 8.625% Senior Notes due 2026, as authorized in that certain First Supplemental Indenture, dated as of April 20, 2021, and (ii) those certain 11.875% Senior Notes due 2027, as authorized in that certain Second Supplemental Indenture, dated as of December 20, 2022; in each case, as amended, restated, supplemented or otherwise modified from time to time, as in effect on the Closing Date immediately prior to giving effect to any payment of such Indebtedness on the Closing Date.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the Closing Date (or any amended or successor version after the date of this Agreement that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into by the United States with respect thereto, current or future regulations or official interpretations thereof, in each case implementing such IRC Sections, and any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

“FD&C Act” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“FD&C Permits” as defined in Section 4.28.

“FDA” means the Federal Food and Drug Administration.

“FDA Law and Regulation” as defined in Section 4.28.

20

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to the Agent or any Lender pursuant to this Agreement or any other Loan Document.

“Fifth Third” means Fifth Third Bank, National Association.

“Financial Covenant” means the financial covenant set forth in Section 7.1.

“Financial Statements” means the consolidated balance sheets, statements of operations, statements of stockholders’ equity, and statements of cash flows of the Loan Parties and their Subsidiaries delivered in accordance with Section 8.1 and Annex C.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Fiscal Month” means any of the monthly accounting periods of the Borrower and its Subsidiaries ending on the last day of each calendar month of each calendar year.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower and its Subsidiaries ending on March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, as of any date of determination, in each case, for the Test Period most recently ended, the ratio of (a) Consolidated Adjusted EBITDA for such Test Period, minus Unfinanced Capital Expenditures made during such Test Period, minus Unfinanced Employee WHT Payments paid in cash during such Test Period, minus Unfinanced Milestone Payments paid in cash during such Test Period, minus Taxes paid in cash during such Test Period, to (b) all Fixed Charges for such Test Period.

“Fixed Charges” means, for any Test Period, in each case, (a) all cash actually expended by the Borrower or any Subsidiary during such period to make (i) interest payments on any Advances, plus (ii) payments for all recurring fees, commissions and charges set forth herein, plus (iii) scheduled payments on Capital Lease Obligations, plus (iv) scheduled payments (whether for principal, interest or otherwise) with respect to any other Indebtedness for borrowed money, plus (v) scheduled payments (whether for principal, interest or otherwise) with respect to any obligations evidenced by notes, bonds, debentures or similar instruments, including the Senior Unsecured Notes, plus (b) cash distributions and dividends made by the Borrower during such Test Period (other than cash distributions and dividends made concurrently with the proceeds of the issuance by the Borrower of any Qualified Stock), plus Restricted Payments paid in cash during such Test Period pursuant to Section 6.12(i).

“Fixtures” means all rights, titles and interests of each Loan Party in such Loan Party’s “fixtures” as such term is defined in the UCC, whether now owned or existing or hereafter acquired or arising, wherever located.

21

“Foreign Lender” as defined in Section 2.9(c).

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the IRC.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“General Intangibles” means all rights, titles and interests of each Loan Party in such Loan Party’s “general intangibles,” as such term is defined in the UCC, whether now owned or existing or hereafter acquired or arising, including all right, title and interest that such Loan Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Intellectual Property Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Loan Party or any computer bureau or service company from time to time acting for such Loan Party.

“Goods” means all rights, titles and interests of each Loan Party in such Loan Party’s “goods” as defined in the UCC, whether now owned or existing or hereafter acquired or arising, wherever located, including embedded software to the extent included in “goods” as defined in the UCC, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws, including any Medicare or Medicaid contractors, intermediaries or carriers.

“Governmental Payor” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare and Medicaid.

“Guarantors” means each Subsidiary of the Borrower that from time to time Guaranties the Obligations, whether signatory hereto on the Closing Date or joined as a party hereto after the Closing Date.

“Guaranty” by any Person, means any obligation, contingent or otherwise, of such Person directly or indirectly guarantying any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligations, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, Goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guaranty shall not include endorsement for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning.

22

“Guaranty and Security Agreement” means the Guaranty and Security Agreement, dated as of the Closing Date, by and among the Agent and each Loan Party.

“Hazardous Material” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by products and other hydrocarbons, (f) toxic mold, and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Health Care Laws” means, to the extent applicable to the business of any Loan Party, all applicable Laws relating to (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code); (b) Governmental Payors; (c) the licensure or regulation of health care providers, suppliers, professionals or facilities; (d) the provision of, or payment for, health care services, items or supplies; (e) patient health care; (f) quality, safety certification and accreditation standards and requirements; (g) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (h) HIPAA; (i) the practice of medicine and other health care professions or the organization of medical or professional health care entities; (j) fee-splitting prohibitions; (k) laws regulating the provision of free or discounted care or services; (l) the FD&C Act, including current Good Manufacturing Practices, and similar standards of the FDA, and any related state laws and regulations; (m) the Clinical Laboratory Improvement Amendments and the regulations promulgated thereunder and similar state laws; and (n) any and all other applicable health care laws and regulations.

“Health Care Permits” means any and all Permits required under applicable Health Care Laws.

“Hedged Tranche Rate Loan” as defined in Section 2.5(b)(v).

“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Immaterial Subsidiary” means any Subsidiary that satisfies the following requirements:

(a) no such Subsidiary shall have contributed greater than (i) 2.5% Consolidated Adjusted EBITDA or (ii) 2.5% of Consolidated Total Assets, in each case, for the Test Period most recently ended;

23

(b) no such Subsidiary shall directly or indirectly own any Stock of, or Indebtedness issued by, or hold any Lien on any property of, the Borrower or any of its Subsidiaries (other than leases, non-exclusive licenses and other Liens existing in the ordinary course of business and not securing Indebtedness); and

(c) no such Subsidiary shall own or hold an exclusive license with respect to any Material Intellectual Property.

“Increase” as defined in Section 2.15.

“Increased Amount Date” as defined in Section 2.15.

“Increased Reporting Period” means each of, and collectively, the following: (a) each period commencing on any date on which Excess Availability as of such date is less than the greater of 15% of Availability as of such date and $5,400,000 for three consecutive Business Days, and continuing until the date, if any, on which Excess Availability is equal to or greater than the greater of 15% of Availability and $5,400,000 for 30 consecutive days, and (b) each period commencing on the date on which the Agent notifies the Borrower that it is electing to implement an Increased Reporting Period as a result of the occurrence (and during the continuation) of an Event of Default, and continuing thereafter until such time (if any) that such Event of Default is cured by the Borrower or waived by the Required Lenders, in each case subject to, and in accordance with, the terms of this Agreement. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, the Agent’s election to implement an Increased Reporting Period pursuant to the foregoing clause (b) is not intended, and shall not be deemed, to constitute a waiver of any other rights or remedies of the Agent or any Lender in connection with the Event of Default giving rise to such election.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, including Contingent Acquisition Consideration, in each case to the extent required to be reflected as a liability on the balance sheet in accordance with GAAP, but excluding (i) obligations to trade creditors incurred in the ordinary course of business that are not represented by a promissory note or other evidence of Indebtedness, and (ii) any royalty payments, milestone payments or similar payments based on a percentage of sales under any license or other agreement, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) the net obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) the net obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock, and (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of which shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith).

24

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” as defined in Section 10.2.

“Index Floor” means 0.00%.

“Insolvency Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Instruments” means all rights, titles and interests of each Loan Party in such Loan Party’s “instruments,” as such term is defined in the UCC, whether now owned or existing or hereafter acquired or arising, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Copyrights, Patents, Trademarks, and Intellectual Property Licenses.

“Intellectual Property License” means any Copyright License, Patent License, Trademark License or other license of rights or interests in respect of Intellectual Property now held or hereafter acquired by any Loan Party.

“Interest Payment Date” means, all as determined by the Agent in accordance with the Loan Documents and the Agent’s loan systems and procedures periodically in effect (and subject to the terms of any BillPayer Service, as applicable): (a) as to any Base Rate Loan and the Unused Line Fee, the first Business Day of each month, (b) as to any SOFR Loan, the first Business Day of each month, and (c) with respect to any Tranche Rate Loan, the last day of each Interest Period (or in the case of Interest Periods longer than three months, the date that is three months, and integral multiples thereof, after the commencement of such Interest Periods); provided that, in addition to the foregoing, each of (i) the date upon which all of the Revolving Loan Commitments have been terminated and the Advances have been paid in full and (ii) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest and any applicable Unused Line Fee that has then accrued under this Agreement.

25

“Interest Period” means, with respect to any Tranche Rate Loan, a period commencing on the date of such Tranche Rate Loan and ending on the numerically corresponding day in the calendar month that is 1, 3 or 6 months thereafter or as otherwise set pursuant to the terms of this Agreement, as applicable, determined by the Agent in accordance with this Agreement and the Agent’s loan systems and procedures periodically in effect, including in accordance with the following terms and conditions, as applicable, (a) in the case of immediately successive Interest Periods with respect to a continued Tranche Rate Loan, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires, with interest for such day to be calculated based upon the interest rate in effect for the new Interest Period; (b) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if the next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day; and (c) if any Interest Period begins on a Business Day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month ending at the end of such Interest Period.

“Inventory” means all rights, titles and interest of each Loan Party in such Loan Party’s “inventory,” as such term is defined in the UCC, whether now owned or existing or hereafter acquired or arising, wherever located, and in any event including inventory, merchandise, Goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished Goods, returned Goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the Ordinary Course of Business, and (b) bona fide Accounts arising in the Ordinary Course of Business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person, or the purchase or exclusive license of Intellectual Property constituting a Product, whether or not representing a business line or all or substantially all of the business of a Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of an Investment shall be the amount actually invested (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on such Person’s good faith estimate of the fair market value of such asset or property at the time such Investment is made), less the amount of cash received or returned for such Investment, without adjustment for subsequent increases or decreases in the value of such Investment or write-ups, write-downs or write-offs with respect thereto; provided that in no event shall such amount be less than zero or increase any basket or amount pursuant to Section 6.2 above the fixed amount set forth therein.

“Investment Grade Account Debtor” means, at any time, an Account Debtor that at such time has a corporate credit rating of BBB- or higher by S&P or Baa3 or higher by Moody’s.

“Investment Property” means all rights, titles and interests of each Loan Party in such Loan Party’s “investment property” as such term is defined in the UCC, whether now owned or existing or hereafter acquired or arising, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Loan Party, including the rights of such Loan Party to any Securities Account and the financial assets held by a securities intermediary in such Securities Account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all Securities Accounts of any Loan Party; (d) all commodity contracts of any Loan Party; and (e) all commodity accounts held by any Loan Party.

26

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions or the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Law” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, binding guidelines, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect, including all Health Care Laws.

“L/C Issuer” means Fifth Third, in its capacity as the issuer of Letters of Credit for the Borrower’s account as contemplated by this Agreement.

“L/C Sublimit” as defined in Annex A.

“Lenders” means each of (a) each Person party hereto as a lender, (b) each Eligible Assignee that becomes a party hereto pursuant to Section 12.6 (upon such Person becoming a party hereto), (c) the Agent, to the extent of any Revolving Credit Advances made by the Agent which have not been settled among Lenders pursuant to Section 12.6, and (d) the respective successors of each of the foregoing, and “Lenders” means all of the foregoing. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in this Agreement and the Collateral Documents, the term “Lender” shall include Eligible Swap Counterparties and any provider of Bank Products. In connection with any such distribution of payments and collections, the Agent shall be entitled to assume that no amounts are due to any Eligible Swap Counterparty or provider of Bank Products in respect of Rate Contracts, other Swap Contracts or Bank Products unless such Eligible Swap Counterparty or provider of Bank Products has notified the Agent of the amount of any such liability owed to it prior to such distribution.

“Letter of Credit Fee” as defined in Section 2.4(e)(iii).

“Letter of Credit Obligations” means all outstanding obligations incurred by the Agent, Lenders and the L/C Issuer at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by the L/C Issuer or the purchase of a participation as set forth in Annex A with respect to any Letter of Credit. The amount of the Letter of Credit Obligations at any time shall equal the maximum amount that may be payable by the L/C Issuer, the Agent or Lenders thereupon or pursuant thereto.

“Letters of Credit” means commercial or standby letters of credit issued for the account of the Borrower or any Subsidiary by the L/C Issuer, for which the Agent and Lenders have incurred Letter of Credit Obligations.

27

“Licensed Personnel” means any Person (including any physician) involved in the delivery of health care or medical items, services or supplies, employed or retained by any Loan Party or any Subsidiary for which a Permit is required under applicable Law.

“Lien” means any mortgage or deed of trust, pledge, deed of hypothec, hypothecation, collateral assignment, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable Law of any jurisdiction).

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” as defined in Section 2.8.

“Loan Documents” means, collectively, this Agreement, the Collateral Documents, the Notes, each agreement entered into in respect of Bank Products, each Rate Contract with an Eligible Swap Counterparty, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to the Agent or any Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loan Party Representative” means the Borrower, for itself and on behalf of the other Loan Parties, in its capacity as “Loan Party Representative” pursuant to Section 2.16.

“Lock Boxes” as defined in Annex B.

“Margin Stock” as defined in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Loan Parties taken as a whole, (b) the Borrower’s ability to pay any of the Advances or any of the other Obligations in accordance with the terms of this Agreement, (c) the Collateral or the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral, or (d) the Agent’s or Lenders’ (taken as a whole) rights and remedies under this Agreement and the other Loan Documents.

“Material Contract” means any agreements or instruments to which any Loan Party or any Subsidiary is a party, the breach, nonperformance or cancellation of which, or the failure of which to renew, would reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means (a) any Indebtedness or Contingent Obligations evidenced by the Senior Unsecured Notes and any Permitted Refinancing thereof, and (b) any other Indebtedness or Contingent Obligations with respect to Indebtedness (in either case, other than the Obligations) of any Loan Party or any of its Subsidiaries having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of $5,000,000 or more.

28

“Material Intellectual Property” means any Intellectual Property that is material to the business of the Borrower and its Subsidiaries, taken as a whole.

“Material Real Estate Asset” means all Real Estate owned in fee by any Loan Party, in each case, with a fair market value in excess of $2,500,000 (as determined by the Borrower in good faith), as determined (a) with respect to any Real Estate owned by any Loan Party on the Closing Date, as of the Closing Date, and (b) with respect to any Real Estate acquired by a Loan Party after the Closing Date, as of the date of such acquisition.

“Maximum Lawful Rate” as defined in Section 2.4(d).

“Maximum Revolver Amount” means, as of any date of determination, the Revolving Loan Commitment of all Lenders as of such date.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules and regulations including (a) all federal statutes affecting such program, (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program, and (c) all applicable provisions of all rules and regulations in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules or regulations pertaining to such program, including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program, and (b) all applicable provisions of all laws, rules and regulations of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate Collateral Documents delivered by any Loan Party to the Agent with respect to fee-owned Real Estate, all in form and substance reasonably satisfactory to Agent.

“Multiemployer Plan” means a multiemployer plan, that is intended to meet the definition set forth in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate may have any liability.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Extension Notice Date” as defined in Annex A.

“Non-Funding Lender” as defined in Section 11.15.

“Note” as defined in Section 2.14.

29

“Notice of Borrowing” means a notice of borrowing with respect to any Advance, which notice shall be substantially in the form of Exhibit D, and delivered by the Borrower to the Agent in a manner, acceptable to the Agent in its sole discretion.

“Notice of Conversion” means a notice of conversion with respect to any Advance, which notice shall be substantially in the form of Exhibit E, and delivered by the Borrower to the Agent in a manner, acceptable to the Agent in its sole discretion.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party to the Agent, any Lender, the Swing Line Lender or the L/C Issuer, or any Affiliate of the Agent, any Lender, the Swing Line Lender or the L/C Issuer, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, in each case, arising under this Agreement, any other Loan Documents, any Rate Contracts entered into with any Eligible Swap Counterparty and all agreements entered into in respect of Bank Products. The term “Obligations” includes all principal, interest, Fees, reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorneys’ fees) required to reimbursed by the Loan Parties pursuant to this Agreement and the other Loan Documents, and any other sum chargeable to any Loan Party under this Agreement, any other Loan Documents or any agreement entered into in respect of Bank Products, all reimbursement and other obligations related to Letters of Credit, and all Rate Contract Obligations (including all amounts that accrue after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding). Notwithstanding the foregoing, “Obligations” of a Guarantor shall not include Excluded Swap Obligations with respect to such Guarantor.

“OFAC” as defined in Section 4.12(b).

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party or Subsidiary, the ordinary course of such Loan Party’s or Subsidiary’s business, as conducted by such Loan Party or Subsidiary in accordance with past practices or otherwise customary for the business of such Loan Party or Subsidiary.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as bylaws, a partnership agreement or an operating, limited liability company or members agreement).

“Other Connection Taxes” means with respect to any recipient of a payment under this Agreement or any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or other Loan Document, or sold or assigned an interest in any Obligation, this Agreement or other Loan Document).

30

“Other Taxes” means all present or future stamp, transfer, excise, value added, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than Other Connection Taxes that are imposed with respect to an assignment, other than any assignment made at the request of Borrower under Section 2.11.

“Overadvance” as defined in Section 2.1(b).

“Participant” as defined in Section 12.6(b).

“Participant Register” as defined in Section 12.6(b).

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means, collectively, each Patent Security Agreement made in favor of the Agent, on behalf of itself and Lenders, by each applicable Loan Party.

“Patents” means all of the following in which any Loan Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

“Payment Conditions” means, as of any date of determination with respect to any proposed payment to fund a Specified Transaction or incurrence of any Indebtedness constituting a Permitted Debt Issuance, that:

(a) immediately before and immediately after giving effect thereto, no Event of Default then exists or would arise as a result therefrom;

(b) on a pro forma basis, immediately before and immediately after giving effect thereto, the Fixed Charge Coverage Ratio for the Test Period most recently ended shall not be less than 1.20:1.00;

(c) on a pro forma basis, Excess Availability would be at least equal to the greater of 20% of Availability and $7,200,000 on a pro forma basis immediately after giving effect thereto and for 30 consecutive days immediately prior thereto on a pro forma basis; and

(d) the Borrower has delivered a certificate of a Responsible Officer to the Agent certifying that all conditions described in clauses (a) through (c) above have been satisfied.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means an ERISA Plan described in Section 3(2) of ERISA which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the IRC.

“Perfection Certificate” means that certain Perfection Certificate, dated as of the Closing Date, executed and delivered by the Borrower to the Agent.

31

“Permits” as defined in Section 4.1.

“Permitted Acquisition” means any Acquisition by the Borrower:

(a) that is consented to by the Agent (acting at the direction of the Required Lenders);

(b) that is financed entirely with net cash proceeds of the issuance of Qualified Stock of the Borrower or a Permitted Debt Issuance;

(c) of additional Stock in Melt Pharmaceuticals, Inc., a Delaware corporation (“Melt”), if, after giving effect to such Acquisition, Melt will be a Subsidiary of the Borrower where each of the following conditions is met:

(i) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the Stockholders of Melt;

(ii) the Payment Conditions (other than clause (b) of the definition thereof) shall have been satisfied as of the date of such Acquisition; and

(iii) before and after giving pro forma effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing.

(d) where each of the following conditions is met:

(i) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the Stockholders of the Target;

(ii) the Target is (A) useful or engaged in a Similar Business and (B) located in, or organized or formed under the laws of, the United States or any state thereof;

(iii) before and after giving pro forma effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing;

(iv) the Payment Conditions shall have been satisfied as of the date of such Acquisition; and

(v) with respect to each Acquisition with a purchase price (including any deferred portion thereof, but excluding any Contingent Acquisition Consideration) in excess of $5,000,000, the Borrower shall deliver to the Agent, at least five Business Days prior to such Acquisition (or such later date as the Agent may agree to in writing, which may be via email), copies of all material agreements relating thereto and a certificate, in form and substance reasonably satisfactory to the Agent, stating that such Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

Notwithstanding the foregoing, no Accounts acquired by a Loan Party in a Permitted Acquisition shall be included as Eligible Investment Grade Accounts, Eligible Credit Insured Accounts or Eligible Non-Investment Grade Accounts until a field examination with respect thereto has been completed to the satisfaction of the Agent, including the establishment of Reserves required in the Agent’s Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

32

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Debt Issuance” means any Indebtedness of any Loan Party for borrowed money or all obligations evidenced by notes, bonds, debentures or similar instruments, so long as (a) such Indebtedness is unsecured, (b) does not mature earlier than the date that is 91 days after the Stated Maturity Date, (c) the Payment Conditions are satisfied as of the date of incurrence thereof, and (d) the proceeds of such Indebtedness are applied solely for the purpose of (i) financing one or more Permitted Acquisitions, Permitted Intellectual Property Acquisitions and transactions fees and expenses related thereto, (ii) making royalty payments, milestone payments or similar payments based on a percentage of sales under any license or other agreement, (iii) making Employee WHT Payments, (iv) purchase price, milestone or similar payments paid in connection with the purchase or exclusive license of Intellectual Property and other intangibles, in each case of the foregoing clauses (i) through (iv), substantially concurrently with the consummation thereof, or (v) replenishing balance sheet cash or repaying Revolving Loans previously utilized for any of the foregoing purposes, in each case, no more than 15 days prior to the date on which such Permitted Debt Issuance is funded.

“Permitted Intellectual Property Acquisitions” means the purchase or exclusive license of Intellectual Property whether or not representing a business line or all or substantially all of the business of a Person:

(a) that is consented to by the Agent (acting at the direction of the Required Lenders);

(b) that is financed entirely with net cash proceeds of the issuance of Qualified Stock of the Borrower or a Permitted Debt Issuance; or

(c) where each of the following conditions is met:

(i) the purchase price (i) is paid through royalty payments, milestone payments or similar payments based on a percentage of sales under any license or other agreement, or (ii) does not consist of payments of the type described in the foregoing clause (i) and is less than $10,000,000 per Fiscal Year and $30,000,000 in the aggregate during the term of this Agreement;

(ii) such Intellectual Property is useful or engaged in or reasonably related or supportive or complementary to the business of the Loan Parties or any business, service or activity that is related, complementary, synergistic, incidental, ancillary or similar thereto or is an extension or development of any thereof;

(iii) with respect to each Acquisition with a purchase price (including any deferred portion thereof, but excluding any Contingent Acquisition Consideration) in excess of $5,000,000, the Borrower shall deliver to the Agent, at least five Business Days prior to such transaction (or such later date as the Agent may agree to in writing, which may be via email), copies of all material agreements relating thereto and a certificate, in form and substance reasonably satisfactory to the Agent, stating that such transaction is a “Permitted Intellectual Property Acquisition” and demonstrating compliance with the foregoing requirements; and

(iv) the Payment Conditions shall have been satisfied as of the date of such transaction.

33

“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonably business judgment.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 4.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Loan Party is a party as lessee made in the Ordinary Course of Business; (d) inchoate and unperfected workers’, mechanics’ or similar Liens arising in the Ordinary Course of Business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) landlords’, carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the Ordinary Course of Business and securing liabilities that are not yet due and payable (unless such liabilities are being contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP); (f) cash deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Loan Party is a party; (g) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially interfere with the ordinary conduct of the business of the Loan Parties; (i) presently existing or hereafter created Liens in favor of the Agent, on behalf of the Secured Parties; and (j) Liens securing obligations in respect of Indebtedness permitted under Section 6.3(b).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees, expenses, commissions, underwriting discounts and expenses incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to a Permitted Refinancing of Indebtedness permitted pursuant to Section 6.3(b), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (c) such modification, refinancing, refunding, renewal, replacement or extension shall be on terms and conditions (other than (i) provisions applicable only to periods after the Stated Maturity Date (as of the date of incurrence of the Permitted Refinancing) and (ii) pricing, fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the Borrower)) are not materially less favorable (taken as a whole) to any Loan Party, the Agent or any Lender than the terms of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (d) neither the Borrower nor any of its Subsidiaries shall be an obligor or guarantor of any such refinancings, replacements, refundings, renewals, replacements or extensions except to the extent that such Person was such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (e) such modification, refinancing, refunding, renewal, replacement or extension shall not be secured by any Lien on any asset other than (if secured) the assets that secured such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; and (f) such modification, refinancing, refunding, renewal, replacement or extension shall not (if secured) have a higher Lien priority than such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

34

“Pro Rata Share” means, with respect to all matters relating to any Lender: (a) prior to the Commitment Termination Date, the quotient (expressed as a percentage) of (i) the Revolving Loan Commitment of that Lender divided by (ii) the aggregate Revolving Loan Commitments of all Lenders, and (b) on and after the Commitment Termination Date, the quotient (expressed as a percentage) of (i) the aggregate outstanding principal balance of the Advances held by that Lender divided by (ii) the outstanding principal balance of the Advances held by all Lenders.

“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proceeds” means all “proceeds,” as such term is defined in the UCC, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Loan Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Loan Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Loan Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Loan Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Product” means any material pharmaceutical or biological product that is, or upon consummation of a Permitted Intellectual Property Acquisition will be, commercialized by the Borrower or any of its Subsidiaries.

“Projections” means, with respect to the Loan Parties, the forecasted consolidated balance sheets, statements of operations and statements of cash flows of the Loan Parties and their Subsidiaries, all prepared in a manner consistent with the historical Financial Statements, together with appropriate supporting details and a statement of underlying assumptions.

“Protective Advances” as defined in Section 2.1(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Stock” means any Stock of any Person that is not Disqualified Stock.

“Rate Contract” means any agreement, device or arrangement providing for payments which are related to fluctuations of commodities, currencies, or interest rates, exchange rates, forward rates, or equity prices, including Dollar denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

35

“Rate Contract Obligations” means any and all obligations of a Loan Party to an Eligible Swap Counterparty, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (a) any and all Rate Contracts between a Loan Party and an Eligible Swap Counterparty, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any such Rate Contract.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by the Borrower or any Subsidiary.

“Real Estate Deliverables” means each of the following agreements, instruments and other documents in respect of each Material Real Estate Asset in form and substance reasonably satisfactory to the Agent: (a) a Mortgage duly executed by the applicable Loan Party; (b) evidence of the recording of such Mortgage in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Agent and Lenders thereunder; (c) a title insurance policy or bring-down of the existing title insurance policy with respect to such Mortgage, dated as of the Closing Date or the date on which such Mortgage is required to be delivered pursuant to the Agreement, as applicable; (d) a current ALTA survey and a surveyor’s certificate, in form and substance satisfactory to the Agent, certified to the Agent and to the title company that issued the title insurance policy with respect thereto by a licensed professional surveyor satisfactory to the Agent; (e) flood insurance documentation (and, as applicable, evidence of flood insurance) with respect to such Material Real Estate Asset in form and substance reasonably satisfactory to the Agent; (f) an appraisal in compliance with FIRREA; (g) an opinion of counsel, satisfactory to the Agent, in the state where such premises is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Agent may reasonably request; (h) Phase I Environmental Site Assessments (and, if requested by the Agent, Phase II Environmental Site Assessments) with respect to such real property, certified to the Agent by a company reasonably satisfactory to the Agent (together with a duly executed reliance letter from such company); and (i) such other agreements, instruments and other documents (including instruments of indemnification and subordination and non-disturbance agreements) as the Agent may reasonably request.

“Register” as defined in Section 12.6(a)(iii).

“Reimbursement Obligations” means, at any date, the obligations of the Borrower then outstanding to reimburse the L/C Issuer, for payments made by the L/C Issuer under a Letter of Credit.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, manager, member, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article VIII) and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, disposal, discharge, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, or ground water.

36

“Remittances” means all checks, drafts, money orders, and other items and all cash, electronic transfers, and other remittances of every kind due a Loan Party on its Accounts or other Collateral.

“Replacement Lender” as defined in Section 12.6(c).

“Required Lenders” means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Exposure held by all Lenders.

“Reserves” means any and all reserves that the Agent deems necessary, in its Permitted Discretion, to establish and/or maintain with respect to the Collateral or any Loan Party, including reserves for returns, rebates, discounts, credit and other allowances with payors and copay assistance, reserves for accrued and unpaid interest on the Obligations, Bank Product reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s, bailee’s and processor’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Rate Contract Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for Taxes.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of the Borrower designated by the Borrower and acceptable to the Agent.

“Restricted Debt Payment” as defined in Section 6.18.

“Restricted Payment” means, with respect to the Borrower or Subsidiary, (a) the declaration or payment of any dividend or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Person’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; and (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

“Revolving Credit Advance” as defined in Section 2.1(a), and may, as the context may require, include Protective Advances and Overadvances.

37

“Revolving Exposure” means, (a) with respect to any Lender at any time, the sum, without duplication, of (i) the outstanding principal amount of such Lender’s Revolving Credit Advances at such time, plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Obligations outstanding at such time, plus (iii) such Lenders’ Pro Rata Share of the aggregate principal amount of all Swing Line Advances outstanding at such time, plus (iv) such Lender’s Pro Rata Share of the aggregate principal amount of Protective Advances outstanding at such time, plus (v) such Lender’s Pro Rata Share of the aggregate principal amount of Overadvances outstanding at such time, and (b) with respect to all Lenders at any time, the sum, without duplication, of (i) the aggregate outstanding principal amount of Revolving Credit Advances at such time, plus (ii) the aggregate Letter of Credit Obligations outstanding at such time, plus (iii) the aggregate principal amount of all Swing Line Advances outstanding at such time, plus (iv) the aggregate principal amount of Protective Advances outstanding at such time, plus (v) the aggregate principal amount of Overadvances outstanding at such time.

“Revolving Loan Commitments” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances, incur (or participate in) Letter of Credit Obligations and participate in Swing Line Advances, as set forth on Annex E or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, incur (or participate in) Letter of Credit Obligations and participate in Swing Line Advances, which aggregate commitment shall be $40,000,000 on the Closing Date, as such amount may be increased, reduced or adjusted, if at all, from time to time in accordance with this Agreement.

“Revolving Loans” means, at any time, the sum of (a) the aggregate amount of Revolving Credit Advances outstanding plus (b) the aggregate Letter of Credit Obligations. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loans shall include the outstanding balance of Letter of Credit Obligations.

“Sanctioned Country” means any country or territory that is the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Russia, Syria, Crimea and the so-called Donetsk People’s Republic and Luhansk People’s Republic of Ukraine).

“Sanctioned Person” as defined in Section 4.12(b).

“Sanctions” as defined in Section 4.12(b).

“SDN List” as defined in Section 4.12(b).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means each of, and collectively, (a) the Agent, (b) the Lenders, and (c) each Affiliate of the Agent or any Lender with respect to Bank Products and/or Rate Contract Obligations pursuant to, and in accordance with, the terms of this Agreement.

“Securities Account Control Agreement” means, with respect to any Securities Account, an agreement in form and substance reasonably satisfactory to the Agent, among the Agent, the financial institution or other Person at which such Securities Account is maintained and the Loan Party maintaining such Securities Account, effective for the Agent to obtain “control” (within the meaning of Articles 8 and 9 under the UCC) of such Securities Account.

“Securities Accounts” means all “securities accounts” as such term in defined in the UCC, now or hereafter held in the name of any Loan Party.

38

“Seller Notes” means any promissory note or notes issued by a Loan Party or a Subsidiary of such Loan Party in respect of any Permitted Acquisition or Permitted Intellectual Property Acquisition as partial consideration in connection with such Permitted Acquisition or Permitted Intellectual Property Acquisition, other than Contingent Acquisition Consideration.

“Senior Unsecured Notes” means the Senior Notes due 2030, issued pursuant to the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Indenture” means the Indenture, dated as of September 12, 2025, by and among the Loan Parties and U.S. Trust Company, National Association, as the trustee, registrar and paying agent.

“Settlement Date” as defined in Section 11.13(a)(ii).

“Similar Business” means (a) any businesses, services or activities engaged in by the Borrower or any of its Subsidiaries on the Closing Date, (b) any businesses, services and activities engaged in by the Borrower or any of its Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof, including without limitation adjacent therapeutic areas, delivery technologies, or distribution platforms, and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate published by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator) of the secured overnight financing rate.

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loans” means any Advances that accrue interest at a rate based on Daily Simple SOFR.

“SOFR Rate” means Daily Simple SOFR.

“Software” means all rights, titles and interests of each Loan Party in such Loan Party’s “software” as such term is defined in the UCC, whether now owned or existing or hereafter acquired or arising, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

39

“Specified Transaction” means, any Permitted Acquisition, Permitted Intellectual Property Acquisition, Restricted Payment or Restricted Debt Payment (or declaration of any Restricted Payment or Restricted Debt Payment).

“Stated Maturity Date” means earliest to occur of (a) the date that is 91 days prior to the earliest maturity date of the Senior Unsecured Notes, and (b) September 26, 2030.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, units or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subject Transaction” means (a) any Permitted Acquisition, Permitted Intellectual Property Acquisition or similar permitted Investment (including Acquisitions and Investments that closed prior to the Closing Date), (b) the execution, delivery and performance by the Loan Parties of the Loan Documents and the Senior Unsecured Notes and related documents to which they are a party and the making of the Advances on the Closing Date, and the payment of the transaction costs in connection therewith, (c) any disposition of all or substantially all of the assets of any Subsidiary of the Borrower or Stock of any Subsidiary of the Borrower or the disposition of any business unit, line of business or division of the Borrower or any Subsidiary, (d) any incurrence or repayment of Indebtedness, and/or (e) any other transaction or event that by the terms of the Loan Documents requires pro forma compliance with any test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis, or similar variation, in each case together with each other transaction relating or incidental thereto and consummated in connection therewith.

“Subordinated Debt” means Indebtedness of any Loan Party subordinated to the Obligations in a manner and form satisfactory to the Agent in its sole discretion, as to right and time of payment and as to any other rights and remedies thereunder, including any Contingent Acquisition Consideration and Seller Notes.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

40

“Supermajority Lenders” means Lenders having (a) 66⅔% or more of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, 66⅔% or more of the aggregate outstanding amount of the Revolving Exposure of all Lenders.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the UCC, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, Documents of Title, General Intangibles, Instruments, or Investment Property.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code.

“Swap Obligation” means any obligation in respect of a Swap Contract that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, as amended from time to time.

“Swing Line Advance” as defined in Section 2.3.

“Swing Line Exposure” means, at any time, (a) in the case of the Swing Line Lender, the aggregate principal amount of all Swing Line Advances outstanding at such time, and (b) in the case of any Lender, its Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Lender” means Fifth Third.

“Swing Line Maximum Amount” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances in an amount not to exceed $4,000,000, which commitment constitutes a subfacility of the Revolving Loan Commitments of the Swing Line Lender.

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, with respect to a Tranche Rate Loan for any Interest Period, the forward-looking SOFR rate administered by CME Group Benchmark Administration Limited (CBA) (or other administrator selected by the Agent) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by the Agent), fixed by the administrator thereof two U.S. Government Securities Business Days prior to the commencement of the applicable Interest Period (provided that if Term SOFR is not published for such day, then Term SOFR shall be determined by reference to the immediately preceding U.S. Government Securities Business Day on which such rate is published), if necessary, to the next 1/8th of 1% and adjusted for reserves if the Agent is required to maintain reserves with respect to the relevant Advances, all as determined by the Agent in accordance with this Agreement and the Agent’s loan systems and procedures periodically in effect.

“Termination Date” means the date on which (a) the outstanding Advances have been repaid in full, (b) all other outstanding Obligations under this Agreement and the other Loan Documents have been completely discharged (other than contingent obligations as to which no claim has been made), (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with Annex A, and (d) all Revolving Loan Commitments under this Agreement have been terminated and the Borrower shall not have any further right to borrow any monies or request any further extensions of credit under this Agreement.

41

“Test Period” means, unless otherwise specifically provided herein, including the provisos below, each period of 12 Fiscal Months ending on the last day of the Fiscal Month for which Financial Statements and a corresponding Compliance Certificate have been (or were required to be) delivered to the Agent pursuant to Section 8.1 and Annex C; provided that, notwithstanding the forgoing:

(a) to the extent any calculation or determination of a financial ratio or test is required prior to the date on which Financial Statements have been delivered for the Fiscal Month ending September 30, 2025 pursuant to Section 8.1 and Annex C, such calculation shall give pro forma effect to any Subject Transaction on or prior to the date of determination and be based on the most recent historical Financial Statements for the applicable period; and

(b) solely for the purpose of calculating Fixed Charges for any Test Period of 12 consecutive Fiscal Months that started prior to the Closing Date, (i) the Fixed Charges attributable to the Revolving Loans for such Test Period shall be an amount equal to the product of the Fixed Charges attributable to the Revolving Loans from the Closing Date through the last day of such Test Period times a fraction of which the numerator is 365 and the denominator of which is the number of days from the Closing Date through the last day of such Test Period; (ii) all Fixed Charges attributable to Existing Indebtedness shall be disregarded; and (iii) for each Test Period ending after the Closing Date, through and including the Test Period ending September 30, 2026, the Fixed Charges attributable to the Senior Unsecured Notes during such Test Period shall be deemed to be equal to $21,562,500.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right to use any Trademark.

“Trademark Security Agreements” means, collectively, each Trademark Security Agreement made in favor of the Agent, on behalf of Lenders, by each applicable Loan Party.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all trademarks, trade names, corporate (and, as applicable, limited liability company) names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof or in any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Tranche Rate” means, with respect to any Interest Period, the greater of the Index Floor and Term SOFR relating to quotations for Interest Periods of one month. Each determination by the Agent of the Tranche Rate shall be conclusive and binding in the absence of manifest error. Notwithstanding anything to the contrary contained in this Agreement, at any time during which a Rate Contract with any Secured Party is then in effect with respect to all or a portion of the Obligations bearing interest based upon the Tranche Rate or any successor rate thereto, the provision that rounds up the Tranche Rate to the next 1/8th of 1% shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations that are subject to such Rate Contract.

“Tranche Rate Loans” means any Advances that accrue interest by reference to the Tranche Rate.

42

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfinanced Capital Expenditures” means all Capital Expenditures of the Borrower and its Subsidiaries other than those made (a) pursuant to Section 6.7(c), (b) utilizing net cash proceeds of the issuance of Qualified Stock of the Borrower, (c) utilizing the proceeds of insurance or asset sales, as permitted under this Agreement, in order to replace the assets giving rise to such proceeds, (d) by way of a trade-in of existing assets, (e) as part of a Permitted Acquisition (including for this purpose Acquisitions that closed prior to the Closing Date), or (f) as part of a Permitted Intellectual Property Acquisition (including for this purpose Acquisitions that closed prior to the Closing Date). For the avoidance of doubt, Capital Expenditures made by any applicable Person with proceeds of Advances shall be deemed to be Unfinanced Capital Expenditures unless they satisfy one or more of the foregoing clauses (a) through (f).

“Unfinanced Employee WHT Payments” means Employee WHT Payments other than to the extent made with net cash proceeds of the issuance of Qualified Stock of the Borrower applied no later than 60 days after the issuance thereof or a Permitted Debt Issuance.

“Unfinanced Milestone Payments” means milestone or similar payments paid in connection with the purchase of an exclusive license of Intellectual Property constituting an Investment other than (a) to the extent made with net cash proceeds of the issuance of Qualified Stock of the Borrower applied no later than 15 days after the issuance thereof, (b) a Permitted Debt Issuance, (c) the $37,000,000 payment to Novartis Technology, LLC and Novartis Innovative Therapies AG which was financed using the proceeds of certain Existing Indebtedness, (d) those made as part of a Permitted Acquisition (including for this purpose Acquisitions that closed prior to the Closing Date) or (e) those made as part of a Permitted Intellectual Property Acquisition (including for this purpose Acquisitions that closed prior to the Closing Date).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

43

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 signed into law October 26, 2001).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient (expressed as a number of years) obtained by dividing: (a) the sum of the product of (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, times (ii) the number of years (calculated to the nearest 1/12th) that will elapse between such date and the making of such payment divided by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness or Contingent Obligations with respect to Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments or amortization made on such Indebtedness or Contingent Obligations with respect to Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all Financial Statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated Financial Statements of the Borrower and its Subsidiaries, delivered to the Agent and Lenders on or prior to the Closing Date. If at any time any change in GAAP would, in either case, affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and any of the Agent, the Borrower or Required Lenders shall so request, the Agent, Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the final approval of the Agent and Required Lenders); provided that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Loan Parties shall provide to the Agent and Lenders the Financial Statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein shall be disregarded for the purposes of computing any financial ratios and requirements herein, (ii) the effect of FASB Accounting Standards Update 2016-02 and any additional changes to GAAP that would require leases which are, or would have been, classified as operating leases under GAAP to be classified and accounted for as capital leases under the revised GAAP shall be disregarded for the purposes of computing any financial ratios and requirements herein, and (iii) notwithstanding anything to the contrary contained herein, for purposes of determining compliance with any Financial Covenant, ratio or other test set forth in any Loan Document, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof without giving effect to ASU 2015-03, 1 or any related treatment for debt discounts and premiums. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Loan Parties shall not, without the prior written consent of the Agent, cause or permit any change in application of GAAP, or any method of GAAP utilized in the Financial Statements after the Closing Date.

44

1.3 Pro Forma Treatment. With respect to compliance with any test, financial ratio, or covenant hereunder that requires pro forma effect to be given to a Subject Transaction, (a) the pro forma calculations shall be made in good faith by a Responsible Officer (as set forth in a certificate of such Responsible Officer delivered to the Agent), and (b) all Subject Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, (A) in the case of a sale, transfer, or other disposition of all or substantially all Stock in any Subsidiary or any division, product line, or facility used for operations of the Borrower or any Subsidiary, shall be excluded, and (B) in the case of a Permitted Acquisition, Permitted Intellectual Property Acquisition or other Investment described in the definition of Subject Transaction, shall be included, (ii) any retirement of Indebtedness, and (iii) any incurrence or assumption of Indebtedness by the Borrower or any Subsidiary in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are not inconsistent with the definition of Consolidated Adjusted EBITDA.

1.4 Other Definitional Provisions and References. References in this Agreement to “Sections”, “Annexes”, “Exhibits”, “Appendices” or “Schedules” shall be to Sections, Annexes, Exhibits, Appendices or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation.” Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. The references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively. References in any Loan Document to the knowledge (or an analogous phrase) of any Loan Party are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence in the Borrower’s and each other Loan Party’s performance under this Agreement and all other Loan Documents. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Except as otherwise specified or limited herein, references to any statute or act shall include all related regulations, rules and orders and all amendments and supplements and any successor or replacement statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document (including the Loan Documents and any Organizational Document) shall include all schedules, exhibits, annexes, appendices and other attachments thereto and shall be construed as referring to such agreement, instrument or document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented (subject to any restrictions on such amendments, amendments and restatements, modifications, extensions, restatements, replacements and supplements set forth herein or in any other Loan Document). Unless otherwise expressly stated, all thresholds and monetary limits in this Agreement are in Dollars and all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars. Unless otherwise specified, all references herein to times of day shall be references to New York City time. Notwithstanding anything herein to the contrary, whenever any document, agreement, payment or other item is required by any Loan Document to be delivered, made or completed on a day that is not a Business Day, the due date thereof shall be extended to the next Business Day.

45

2.	ADVANCES AND LETTERS OF CREDIT

2.1 Revolving Credit Advances and Borrowings.

(a) Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make available to the Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances pursuant to its Revolving Loan Commitment (each, a “Revolving Credit Advance”); provided that the aggregate principal amount of such Revolving Credit Advances will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Loan Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding Availability, subject in all cases to the Agent’s authority, in its Permitted Discretion, to make Protective Advances and Overadvances in accordance with the terms hereof. Until the Commitment Termination Date, the Borrower may from time to time borrow, repay and reborrow under this Section 2.1(a).

(i) The Borrower shall deliver to the Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Credit Advance (other than Overadvances, Protective Advances and Swing Line Advances), such Notice of Borrowing to be delivered no later than the day that is one Business Day (or, in the case of a SOFR Loan or a Tranche Rate Loan, two U.S. Government Securities Business Days (or such later date as agreed to by the Agent)) prior to such proposed borrowing. Except as provided in Sections 2.5(b) through (e), once given, a Notice of Borrowing shall be irrevocable and the Borrower shall be bound thereby.

(ii) The Borrower hereby authorizes Lenders and the Agent to make Revolving Credit Advances based on a Notice of Borrowing delivered pursuant to Section 2.1(a)(i). All Revolving Credit Advances requested by the Borrower will be advanced to the Disbursement Account, unless the Borrower otherwise instructs the Agent in a Notice of Borrowing.

(b) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower, the Agent may, in its discretion (but shall have absolutely no obligation to), make Revolving Credit Advances to the Borrower on behalf of Lenders in amounts that cause the outstanding balance of the aggregate Revolving Exposure of all Lenders to exceed the Borrowing Base (any such excess Revolving Credit Advances are herein referred to collectively as “Overadvances”); provided that (i) no such event or occurrence shall cause or constitute a waiver of the Agent’s, the Swing Line Lender’s or any other Lender’s right to refuse to make any further Overadvances, Swing Line Advances or Revolving Credit Advances, or incur any Letter of Credit Obligations at any time that an Overadvance exists, and (ii) no Overadvance shall result in a Default or Event of Default due to the Borrower’s failure to comply with Section 2.2(b)(i) for so long as the Agent permits such Overadvance to remain outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the conditions to lending set forth in Section 3.2 have not been met. All Overadvances shall constitute Base Rate Loans, may in the Agent’s sole election (or otherwise at the written request of Required Lenders, shall) bear interest at the Default Rate, and shall be payable on the earlier of demand by the Agent and the Commitment Termination Date. The authority of the Agent to make Overadvances is limited to an aggregate amount for all such Overadvances and Protective Advances not to exceed 10% of the aggregate Revolving Loan Commitments of all Lenders. No Overadvance shall cause any Lender’s Revolving Exposure to exceed its Revolving Loan Commitment. Upon the making of an Overadvance by the Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Agent, without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Pro Rata Share of the Revolving Loan Commitments. The Agent may, at any time, require the Lenders to fund such participations; provided that the Revolving Exposure of any Lender after giving effect to any such participations in Overadvances shall not exceed such Lender’s Revolving Loan Commitment. From and after the date, if any, on which any Lender is required to fund its participation in any Overadvance purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Overadvance.

46

(c) Subject to the limitations set forth below, the Agent is authorized by the Borrower and the Lenders, from time to time in the Agent’s sole discretion (but the Agent shall have absolutely no obligation), to make Advances to the Borrower, on behalf of all Lenders, which the Agent, in its Permitted Discretion, deems necessary or desirable to after the occurrence and during the continuation of an Event of Default, (i) preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.1) and other sums payable under the Loan Documents (any of such advances are herein referred to as “Protective Advances”); provided that the aggregate amount of Protective Advances and Overadvances outstanding at any time shall not at any time exceed 10% of the aggregate Revolving Loan Commitments of all Lenders; provided, further, that (A) the aggregate Revolving Exposure of all Lenders after giving effect to the Protective Advances being made shall not exceed the aggregate Revolving Loan Commitments and (B) the Revolving Exposure of any Lender after giving effect to the Protective Advances being made shall not exceed such Lender’s Revolving Loan Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. The Protective Advances shall constitute Obligations hereunder. All Protective Advances shall be Base Rate Loans. At any time that there is sufficient Excess Availability and the conditions precedent set forth in Section 3.2 have been satisfied, the Agent may request the Lenders to make a Revolving Credit Advance to repay a Protective Advance. At any other time the Agent may require the Lenders to fund their risk participations as described in this Section 2.1(c). Upon the making of a Protective Advance by the Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share of the Revolving Loan Commitments. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Advance.

(d) The making of each Advance by the Agent or any Lender, whether under Section 2.1(a), Section 2.1(c) or Section 2.3, will be deemed to be a representation by the Borrower that (i) the Advance will not violate the terms of Section 2.1(a), Section 2.1(c) or Section 2.3 and (ii) all Eligible Investment Grade Accounts, Eligible Credit Insured Accounts and Eligible Non-Investment Grade Accounts then comprising the Borrowing Base meet all of the Agent’s criteria for Eligible Investment Grade Accounts, Eligible Credit Insured Accounts and Eligible Non-Investment Grade Accounts, respectively. Neither the Agent nor any Lender shall have any duty to follow, or any liability for, the application by the Borrower of any proceeds of any Advance.

47

2.2 Prepayments/Commitment Termination.

(a) Voluntary Prepayments/Commitment Reductions.

(i) The Borrower shall have the right at any time and from time to time to prepay any Obligations in whole or in part, subject to the following notice requirements. The Borrower shall notify the Agent in writing of any prepayment hereunder not later than 11:00 a.m., New York City time, three Business Days before the date of the prepayment, and in the case of prepayment of any Obligation associated with a Swing Line Advance, not later than 12:00 noon, New York City time, on the date of the prepayment.

(ii) The Borrower may at any time on at least three Business Days’ prior written notice to the Agent (or such shorter period of time as the Agent may agree in its sole discretion) terminate the Revolving Loan Commitments of all the Lenders; provided that upon such termination, all Advances and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex A. Such voluntary termination of the Revolving Loan Commitments must be accompanied by payment of any funding breakage costs in accordance with Section 2.5(d). Upon any such termination of the Revolving Loan Commitments, the Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently terminated, and all of the Obligations shall, if not sooner paid or required to be paid pursuant to this Agreement or any other Loan Document, be due and payable in full on the effective date of such termination of the Revolving Loan Commitments.

(b) Mandatory Prepayments.

(i) Subject to Section 2.1(b), if at any time the outstanding balance of the aggregate Revolving Exposure exceeds Availability, the Borrower shall promptly repay the aggregate outstanding Revolving Credit Advances and/or Swing Line Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Advances, the Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex A to the extent required to eliminate such excess. Any such prepayment shall be applied in accordance with Section 2.2(c). Notwithstanding the foregoing, any Overadvance made pursuant to Section 2.1(b) shall be repaid in accordance with Section 2.1(b).

48

(ii) Subject to Section 2.2(e), within five Business Days after receipt by any Loan Party or Subsidiary of net cash proceeds (including insurance proceeds and proceeds from casualty losses or condemnations) of any voluntary or involuntary sale or disposition of, or any casualty or condemnation event with respect to, any property or assets of any Loan Party or Subsidiary (other than any disposition pursuant to Section 6.1(a), (b), (c), (d), (g), (h), (i), (j) or (k)) in excess of $1,000,000 with respect to any such individual sale, disposition, casualty or condemnation event or in excess of $2,500,000 with respect to all such sale, disposition, casualty or condemnation events that have not been applied as a prepayment pursuant to this Section 2.2(b)(ii) in any Fiscal Year, the Borrower shall (A) notify the Agent (such notice to include a description of the assets subject to such disposition, casualty or condemnation event and the amount of the estimated net cash proceeds) of such Loan Party’s receipt of such cash proceeds and (B) prepay the Advances (and cash collateralize Letter of Credit Obligations) in an amount equal to all such net cash proceeds, which shall be calculated as the cash proceeds net of (I) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Loan Party or Subsidiary in connection therewith (in each case, paid to non-Affiliates), (II) taxes (including transfer taxes) paid or reasonably estimated to be payable in connection therewith, (III) amounts payable to holders of Liens on the assets subject to such sale, disposition, casualty or condemnation (to the extent such Liens are permitted pursuant to Section 6.7), (IV) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (it being understood that to the extent any such reserve is reversed or abandoned, the amount so reversed or abandoned shall constitute cash proceeds payable pursuant to this Section), and (V) reasonable reserves established for liabilities estimated to be payable in respect of such sale or disposition and deposited into escrow with a third party escrow agent on terms reasonably acceptable to the Agent or set aside in a separate deposit account with Agent. Any such prepayment shall be applied in accordance with Section 2.2(c); provided that so long as (1) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (2) the Borrower shall have given the Agent prior written notice of the applicable Loan Party’s or Subsidiary’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Loan Party or Subsidiary (including Permitted Acquisitions and Permitted Intellectual Property Acquisitions) or, in the case of proceeds from casualty losses or condemnation, to the cost of repair and restoration of the affected assets or the cost of purchase or construction of other assets useful in the business of such Loan Party or Subsidiary (including Permitted Acquisitions and Permitted Intellectual Property Acquisitions), (3) the monies are held in a Deposit Account in which the Agent has a perfected first-priority security interest, and (4) such Loan Party or Subsidiary completes such replacement, purchase, or construction within 365 days (or 365 days in the case of any involuntary disposition resulting from a casualty loss or condemnation) after the initial receipt of such monies (the “Reinvestement Period”) or, if the Borrower or any Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than 180 days after the expiry of the Reinvestment Period, then the Loan Party or Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of such assets or the costs of purchase or construction of other assets useful in the business of such Loan Party or Subsidiary or to the cost of repair and restoration of the affected assets, unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, such net cash proceeds not so applied shall be paid to the Agent and applied in accordance with Section 2.2(c).

(iii) If any Loan Party incurs Indebtedness not permitted under the terms of this Agreement, no later than the Business Day following the date of receipt of the proceeds thereof, the Borrower shall notify the Agent of such Loan Party’s receipt of such proceeds and shall prepay the Advances (and cash collateralize Letter of Credit Obligations) in an amount equal to all such proceeds, net of reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.2(c).

(iv) On the date of receipt by the Borrower or any of its Subsidiaries of any Specified Cure Contribution, the Borrower shall prepay the Advances (to the extent of any Advances outstanding on such date) in an aggregate amount equal to 100% of the net cash proceeds thereof.

(c) Application of Certain Mandatory Prepayments. So long as no Event of Default or Application Event has occurred and is continuing, any prepayments made by the Borrower pursuant to Section 2.2(b) shall be applied as follows: first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay any Swing Line Advances that may be outstanding, third to prepay the remaining Advances without a corresponding reduction in the Revolving Loan Commitments, and fourth to cash collateralize outstanding Letter of Credit Obligations in the manner set forth on Annex A. If any Event of Default has occurred and is continuing, but an Application Event is not in existence, such amounts shall be applied as provided in Section 9.3(b). If an Application Event has occurred and is continuing, such amounts shall be applied as provided in Section 9.3(c). All prepayments made pursuant to Section 2.2(b) must be accompanied by payment of any funding breakage costs in accordance with Section 2.5(e).

49

(d) Application of Prepayments. Any prepayment of a SOFR Loan and/or a Tranche Rate Loan on a day other than an Interest Payment Date in respect thereof shall include interest on the principal amount being repaid and shall be subject to Section 2.5(e). All prepayments of an Advance shall be applied first to that portion of such Advance comprised of Base Rate Loans and then to that portion of such Advance comprised of SOFR Loans and or Tranche Rate Loans.

(e) No Implied Consent. Nothing in this Section 2.2 shall be construed to constitute the Agent’s or any Lender’s consent to any transaction that is not expressly permitted by other provisions of this Agreement or the other Loan Documents or a waiver of any Event of Default arising therefrom.

2.3 Swing Line Advances.

(a) The Swing Line Lender may, from time to time, at its sole election and without prior notice to or consent by any Lender or the Borrower, convert any request or deemed request by the Borrower for a Revolving Credit Advance into a request for an advance made by, and for the account of, the Swing Line Lender in accordance with the terms of this Agreement (each such advance, a “Swing Line Advance”). Each Swing Line Advance shall be a SOFR Loan, and shall be advanced by the Swing Line Lender in the same manner as Revolving Credit Advances are advanced hereunder, in accordance with the provisions of Section 2.1 or as otherwise permitted to Section 2.3(b); provided that no Swing Line Advances shall be made at any time that an Event of Default under Sections 9.1(a), (g) or (h) has occurred and is continuing. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Maximum Amount or (B) an amount that results in (i) any Lender’s Revolving Exposure exceeding such Lender’s Revolving Loan Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding Availability. If at any time the outstanding Swing Line Advances exceed the Swing Line Maximum Amount, then, on the next succeeding Business Day, the Borrower shall repay Swing Line Advances, in an aggregate amount equal to such excess.

(b) The Swing Line Lender shall give the Agent prompt notice of each Swing Line Advance made by the Swing Line Lender. In the event that on any Business Day the Swing Line Lender desires that all or any portion of the outstanding Swing Line Advances should be reduced, in whole or in part, the Swing Line Lender shall notify the Agent to that effect and indicate the portion of the Swing Line Advance to be so reduced. The Swing Line Lender hereby agrees that it shall notify the Agent to reduce the Swing Line Advance to zero at least once every week. The Agent agrees to transmit to Lenders the information contained in each notice received by the Agent from the Swing Line Lender regarding the reduction of outstanding Swing Line Advances and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the obligation to make a Revolving Credit Advance to repay outstanding Swing Line Advances (or the applicable portion thereof). Each Lender hereby unconditionally and irrevocably agrees to fund to the Loan Account, for the benefit of the Swing Line Lender, not later than noon (New York, NY time) on the Business Day immediately following the Business Day of such Lender’s receipt of such notice from the Agent (provided that if any Lender shall receive such notice at or prior to 10:00 a.m. (New York, NY time) on a Business Day, such funding shall be made by such Lender on such Business Day), such Lender’s Pro Rata Share of a Revolving Credit Advance (which Revolving Credit Advance shall be a SOFR Loan and shall be deemed to be requested by the Borrower) in the principal amount equal to the portion of the Swing Line Advance which is required to be paid to the Swing Line Lender under this Section 2.3. The proceeds of any such Revolving Credit Advances so funded shall be immediately paid over to the Agent for the benefit of the Swing Line Lender for application against then-outstanding Swing Line Advances. For purposes of this Section 2.3 the Swing Line Lender shall be conclusively entitled to assume that, at the time of the advance of any Swing Line Advance, each Lender will fund its Pro Rata Share of the Revolving Credit Advances provided for in this Section 2.3.

50

(c) In the event that, at any time any Swing Line Advances are outstanding, either (i) an Event of Default pursuant to Section 9.1(h) or 9.1(i) has occurred or (ii) the Revolving Loan Commitments has been suspended or terminated in accordance with the provisions of this Agreement, then in either case, each Lender (other than the Swing Line Lender) shall be deemed to have irrevocably and immediately purchased and received from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the Swing Line Advances in an aggregate amount equal to such Lender’s Pro Rata Share of each Swing Line Advance outstanding. Any purchase obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstances whatsoever. In the event that on any Business Day the Swing Line Lender desires to effect settlement of any such purchase, the Swing Line Lender shall promptly notify the Agent to that effect and indicate the payment amounts required by each Lender to effect such settlement. The Agent agrees to transmit to Lenders the information contained in each notice received by the Agent from the Swing Line Lender and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the required payment settlement amount. Each such Lender shall effect such settlement upon receipt of any such notice by transferring to the Agent’s account specified by the Agent to Lenders from time to time not later than noon (New York, NY time) on the Business Day immediately following the Business Day of receipt of such notice (provided that if any such Lender shall receive such notice at or prior to 10:00 a.m. (New York, NY time) on a Business Day, such funding shall be made by such Lender on such Business Day), an amount equal to such Lender’s participation in the Swing Line Advance.

(d) In the event any Lender fails to make available to the Agent when due the amount of such Lender’s participation in the Swing Line Advances, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate, for the first three days following the due date, and thereafter at the SOFR Rate plus the Applicable Margin for SOFR Loans in respect of Swing Line Advances. Any Lender’s failure to make any payment requested under this Section 2.3 shall not relieve any other Lender of its obligations hereunder, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent such other Lender’s required payment hereunder. The obligations of Lenders under this Section 2.3 shall be deemed to be binding upon the Agent, the Swing Line Lender and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Loan Party.

2.4 Interest and Applicable Margin; Fees.

(a) Subject to Sections 2.1(b), 2.1(c), 2.4(c) and 2.4(d), each Advance shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to Daily Simple SOFR, the Tranche Rate or the Base Rate, as the case may be, plus the Applicable Margin; provided that Swing Line Advances shall be SOFR Loans. Daily Simple SOFR shall be reset each U.S. Government Securities Business Day by the Agent. Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. All computations of Fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and Fees shall accrue during each period during which interest or such Fees are computed from the first day thereof through the last day thereof (but, for the avoidance of doubt, excluding the Termination Date and the date of any prepayment with respect to the interest accrued on the amount so prepaid unless such payment is deemed to be made on the next day pursuant to Section 2.7).

51

(b) All as determined by the Agent in accordance with the Loan Documents and the Agent’s loan systems and procedures periodically in effect, interest shall be paid in arrears (i) on each Interest Payment Date and (ii) on the date of each payment or prepayment of Advances on and after the Commitment Termination Date. The Agent may estimate the amount of interest that the Borrower will owe on the Borrower’s periodic statements and the Agent may adjust the amount of interest owed on each subsequent statement provided to the Borrower to reflect any differential between the estimated amount of interest shown on the Borrower’s preceding statement and the actual amount of interest determined to have been due by the Agent on the preceding Interest Payment Date. The Borrower agrees to pay the amount shown due on the Interest Payment Date on each of the Borrower’s periodic statements on each Interest Payment Date.

(c) At the election of the Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 9.1(a), 9.1(h) or 9.1(i) exists), interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the Advances and the Letter of Credit Fees shall increase, from and after the date of occurrence of such Event of Default, to a rate per annum which is determined by adding 2.00% per annum to the Applicable Margin or Letter of Credit Fee, as applicable, then in effect for such Advances (plus the SOFR Rate or the Base Rate, as the case may be) or Letter of Credit Obligations, as applicable (the “Default Rate”). All such interest shall be payable on demand of the Agent or the Required Lenders.

(d) Anything herein to the contrary notwithstanding, the Obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any Law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable Law (“Maximum Lawful Rate”) for such period; provided that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(e) Fees.

(i) [Reserved].

(ii) Unused Line Fees. The Borrower agrees to pay to the Agent, for the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, a commitment Fee (the “Unused Line Fee”), which shall accrue, as of each day during the period from the Closing Date to but excluding the date on which the Revolving Loan Commitments terminate, at 0.25% per annum on the daily amount of the difference of the Revolving Loan Commitments of all Lenders minus the sum of (A) the aggregate outstanding amount of all Revolving Credit Advances of all Lenders plus (B) the outstanding amount of Letter of Credit Obligations. The accrued Unused Line Fee shall be payable in arrears on each Interest Payment Date, all as determined by the Agent in accordance with the Loan Documents and the Agent’s loan systems and procedures periodically in effect. Accruals of the Unused Line Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed during the applicable period (including the first day but excluding the last day of such period).

(iii) Letter of Credit Fees. The Borrower agrees to pay to the Agent:

52

(A) For the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, as compensation to such Lenders for their participation interest in the Letter of Credit Obligations incurred hereunder with respect to Letters of Credit (each a “Letter of Credit Fee”):

(I) with respect to each standby Letter of Credit, for each applicable period during which such Letter of Credit Obligation shall remain outstanding, a Fee in an amount equal to the product of the Applicable Margin for SOFR Loans from time to time in effect times the maximum amount available from time to time to be drawn under such Letter of Credit, which Fee shall be payable (as more specifically determined pursuant to the applicable Loan Documents with respect to such Letter of Credit and otherwise as determined by the Agent in accordance with the Loan Documents and the Agent’s loan systems and procedures periodically in effect) in arrears on the first Business Day of each month; and

(II) with respect to each commercial Letter of Credit, a Fee in an amount equal to the product of Applicable Margin for SOFR Loans in effect on such date of issuance times the stated amount of such Letter of Credit, which Fee shall be payable (as more specifically determined pursuant to the applicable Loan Documents with respect to such Letter of Credit and otherwise as determined by the Agent in accordance with the Loan Documents and the Agent’s loan systems and procedures periodically in effect) in advance either on the date of issuance of such Letter of Credit or on the date on which the first draw under such Letter of Credit is made (as determined by the Agent at the time of issuance of the applicable Letter of Credit).

(B) For the account of the L/C Issuer, on demand, such Fees (including all current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees) and other charges and expenses of the L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued. The Borrower further agrees to pay to the Agent and each Lender all costs and expenses incurred by the Agent or any Lender on account of any Letter of Credit Obligations.

(iv) All such Fees are fully earned by the applicable Lenders when paid and non-refundable. The Letter of Credit Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year. If any Letter of Credit is cancelled for any reason before the stated expiry date thereof, the Letter of Credit Fee or any other Fee paid in advance will not be refunded and will be retained by the applicable Lenders solely for their account.

(v) NSF Fees. In addition to, and without limiting, any other provision of this Agreement or the other Loan Documents, the Agent may impose a non-sufficient funds fee for any check that is presented for payment that is returned for any reason.

53

2.5 Rate Provisions.

(a) Rate Election.

(i) Subject to the provisions of Section 9.2, the Borrower may request that Revolving Credit Advances permitted to be made hereunder be SOFR Loans and/or Tranche Rate Loans and that outstanding portions of Advances made hereunder be converted to SOFR Loans and/or Tranche Rate Loans. Any request with respect to a new Revolving Credit Advance will be made by submitting a Notice of Borrowing to the Agent. Once given, and except as provided in clauses (b) through (e) below, a Notice of Borrowing shall be irrevocable and the Borrower shall be bound thereby. In the case of any conversion of an Advance to another type of Advance, such election must be made pursuant to a Notice of Conversion. In addition to the other provisions of this Agreement, as a condition to any SOFR Rate election or Tranche Rate election hereunder, on or before the date on which the applicable Advance is to be advanced or converted hereunder, in each case in accordance with the Agent’s loan policies and procedures periodically in effect, the Borrower shall notify the Agent of (A) the requested amount and type of such Advance and (B) the date of the requested Advance or conversion.

(ii) In the absence of a Notice of Conversion submitted to the Agent not later than noon New York, NY time (or such later time acceptable to the Agent in its sole discretion) on any Business Day, all SOFR Loans shall remain SOFR Loans and all Tranche Rate Loans shall remain Tranche Rate Loans. On any Business Day on which an Interest Period expires, the Borrower will be deemed to elected to have any Tranche Rate Loans then maturing continued as a Tranche Rate Loan for the same Interest Period commencing on the date on which such expiring Interest Period ends, unless the Borrower has delivered to the Agent a Notice of Conversion. Unless otherwise permitted by the Agent in its sole discretion: (A) in no event may the last day of any Interest Period exceed the Stated Maturity Date, (B) in no event may any new Interest Period commence with respect to any Tranche Rate Loan requested to be converted hereunder prior to the expiration of the applicable Interest Period then in effect with respect to such Tranche Rate Loan, (C) there may be no more than six Tranche Rate Loans outstanding at any one time, and (D) if required by the Agent in its sole discretion at any time and from time to time, each request for a Tranche Rate Loan, whether by original issuance or conversion, shall be in a minimum amount of $500,000 and, if in excess of such amount, in an integral multiple of $100,000 in excess of such amount.

(b) Inability to Determine Benchmark.

(i) Temporary Inability. If the Agent shall determine or be notified by Required Lenders that either: (A) the SOFR Rate, the Tranche Rate or any alternative index designated pursuant to Section 2.5(b)(ii) to the extent that such rate has become effective pursuant to the terms hereof (as of any date, such then-applicable rate, the “Benchmark”) cannot be determined pursuant to the definition thereof, (B) adequate and reasonable methods do not exist for ascertaining the Benchmark, (C) the Benchmark, as determined by the Agent, will not adequately and fairly reflect the cost to the Lenders of funding Advances accruing interest based upon the Benchmark, or (D) the making or funding of Advances accruing interest based upon the Benchmark has become impracticable, then, in any such case, other than as a result of an event described in Section 2.5(b)(ii)(A), the Agent shall promptly provide notice of such determination to the Borrower and Lenders (which shall be conclusive and binding on all parties hereto absent manifest error), and (I) any request for a Advances accruing interest based upon the Benchmark or for a conversion to or continuation of any such Advances shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (II) each such Advance will immediately become a Base Rate Loan, and (III) the obligations of Lenders to make Advances accruing interest based upon the Benchmark shall be suspended until the Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event the Agent shall so notify the Borrower and Lenders.

54

(ii) Permanent Inability.

(A) If the Agent determines (which determination shall be conclusive and binding on all parties hereto absent manifest error) that (I) the circumstances described in Section 2.5(b)(i) have occurred and are unlikely to be temporary; (II) a public statement or publication of information has been made (x) by or on behalf of the administrator of the Benchmark; or by the regulatory supervisor for the administrator of the Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, stating that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide the Benchmark, (y) by the administrator of the Benchmark that it has invoked or will invoke, permanently or indefinitely, its insufficient submissions policy, or (z) by the regulatory supervisor for the administrator of the Benchmark or any Governmental Authority having jurisdiction over Lender announcing that the Benchmark is no longer representative or may no longer be used; (III) the Benchmark is not published by the administrator thereof for five consecutive Business Days and such failure is not the result of a temporary moratorium, embargo or disruption declared by the administrator thereof or by the regulatory supervisor for the administrator thereof; or (IV) a new index rate has become a widely-recognized replacement benchmark rate for the Benchmark in newly originated or amended loans denominated in Dollars in the U.S. market; then, in any such case, the Agent may in its sole discretion, replace the Benchmark with an alternative replacement index, and to make a mathematical or other adjustment to an alternate index or benchmark rate selected pursuant to Section 2.5, which may be positive, negative or zero (the new index and such adjustment, together, the “Benchmark Replacement”), in each case, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities and any recommendations of a relevant Governmental Authority with respect to such facilities.

(B) The Agent may also from time to time, in the Agent’s sole discretion, make any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods or observation shifts, the applicability of breakage provisions, and other technical, administrative or operational matters) (“Conforming Changes”) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration of the Advances by the Agent in administratively and operationally practicable manner and in a manner substantially consistent with market practice and similarly situated counterparties with similar assets in similar facilities (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

(C) The Agent shall provide notice to the Borrower of any Benchmark Replacement and/or Conforming Changes. Notwithstanding anything to the contrary herein or in any other Loan Document, the Benchmark Replacement and/or Conforming Changes shall become effective without any further action or consent of any other party to this Agreement upon delivery of notice to the Borrower. From and after such date, all SOFR Loans and all Tranche Rate Loans shall bear interest at a rate per annum equal to the Benchmark Replacement plus the Applicable Margin, and any Notice of Borrowing or Notice of Conversion requesting a SOFR Loan and/or a Tranche Rate Loan will be deemed to refer to the Benchmark Replacement. Further, if the interest rate to be replaced is rounded upwards to the next 1/16th of 1% under the terms of this Agreement or any Loan Document, the Benchmark Replacement shall also be rounded up to the next 1/16th; provided, further, that this provision governing rounding shall not apply if the Borrower has a Rate Contract in effect with respect to all or part of an Advance.

55

(D) For the avoidance of doubt, following the date when a determination is made pursuant to Section 2.5(b)(ii)(A) and until a Benchmark Replacement has been selected and implemented in accordance with the terms and conditions of Section 2.5(b)(ii)(C), at the Agent’s election, all Advances shall accrue interest as Base Rate Loans.

(iii) Floor. Subject to any Conforming Changes, if at any time the Benchmark Replacement is less than the Index Floor, then at such times, such Benchmark Replacement shall be deemed to be the Index Floor for purposes of this Agreement and any other Loan Documents.

(iv) Limitation of Liability. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (A) the administration, calculation, submission, or any other matter related to any Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as the immediately preceding Benchmark or any other Benchmark, or (B) the effect, implementation or composition of any Conforming Changes.

(v) Hedged Tranche Rate Loans. Notwithstanding anything to the contrary contained herein, if, after the Closing Date, the Borrower enters into a Rate Contract with respect to all or part of a Tranche Rate Loan and the floating interest rate under the Rate Contract is Daily Simple SOFR, the Agent and the Borrower may agree to replace the Tranche Rate for such portion of the Tranche Rate Loan equal to the notional amount of the corresponding Rate Contract (the “Hedged Tranche Rate Loan”) with Daily Simple SOFR plus the Applicable Margin for the Tranche Rate Loan without consent of any other party hereto; provided that, if subsequent thereto, the Agent and the Borrower amend such Rate Contract to include, or terminate such Rate Contract and enter into a new Rate Contract with, a floating interest rate thereunder of the original Tranche Rate, then the Agent and the Borrower may further agree to replace Daily Simple SOFR for such Hedged Tranche Rate Loan with the original Tranche Rate plus the Applicable Margin for the Tranche Rate Loan hereunder without consent of any other party hereto; and, in either such event, (A) such rate shall be a Successor Rate hereunder, and (B) the Agent shall provide written notice thereof to the Lenders.

(c) Illegality. Notwithstanding any other provisions hereof, if any Law shall make it unlawful for any Lender to make, fund or maintain SOFR Loans or Tranche Rate Loans, such Lender shall promptly give notice of such circumstances to the Agent, the Borrower and the other Lenders. In such an event, (i) the commitment of the Lenders to make SOFR Loans or Tranche Rate Loans, continue SOFR Loans as SOFR Loans, continue Tranche Rate Loans as Tranche Rate Loans or convert Base Rate Loans to SOFR Loans or Tranche Rate Loans shall be immediately suspended and (ii) any outstanding SOFR Loans or Tranche Rate Loans shall be converted automatically to Base Rate Loans immediately.

56

(d) Breakage Fees. Upon (i) any default by the Borrower in making any borrowing of, conversion into or conversion of any SOFR Loan or any Tranche Rate Loan following the Borrower’s delivery to the Agent of any applicable Notice of Borrowing or Notice of Conversion or (ii) any payment of a SOFR Loan or a Tranche Rate Loan on any day that is not the Interest Payment Date applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrower shall promptly pay each Lender an amount equal to the amount of any losses, expenses and liabilities (including any loss (including interest paid) in connection with the re-employment of such funds) that such Lender sustains as a result of such default or such payment. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.5(d) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Increased Costs. If, after the Closing Date, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the SOFR Rate or the Tranche Rate pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender, or (ii) shall impose on any Lender any other condition, cost or expense affecting its SOFR Loans or Tranche Rate Loans, any of its notes issued pursuant hereto (if any) or its obligation to make SOFR Loans or Tranche Rate Loans; and the result of anything described in these clauses (i) and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any SOFR Loan or Tranche Rate Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under any of its notes issued pursuant hereto (if any) with respect thereto, then such Lender shall prepare a certificate setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.5(e), which certificate shall be delivered to the Borrower prior to or contemporaneously with any demand for payment made by such Lender to the Borrower to pay directly to such Lender, such additional amount as will compensate such Lender for such increased cost or such reduction. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.6 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex A, the Borrower may request, and the Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of the Borrower or any Subsidiary.

2.7 General Provisions Regarding Payment. The Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York, NY time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Excess Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account on or prior to noon New York, NY time. Payments received in the Collection Account after noon New York, NY time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day so long as such funds are available funds.

2.8 Loan Account; Account Debit. The Agent shall maintain a loan account (the “Loan Account”) on its books in accordance with the Register to record all Advances, all payments made by the Borrower, and all other debits and credits as provided in this Agreement with respect to the Advances or any other Obligations. All entries in the Loan Account shall be made in accordance with the Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on the Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to the Agent and Lenders by the Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrower’s duty to pay the Obligations. The Agent shall render to the Borrower a monthly accounting of transactions with respect to the Advances setting forth the balance of the Loan Account for the immediately preceding month. Each and every such accounting shall be presumptive evidence of all matters reflected therein absent manifest error. The Borrower hereby irrevocably authorizes the Agent to (a) charge the Borrower’s Deposit Accounts maintained with the Agent or (b) charge the Loan Account as a Revolving Credit Advance made as a SOFR Loan for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Agent shall not be under an obligation to do so and the Agent shall not incur any liability to the Borrower or any other Person for the Agent’s failure to do so.

57

2.9 Taxes.

(a) Gross-up for Taxes. All payments of principal and interest on the Advances and all other amounts payable hereunder or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any withholding or deduction from any payment to be made by any Loan Party hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable Law, then the applicable Loan Party will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted, (ii) promptly forward to the Agent and any applicable Lender an official receipt (or copy thereof), a copy of the return reporting such payment or other documentation reasonably satisfactory to the Agent or such Lender evidencing such payment to such authority, and (iii) if the Tax is an Indemnified Tax, then the sum payable hereunder by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such withholding or deduction been required. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(b) Indemnification by Loan Parties. If any Indemnified Taxes are directly asserted against the Agent or any Lender (or any of its Affiliates) with respect to a payment received hereunder or any other Loan Document or with respect to, or arising from, the obligations of the Loan Parties under any Loan Document, the Loan Parties shall jointly and severally indemnify the Agent or such Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Agent or such Lender, as applicable, and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto (including reasonable and documented out-of-pocket attorneys’ or tax advisor fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that, if the Loan Parties reasonably believe that such Taxes were not correctly or legally asserted, Agent or such Lender, as the case may be, will, upon the reasonable request of the Loan Parties, use reasonable efforts to cooperate with the Loan Parties to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of the Agent or such Lender, as the case may be, result in any additional costs, expenses or risks or be otherwise disadvantageous to it. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive and binding absent manifest error.

(c) Withholding Documentation. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any form, certification or other documentation it previously delivered under this Section 2.9(c) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so. Without limiting the generality of the foregoing:

58

(i) Each Lender that is organized under the Laws of a jurisdiction other than the United States (each such Lender a “Foreign Lender”) shall, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), execute and deliver to each of the Borrower and the Agent (as the Borrower or the Agent may reasonably request) one or more United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, or W-8IMY (with applicable attachment), as applicable, and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by the Borrower or the Agent certifying as to such Lender’s entitlement to an exemption from, or reduction of, withholding or deduction of U.S. federal withholding Taxes.

(ii) Each Lender that is a U.S. Person shall, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), execute and deliver to each of the Borrower and the Agent (as the Borrower or the Agent may reasonably request) one or more United States Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(iii) In addition, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(d) Treatment of Certain Refunds. If any Lender or the Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.9 (including by the payment of additional amounts pursuant to this Section 2.9(d)), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender, the Agent or their respective Affiliates and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Loan Parties, upon the request of such indemnified party, shall repay to such Lender or the Agent the amount paid over pursuant to this Section 2.9(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender, the Agent or their respective Affiliates is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.9(d), in no event will any Lender or the Agent be required to pay any amount to a Loan Party pursuant to this Section 2.9(d) the payment of which would place such Person (or its Affiliates) in a less favorable net after-Tax position than such Person (or its Affiliates) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.9(d) shall not be construed to require any Lender, the Agent, or their Affiliates to make available its respective Tax returns (or any other information relating to its Taxes that it deems confidential) to a Loan Party or any other Person.

59

(e) Usage of Terms. For the purposes of this Section 2.9 and the definitions of Excluded Tax, Indemnified Tax, Taxes, and Other Taxes used therein (as applicable), “Lender” means any Lender, the Swing Line Lender, the L/C Issuer, and, subject to Section 12.6(b), any Participant and the term “applicable Law” used herein includes FATCA.

(f) Survival. Each party’s obligations under this Section 2.9 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Obligations, the expiration or cancellation of all Advances and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.10 Capital Adequacy. If any Lender or any Person controlling such Lender shall reasonably determine that any Change in Law has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such Change in Law, then from time to time, upon demand by such Lender, the Borrower shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is nine (9) months prior to the date on which such Lender first made demand therefor (except that, if the occurrence giving rise to such reduction is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof). Notwithstanding the foregoing, no additional amounts shall be payable by the Borrower under this Section 2.10 in respect of (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, or (iii) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

2.11 Mitigation Obligations. If any Lender requests compensation under either Section 2.5(e) or Section 2.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, then, upon the written request of the Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 12.6) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (b) would not subject such Lender to any unreimbursed cost or expense, and (c) would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Without limitation of the provisions of Section 10.1, the Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.12 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.5(d).

60

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Agent from a Defaulting Lender pursuant to a right of setoff available with respect to such Defaulting Lender shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any the L/C Issuer or the Swing Line Lender hereunder; third, to cash collateralize the L/C Issuer’s fronting exposure with respect to such Defaulting Lender in accordance with this Agreement; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize the L/C Issuer’s future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Advances are held by the Lenders pro rata in accordance with the Revolving Loan Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Fees.

(A) No Defaulting Lender shall be entitled to receive any Fee (other than its portion of the Letter of Credit Fee) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive its portion of the Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to this Agreement.

61

(C) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each the L/C Issuer and the Swing Line Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such the L/C Issuer’s or the Swing Line Lender’s fronting exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. Subject to Section 12.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, first, prepay Swing Line Advances in an amount equal to the Swing Line Lenders’ fronting exposure and second, cash collateralize the L/C Issuer’s fronting exposure in accordance with the procedures set forth in this Agreement.

(b) Defaulting Lender Cure. If the Borrower, the Agent and each the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with the Revolving Loan Commitments (without giving effect to clause (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Advances/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no the Swing Line Lender shall be required to fund any Swing Line Advances unless it is satisfied that it will have no fronting exposure after giving effect to such Swing Line Advances and (ii) no the L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no fronting exposure after giving effect thereto.

62

2.13 Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Revolving Loan Commitments of any Lender that is a Defaulting Lender upon not less than 5 Business Days’ prior notice to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.12(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Agent, any the L/C Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender.

2.14 Notes. Any Lender may request that Advances made by it be evidenced by a promissory note (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent. Thereafter, subject to Section 2.8, the Advances evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 12.6) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if any such Note is a registered note, to such payee and its registered assigns).

2.15 Increase of Revolving Loan Commitments; Additional Lenders.

(a) From time to time after the Closing Date, the Borrower may, upon at least 15 days’ (or such shorter period of time as the Agent may agree in its sole discretion) prior written notice to the Agent (and the Agent shall reasonably promptly provide a copy of such notice to each Lender), prior to the Commitment Termination Date, request an increase in the Revolving Loan Commitments (each, an “Increase”); provided that, (i) the aggregate amount of all Increases shall not exceed $20,000,000 and (ii) the Borrower may not obtain an Increase more than three times during the term of this Agreement. Any Increase shall be in an amount not less than $5,000,000 individually and integral multiples of $1,000,000 in excess of that amount. Each notice requesting an Increase shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Increase be effective, which shall be a date not less than 15 days after the date on which such notice is delivered to the Agent. Each Lender shall have the right for a period of 10 days following receipt of such notice, to elect by written notice to the Borrower and the Agent to increase its Revolving Loan Commitment by a principal amount equal to its Pro Rata Share of the applicable Increase. Any Lender who fails to respond to any such notice shall be deemed to have elected to not participate in any such Increase. No Lender (or any successor thereto) shall have any obligation to make any Increase, and any decision by a Lender to make an Increase shall be made in its sole discretion independently from any other Lender. Any fees payable by the Borrower in connection with any Increase shall relate solely to the increase to the Revolving Loan Commitments and not to Advances outstanding or Revolving Loan Commitments available prior to the Increased Amount Date.

(b) If any Lender declines to make an Increase pursuant to Section 2.15(a), the Borrower may designate another bank, investment fund or other institution which at the time agrees to become a party to this Agreement (an “Additional Lender”) and to provide some or all of the shortfall; provided that any Additional Lender must be acceptable to the Agent in its Permitted Discretion.

(c) Each Increase shall become effective as of the Increased Amount Date applicable thereto; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before and after giving effect to such Increase, (ii) both before and after giving effect to any Increase, each of the conditions set forth in Section 3.2 shall be satisfied, (iii) both immediately before and after giving effect to such Increase on a pro forma basis, the Loan Parties shall be in pro forma compliance with the Financial Covenant (assuming such Increase is fully drawn on the Increased Amount Date applicable thereto), as evidenced by a certificate delivered by the Borrower to the Agent in the form of a Compliance Certificate; (iv) such Increase shall be effected pursuant to one or more supplements or joinders in form and substance reasonably satisfactory to the Agent executed by the Borrower and by each Additional Lender and by each other Lender who has agreed to make an Increase, setting forth the Increase applicable to such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof (including the requirements set forth in Section 3.2), together with Notes evidencing such Increase, if requested by such Lender or Additional Lender, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increase and such opinions of counsel for the Borrower with respect to the Increase as the Agent may reasonably request; and (v) the Borrower shall deliver or cause to be delivered any other documents reasonably requested by the Agent in connection with any such transaction.

63

(d) On any Increased Amount Date, subject to the satisfaction of the terms and conditions set forth in the foregoing clauses (a), (b) and (c), (i) each Additional Lender severally agrees to make its portion of the Revolving Loan Commitments to the Borrower and each Advance made under the Increase shall be deemed, for all purposes, to be part of the Revolving Credit Advances hereunder, and (ii) each Additional Lender providing an Increase shall become a Lender hereunder with respect to the Increase and all matters relating thereto.

(e) If the interest margin that is to be applicable to any Increase exceeds by more than 0.50% per annum the interest margin applicable to any Revolving Credit Advance immediately prior to the applicable Increased Amount Date (the amount of such excess above 0.50%, the “Excess”), then the interest margin applicable to the Revolving Credit Advance immediately prior to the Increased Amount Date shall be increased by the amount of the Excess, effective on the applicable Increased Amount Date, and without the necessity of any action by any party hereto, and the maturity and all other terms and provisions of the Increase shall be the same as the Revolving Credit Advance.

2.16 Appointment of Loan Party Representative.

(a) Each Loan Party (other than the Borrower) hereby appoints the Borrower as “Loan Party Representative” to act as its agent, attorney-in-fact and representative for the purposes of issuing any Notice of Borrowing or Notice of Conversion, giving instructions with respect to the disbursement of the proceeds of the Advances, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any other Loan Document, executing Loan Documents and amendments thereto on its behalf, delivering all documents, reports, financial statements and written materials required to be delivered by any Loan Party under this Agreement or any of the other Loan Documents, taking all other actions (including in respect of compliance with covenants and amendments to the Loan Documents) on behalf of any Loan Party under the Loan Documents, and all other purposes incidental to any of the foregoing. The Borrower hereby accepts the foregoing appointment as Loan Party Representative.

(b) The Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Loan Party Representative as a notice or communication from all Loan Parties, regardless of whether such notice or other communication references the Borrower in its capacity as the Loan Party Representative, and may give any notice or communication required or permitted to be given to any Loan Party hereunder to Loan Party Representative. Each Loan Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Loan Party Representative shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party.

64

3.	CONDITIONS PRECEDENT.

3.1 Conditions to the Initial Advances. No Lender shall be obligated to make any Advance or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to the Agent, or waived in writing by the Agent and each Lender:

(a) Credit Agreement; Loan Documents. This Agreement and the other Loan Documents to be dated as of the Closing Date or counterparts hereof and thereof shall have been duly executed by, and delivered to, the Borrower, each other Loan Party, the Agent and the Lenders, as applicable; and the Agent shall have received such documents, instruments, agreements and legal opinions as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to the Agent.

(b) Senior Unsecured Notes. The funding of the Senior Unsecured Notes shall have occurred on or prior to the Closing Date in accordance with the terms of the Senior Unsecured Notes Indenture, and the Agent shall have received a fully executed copy of the Senior Unsecured Notes Indenture and each of the other material transaction documents entered into in connection therewith.

(c) Existing Indebtedness. On the Closing Date, the Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to the Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of the Borrower and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to the Agent with respect to the cancellation of any letters of credit outstanding thereunder (it being understood and agreed that the satisfaction and discharge thereof shall satisfy this clause (c) with respect to Existing Indebtedness consisting of senior unsecured notes).

(d) Approvals. The Agent shall have received (i) satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to the Agent affirming that no such consents or approvals are required.

(e) Organizational Documents; Incumbency. The Agent shall have received in respect of each Loan Party (i) sufficient copies of each Organizational Document as the Agent shall request, in each case, certified by an Responsible Officer of such Loan Party and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Loan Party executing any Loan Documents to which it is a party; (iii) resolutions of the board of directors (or applicable governing body) of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an appropriate Responsible Officer as being in full force and effect without modification or amendment; (iv) a good standing certificate (or equivalent) from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; and (v) such other documents as the Agent may reasonably request.

(f) Payment of Fees. The Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 2.4(e), and shall have reimbursed the Agent for all Fees, costs and expenses of closing presented as of the Closing Date.

(g) Capital Structure. The capital structure of each Loan Party and Subsidiary and the terms and conditions of all Indebtedness of each Loan Party and Subsidiary shall be acceptable to the Agent in its sole discretion.

(h) KYC Information; Beneficial Ownership. The Agent and, if requested by a Lender, such Lender, shall have received (i) documentation and other information reasonably requested by the Agent or such Lender in order to comply with applicable Anti-Terrorism Laws, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

65

(i) Due Diligence. The Agent shall have completed its business and legal due diligence.

(j) Revolver Undrawn at Close. No Advances shall be made on the Closing Date.

3.2 Further Conditions to Each Advance. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Advance as a SOFR Loan or a Tranche Rate Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) any representation or warranty by any Loan Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect in any material respect as of such earlier date (except that such material qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and, in each case, except for changes therein expressly permitted or expressly contemplated by this Agreement;

(b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance or the incurrence of any Letter of Credit Obligation;

(c) after giving effect to any Advance or the incurrence of any Letter of Credit Obligations, the outstanding aggregate amount of the Revolving Exposure would exceed the lesser of the Borrowing Base and the Maximum Revolver Amount; or

(d) an event has occurred or condition exists which has or would be reasonably expected to have a Material Adverse Effect.

The request and acceptance by the Borrower of the proceeds of any Advance (including any Overadvance and any Swing Line Advance made pursuant to Section 2.3(b)), the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Advance into, or as, a SOFR Loan or a Tranche Rate Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Loan Party that the conditions in this Section 3.2 have been satisfied and (ii) a reaffirmation by each Loan Party of the granting and continuance of the Agent’s Liens on the Collateral, on behalf of itself and Lenders, pursuant to the Collateral Documents.

4.	REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Advances and to incur Letter of Credit Obligations, the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to the Agent and each Lender as of the Closing Date, as of the date of the making of each Advance (or other extension of credit), as of the date any Advance is accepted by the Borrower, and as of any other date such representations and warranties are deemed made pursuant to the terms of the other Loan Documents, each and all of which shall survive the execution and delivery of this Agreement until the Termination Date.

66

4.1 Existence and Power; Affected Financial Institution. Each Loan Party and each Subsidiary is, as of the Closing Date, an entity as specified on Schedule 4.1, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation, and has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted, including all Health Care Permits (collectively, “Permits”), except where the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary is an Affected Financial Institution.

4.2 Organization and Authorization; No Contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents and applicable Law, (c) require no further action by or in respect of, or filing or registration with, or notice to or authorization or approval of, any Governmental Authority, and will not result in creating or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries (except Liens created pursuant to the Loan Documents), (d) do not violate, conflict with or cause a breach or a default under (i) any Law, (ii) any of the Organizational Documents of any Loan Party or any Subsidiary or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as would not, with respect to each of clauses (i) and (iii), reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (e) do not materially adversely affect any Health Care Permit.

4.3 Binding Effect. Each of the Loan Documents to which any Loan Party is a party constitutes a valid and binding agreement or instrument of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

4.4 Capitalization; Subsidiaries. The issued and outstanding and authorized Stock of each Subsidiary as of the Closing Date is set forth on Schedule 4.4. All issued and outstanding Stock of each Subsidiary is duly authorized and validly issued (and, in the case of Stock owned by a Loan Party in a Subsidiary that is a corporation, fully paid and non-assessable), free and clear of all Liens other than those in favor of the Agent for the benefit of the Secured Parties, and such Stock was issued in compliance with all applicable Laws. Except as set forth on Schedule 4.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from the Borrower or any Subsidiary of any Stock of any such entity.

4.5 Financial Information.

(a) Audited Statements. The consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of operations, stockholders’ or, as applicable, members’ equity and cash flows for the Fiscal Year then ended, in each case reported on in the case of consolidated financials by an independent certified public accounting firm of national standing acceptable to the Agent, copies of which have been delivered to the Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as of such date and the consolidated results of operations, changes in stockholders’ or, as applicable, members’ equity and cash flows for such period.

67

(b) Unaudited Statements. The unaudited Financial Statements for the applicable period then ended, copies of which have been delivered to the Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as of such date and the consolidated results of operations and cash flows for the 12-month period then ended (subject to normal year-end adjustments and the absence of footnote disclosures).

(c) Pro Forma Balance Sheet. The pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of July 31, 2025, a copy of which has been delivered to the Agent, fairly presents in all material respects, on a basis consistent with the Financial Statements, the consolidated financial position of the Borrower and its Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the making of any Advances and the issuance of any Letters of Credit to be made on the Closing Date, (ii) the application of the proceeds therefrom as contemplated by the Loan Documents, and (iii) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet. As of the date of such balance sheet and the Closing Date, no Loan Party or any Subsidiary had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long term leases or forward or long term commitments, which are not properly reflected on such balance sheet.

(d) Projections. The Projections delivered on the Closing Date have been prepared by the Borrower in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflect projections for the Fiscal Year period beginning on January 1, 2025 and ending no sooner than the last day of the original term hereof, on a quarter-by-quarter basis for the first year and on a year-by-year basis thereafter. The Projections are based upon the same accounting principles as those used in the preparation of the Financial Statements described above and the estimates and assumptions stated therein, all of which the Loan Parties believed, at the time of preparation (and, with respect to the Projections delivered on the Closing Date, as of the Closing Date), to be reasonable and fair in light of current conditions and current facts known to any Loan Party and, as of the Closing Date, reflect the Loan Parties’ good faith and reasonable estimates of the future financial performance of the Loan Parties and their Subsidiaries for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections; it being understood that such Projections may vary from actual results and that such variances may be material.

(e) Borrowing Base Certificate. The information contained in the most recently delivered Borrowing Base Certificate is true, complete and correct in all material respects.

(f) No Material Adverse Effect. Since December 31, 2024, there has been no Material Adverse Effect.

4.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Loan Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority in writing, against any Loan Party, any Subsidiary or any of their respective properties which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Loan Party or any Subsidiary is the subject of an audit or, to each Loan Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any requirement of Law which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. The Borrower shall promptly disclose to the Agent any changed circumstance or event, which causes any of the representations herein to be inaccurate or untrue.

68

4.7 Ownership of Property. Each Loan Party and each Subsidiary is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person and necessary to the ordinary conduct of its business, except as may have been disposed of in compliance with the terms hereof.

4.8 No Default. No Default or Event of Default has occurred and is continuing. No Loan Party or any Subsidiary is in breach or default, nor has any Loan Party received any notice stating a breach or default may exist, under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default or threatened breach of default would reasonably be expected to have a Material Adverse Effect.

4.9 Labor Matters. As of the Closing Date, there are no strikes or other material labor disputes pending or to the best knowledge of each Loan Party threatened in writing against any Loan Party or any Subsidiary. Except as would not reasonably be expected to have a Material Adverse Effect, hours worked and payments made to the employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Loan Parties and the Subsidiaries, or for which any material claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

4.10 Regulated Entities. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

4.11 Margin Regulations. None of the proceeds from the Advances have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which could reasonably be expected to cause any of the Advances to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

4.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Laws Generally. Each Loan Party and each Subsidiary is in compliance with the requirements of all applicable Laws, including any Anti-Corruption Laws and Anti-Terrorism Laws, except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect.

(b) Foreign Assets Control Regulations and Anti-Terrorism Laws. Each Loan Party and each Subsidiary and their respective directors, officers and employees is in compliance in all material respects with all applicable sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State (collectively, “Sanctions”) and all applicable Anti-Terrorism Laws. No Loan Party and no Subsidiary of a Loan Party, including, to their knowledge, any director, officer, or employee, is an individual or an entity that is (i) a Person designated by the U.S. government on the list of the Specially Designated Nationals (the “SDN List”) with which a U.S. Person cannot deal or otherwise engage in business transactions, (ii) a Person who is otherwise the target of Sanctions such that a Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including by virtue of such person being a director (or manager) or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Sanctions (collectively, together with (i) and (ii), “Sanctioned Person”).

69

(c) USA Patriot Act. No part of the proceeds of any Advance will be used directly or knowingly indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

(d) None of the funds of any Loan Party that are used to repay any obligation under this Agreement shall constitute property of, or shall be beneficially owned directly or indirectly by, any Person that is the subject of Sanctions, such that repayment would result in a violation of Sanctions by any Person.

4.13 Taxes. All federal, state and all other material Tax returns, reports and statements required to be filed by or on behalf of each Loan Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest or to the extent that the failure to do so would not be reasonably expected to have a Material Adverse Effect, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof owing by a Loan Party have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.

4.14 ERISA.

(a) ERISA Plans. Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy the requirements of, applicable Law including ERISA and the IRC in all material respects; (ii) each ERISA Plan which is intended to be qualified under Section 401(a) of the IRC a favorable determination or opinion letter which may be relied on currently and nothing has occurred which would reasonably be expected to adversely affect the qualification of such ERISA Plan; and (iii) no Loan Party or any Subsidiary has incurred liability for any material excise tax under any of Sections 4971 through 5000A of the IRC.

(b) Pension Plans and Multiemployer Plans. During the 36 month period prior to the Closing Date or the making of any Advance or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan that could reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or the IRC. No Loan Party or any Subsidiary has incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan or Multiemployer Plan. Except as could not reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary, all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party, any Subsidiary or any ERISA Affiliate under the terms of the plan or of any collective bargaining agreement or by applicable Law. No Loan Party, Subsidiary or any ERISA Affiliate has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan. No Loan Party, Subsidiary or any ERISA Affiliate has received any notice with respect to any Multiemployer Plan, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise Tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

70

(c) ERISA Compliance. No Loan Party is as of the Closing Date, or will become on or after the Closing Date, (i) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a plan or account subject to Section 4975 of the IRC, (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the IRC, as determined pursuant to Section 3(42) of ERISA, or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA.

4.15 Brokers. Except for fees contractually incurred by a Loan Party or Affiliate of a Loan Party and payable in full on or prior to the Closing Date, no Loan Party or Affiliate of a Loan Party has any obligation to any broker, finder or other intermediary in respect of any finder’s or brokerage fees in connection with any Loan Document.

4.16 [Reserved].

4.17 Environmental Compliance.

(a) Hazardous Materials. Except in each case as set forth on Schedule 4.17, (i) to the knowledge of each Loan Party, no Hazardous Materials are located on any properties now or previously owned, leased or operated by any Loan Party or any Subsidiary or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law and have given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Loan Parties; (ii) to the knowledge of each Loan Party, no portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination; and (iii) all oral or written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Loan Party or any Subsidiary under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Loan Party or Subsidiary, except for any of the foregoing in clauses (i) through (iii) that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Notices Regarding Environmental Compliance. Except in each case as set forth on Schedule 4.17, no written notice, notification, demand, request for information, citation, summons, complaint or order has been issued to any Loan Party, no complaint has been filed against any Loan Party, and no penalty has been assessed and no investigation or review is pending, or to any Loan Party’s knowledge, threatened by any Governmental Authority or other Person with respect to, in any such case, any (i) alleged violation by any Loan Party or any Subsidiary of any Environmental Law, (ii) alleged failure by any Loan Party or any Subsidiary to have any Environmental Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials, except for any of the foregoing that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Properties Requiring Remediation. Except in each case as set forth on Schedule 4.17, to the knowledge of each Loan Party, no property now or previously owned or leased by any Loan Party or any Subsidiary and no property to which any Loan Party or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to any Loan Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of any Loan Party, other investigations which may lead to claims against any Loan Party or any Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including claims under CERCLA, except for any of the foregoing that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

71

(d) Underground Storage Tanks. Except in each case as set forth on Schedule 4.17 to the knowledge of each Loan Party, there are no underground storage tanks located on any property owned or leased by any Loan Party or any Subsidiary that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials, except for any of the foregoing that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e) Environmental Liens. As of the Closing Date, except in each case as set forth on Schedule 4.17, there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Loan Party or any Subsidiary.

4.18 Intellectual Property. Each Loan Party owns, is licensed to use or otherwise has the right to use, all Material Intellectual Property. All Material Intellectual Property of each Loan Party is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. To each Loan Party’s knowledge, each Loan Party and each Subsidiary conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Loan Party or any Subsidiary, which infringement or claim of infringement would reasonably be expected to have a Material Adverse Effect.

4.19 Real Property Interests. Except for the Real Estate identified on Schedule 4.19, no Loan Party or Subsidiary has, as of the Closing Date, any ownership interest in real property.

4.20 Full Disclosure. None of the information (financial or otherwise) furnished by or on behalf of any Loan Party or any Subsidiary to the Agent or any Lender pursuant to the Loan Documents or in connection with the consummation of the transactions contemplated by the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

4.21 Use of Proceeds. The Borrower shall use the proceeds of the Advances solely for working capital and other general corporate purposes not in contravention of any requirement of Law and not in violation of this Agreement or the other Loan Documents.

4.22 Insurance. Each Loan Party and each Subsidiary thereof currently maintains all insurance that is required to be maintained pursuant to Section 5.4.

4.23 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Loan Party, threatened in writing termination or cancellation of, or any material adverse modification or change in: the business relationship of any Loan Party or any Subsidiary with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Loan Party or Subsidiary; or the business relationship of any Loan Party or any Subsidiary with any supplier essential to its operations.

4.24 Bonding; Licenses. Except as set forth on Schedule 4.24, and except for such agreements or requirements the breach, nonperformance or cancellation of which would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, no Loan Party or any Subsidiary is a party to or bound by (a) any surety bond agreement or bonding requirement with respect to products or services sold by such Person or (b) any material trademark or patent license agreement with respect to products sold by such Person.

72

4.25 Solvency. Both before and after giving effect to, as applicable with respect to any date of determination pursuant to the terms of this Agreement: (a) the Advances and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Advances and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Advances pursuant to the instructions of the Borrower, (c) the repayment in full of the Existing Indebtedness, and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties, on a consolidated basis, are and will be Solvent.

4.26 [Reserved].

4.27 Representations and Warranties in Loan Documents. All representations and warranties made by each Loan Party in the Loan Documents are true and correct in all material respects as of the Closing Date, the date of making of each Advance (or other extension of credit) and as of any date that any Loan Party is expressly obligated to confirm the same under this Agreement or any other Loan Document (except that such material qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), except to the extent that such representations or warranties expressly relate to an earlier date in which case such representations or warranties are true or correct in any material respect as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

4.28 Health Care Matters.

(a) Compliance with Health Care Laws. The Borrower and each of its Subsidiaries is, and at all times during the three calendar years immediately preceding the Closing Date has been, in compliance with all Health Care Laws applicable to it, its assets, business or operations, except where non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no circumstance exists or event has occurred which would reasonably be expected to result in a material violation of any Health Care Law.

(b) Health Care Permits. As of the Closing Date, Schedule 4.28 sets forth an accurate, complete and current list of all material Health Care Permits. The Borrower and each of its Subsidiaries holds, and at all times during the three calendar years immediately preceding the Closing Date has held, all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations as presently conducted. All such Health Care Permits are, and at all times during the three calendar years immediately preceding the Closing Date have been, in full force and effect and there is and has been no material default under, material violation of, or other material noncompliance with the terms and conditions of any such Health Care Permit except where such revocation, termination, restriction limitation, modification or non-renewal would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, has resulted or would reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Health Care Permit except where such suspension, revocation, termination, restriction, limitation, modification or non-renewal would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. During the three calendar years immediately preceding the Closing Date, no Governmental Authority has taken, or to the knowledge of any Loan Party intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Health Care Permit of any Loan Party or any Subsidiary, except where such suspension, revocation, termination, probation, restriction, limitation, modification or failure to renew would not reasonably be expected to result in a Material Adverse Effect.

73

(c) Licensed Personnel. To the knowledge of any Loan Party, the Licensed Personnel hold and, during the three calendar years immediately preceding the Closing Date (but only during times that such Persons have been Licensed Personnel of any Loan Party or any Subsidiary as of the Closing Date), have held, all professional licenses and other Health Care Permits required in the performance of such Licensed Personnel’s duties for such Loan Party or such Subsidiary, and, to the knowledge of each Loan Party, no suspension, revocation, termination, impairment, modification or non-renewal of any such Permit is pending or threatened.

(d) Proceedings; Audits. To the knowledge of any Loan Party, there are no pending or threatened (in writing) Proceedings against or affecting the Borrower or any Subsidiary or, to the knowledge of any Loan Party, any Licensed Personnel, relating to any actual or alleged material non-compliance with any Health Care Law. To the knowledge of any Loan Party, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any such Proceeding against or affecting any Loan Party or any Subsidiary or any Licensed Personnel that would reasonably be expected to have, in the aggregate, a Material Adverse Effect. There currently exist no material restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Health Care Permit of any Loan Party or any Subsidiary except for such restrictions, deficiencies, required plans of correction or other such remedial measures that would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, no validation review, program integrity review, audit or other investigation related to any Loan Party or any Subsidiary or their respective operations, or the consummation of the transactions contemplated in the Loan Documents or related to the Collateral (i) has been conducted by or on behalf of any Governmental Authority during the three calendar years immediately preceding the Closing Date, or (ii) to the knowledge of any Loan Party, is scheduled, pending or, threatened, except, in each case, where such review, audit, or other investigation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Exclusion. No Loan Party and no Subsidiary, nor, to the knowledge of any Loan Party, any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Loan Party or any Subsidiary, nor to the knowledge of any Loan Party, any Licensed Personnel of any Loan Party or any Subsidiary, has in the three calendar years immediately preceding the Closing Date been (i) excluded from any Governmental Payor pursuant to 42 U.S.C. § 1320a-7 and related regulations or (ii) debarred, disqualified, suspended or excluded from participation in any Governmental Payor or is listed on the General Services Administration list of excluded parties, nor, to the knowledge of any Loan Party, is any such debarment, disqualification, suspension or exclusion threatened or pending.

(f) Corporate Integrity Agreement. No Loan Party and no Subsidiary, nor, to the knowledge of any Loan Party, any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §1001.1001) in any Loan Party or any Subsidiary is a party to, or bound by, any corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal with any Governmental Authority concerning compliance with Health Care Laws.

(g) Compliance with FDA Law and Regulation. Except where non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower and each Subsidiary is, and at all times during the three calendar years immediately preceding the Closing Date has been, in compliance with all applicable provisions of the FD&C Act and all applicable regulations promulgated by the FDA (such regulations, and together with the FD&C Act, the “FDA Law and Regulation”).

74

(h) FDA Proceedings; Audits. Except as set forth on Schedule 4.28, to the knowledge of Loan Party and each of their respective Subsidiaries, there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against any Loan Party or each of their respective Subsidiaries, and, the Loan Parties have no material liability (whether actual or contingent) for failure to comply with any FDA Law and Regulation. There is no act, omission, event, or circumstance of which any Loan Party has knowledge that, as of the Closing Date, would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such material liability. As of the Closing Date there are no administrative, civil or criminal proceedings relating to any of the Loan Parties, or to the knowledge of the Loan Parties, any of their employees, which involve a matter within or related to the FDA’s jurisdiction. No Loan Party nor each of their respective Subsidiaries has entered into any consent decree or order pursuant to any FDA Law and Regulation, and no Loan Party is a party to any judgment, decree or judicial or administrative order pursuant to any FDA Law and Regulation.

(i) FDA Fraud Policy. To the knowledge of the Loan Parties and each of their respective Subsidiaries, no officer, employee or agent of any of the Loan Parties or each of their Subsidiaries, has made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(j) FD&C Permits. Schedule 4.28 sets forth a list of all registrations, listings, approvals, clearances, approvals, licenses or permits issued under the FD&C Act (“FD&C Permits”) and held exclusively by the Borrower or any of its Subsidiaries. Each such FD&C Permit is in full force and effect and, to the knowledge of the Loan Parties, no suspension, revocation, cancellation or withdrawal of such FD&C Permit is threatened and there is no basis for believing that such FD&C Permit will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn.

(k) FDA Registration. To the extent required by FDA Law and Regulation, any establishments operated by a Loan Party or their respective Subsidiaries are registered with the FDA, and each product produced by these establishments has been, to the extent required by FDA Law and Regulation, listed by the applicable Loan Party or Subsidiary in accordance with 21 CFR Parts 207 and such establishment registrations and listings are current as of the Closing Date.

5.	AFFIRMATIVE COVENANTS

Each Loan Party jointly and severally agrees as to all Loan Parties that from and after the date hereof and until the Termination Date:

5.1 Maintenance of Existence and Conduct of Business. Each Loan Party shall, and shall cause its Subsidiaries to (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate and, as applicable, limited liability company or other organizational existence and its material rights and franchises, and (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder.

75

5.2 Payment of Charges.

(a) Subject to Section 5.2(b), each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to Tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen, processors and bailees, in each case, before any thereof shall become past due, except in each case, where the failure to pay or discharge such Charges would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Loan Party and Subsidiary may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided that (i) adequate reserves with respect to such contest are maintained on the books of such Loan Party or Subsidiary, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, and (iv) such Loan Party or Subsidiary shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to the Agent evidence reasonably acceptable to the Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or Subsidiary or the conditions set forth in this Section 5.2(b) are no longer met.

5.3 Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered to the Agent on or prior to the Closing Date.

5.4 Insurance; Damage to or Destruction of Collateral.

(a) The Loan Parties shall, and shall cause each of their Subsidiaries to, at their sole cost and expense, maintain the policies of insurance as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to the Agent. Such policies of insurance (or the lender’s loss payable and additional insured endorsements delivered to the Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days (or 10 days in the case of non-payment) prior written notice to the Agent in the event of any non-renewal, cancellation or material amendment of any such insurance policy. If any Loan Party or any such Subsidiary at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, the Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that the Agent deems advisable. The Agent shall have no obligation to obtain insurance for any Loan Party or any such Subsidiary or pay any premiums therefor. By doing so, the Agent shall not be deemed to have waived any Default or Event of Default arising from the failure of such Loan Party or Subsidiary to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by the Borrower to the Agent and shall be additional Obligations hereunder secured by the Collateral.

76

(b) The Agent reserves the right at any time upon any change in the risk profile of any Loan Party or any Subsidiary of any Loan Party (including any change in the product mix maintained by any Loan Party or any Subsidiary or any Laws affecting the potential liability of such Loan Party or Subsidiary) to require in its Permitted Discretion additional forms and limits of insurance to the extent available to such Loan Parties and Subsidiaries at reasonable rates to, in the Agent’s opinion, adequately protect both the Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Loan Party and Subsidiary is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by the Agent, each Loan Party shall deliver to the Agent from time to time a report of a reputable insurance broker reasonably satisfactory to the Agent, with respect to its insurance policies.

(c) No later than 30 days after the Closing Date (or such later date as the Agent may agree to in writing, which may be via email), all such insurance policies shall include, in form and substance reasonably satisfactory to the Agent, endorsements to (i) all special form (“all risk”) and business interruption insurance naming the Agent, on behalf of itself and Lenders, as lender loss payee, and (ii) all general liability and other liability policies naming the Agent, on behalf of itself and Lenders, as additional insured. Each Loan Party irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent), so long as an Event of Default has occurred and is continuing, as each Loan Party’s true and lawful attorney in fact for the purpose of making, settling and adjusting claims under such special form policies of insurance, endorsing the name of each Loan Party on any check or other item of payment for the proceeds of such special form policies of insurance and for making all determinations and decisions with respect to such special form policies of insurance. The Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. The Loan Parties shall promptly notify the Agent of any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance.

5.5 Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, local and foreign Laws and regulations applicable to it, including ERISA, labor Laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary will maintain in effect policies and procedures reasonably designed to ensure compliance by them and their respective directors, officers, employees and agents with applicable Sanctions. Each Loan Party and each Subsidiary will comply with commercially reasonable requests by the Lender for information or documentation necessary to ensure that each Loan Party and Subsidiary is compliant with any applicable federal, state laws and not engaged in any act or omission that would cause the Lender to be in breach of any applicable Law.

5.6 Regulatory Matters.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Health Care Laws relating to the operation of such Person’s business.

(b) Each Loan Party shall (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Health Care Permits which are necessary in the proper conduct of its business; and (ii) be and remain in material compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, Medicare and Medicaid.

77

(c) Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain a corporate and health care regulatory compliance program (“CCP”) which reasonably addresses the requirements of Health Care Laws, including without limitation HIPAA and reasonably includes at least the following components and allows Agent and/or any consultants from time to time upon reasonable request to review such CCP: (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including, without limitation, publicizing a reporting system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (vi) mechanisms to respond promptly to detected violations of the CCP. Each Loan Party shall, and shall cause each of its Subsidiaries to, modify such CCP from time to time, as may be reasonably necessary to promote continuing compliance with all applicable Health Care Laws.

5.7 Intellectual Property. Each Loan Party shall, and shall cause each of its Subsidiaries to, conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its licenses.

5.8 Environmental Matters. Each Loan Party shall and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that would not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify the Agent promptly after such Loan Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $1,000,000; and (d) promptly forward to the Agent a copy of any material written communication, report, notice, order or request for information received by such Loan Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000 in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If the Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Loan Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, would reasonably be expected to have a Material Adverse Effect, then the Agent may provide written notice to each Loan Party of such violation or Release, upon the Agent’s written request, each Loan Party shall (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Loan Parties’ expense, as the Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to the Agent and shall be in form and substance reasonably acceptable to the Agent, and (ii) if the Loan Parties do not promptly perform such environmental audits or prepare such environmental reports as reasonably requested permit the Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as the Agent deems appropriate, including subsurface sampling of soil and groundwater. The Loan Parties shall reimburse the Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

78

5.9 Collateral Access Agreements; Certain Real Estate Deliverables.

(a) Within 45 days after the Closing Date (or such later date as the Agent may agree to in writing, which may be via email), the Loan Parties shall use their commercially reasonable efforts to obtain a Collateral Access Agreement with respect to their locations at (i) 1A Burton Hills Blvd., Suite 200, Nashville, Tennessee 37215, (ii) 1705 Route 46 W, Suite 4, Ledgewood, NJ 07852, and (iii) 658 Grassmere Park, Suite 104, Nashville, TN 37211. If any Loan Party leases a new location where material books and records with respect to the Accounts of any Loan Party are located, within 45 days thereafter (or such later date as the Agent may agree to in writing, which may be via email), such Loan Party shall use its commercially reasonable efforts to obtain a Collateral Access Agreement with respect thereto; provided that no Collateral Access Agreement shall be required in the event that such books and records are maintained in duplicate at another location for which Borrower has delivered a Collateral Access Agreement or are available electronically through systems to which the Agent is given access.

(b) Within 45 days after the Closing Date (or such later date as the Agent may agree to in writing, which may be via email), the Loan Parties shall use their commercially reasonable efforts to obtain a bailee letter (in form and substance reasonably satisfactory to the Agent) from Cardinal Health, Inc. with respect to any Loan Party’s inventory located at 501 Mason Road, La Vergne, TN 37086.

5.10 Cash Management Systems. The Loan Parties shall establish and maintain the cash management systems described on Annex B (the “Cash Management Systems”).

5.11 Maintenance of Property. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear and casualty excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.12 Inspection of Property and Books and Records; Appraisals.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Agent shall have access at any and all times during the continuance thereof): (i) provide access to such property to the Agent and any of its Related Persons, as frequently as the Agent determines to be appropriate; and (ii) permit the Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies from all of such Loan Party’s books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that the Agent considers advisable, in each instance, at the Loan Parties’ expense; provided that the Loan Parties shall only be obligated to reimburse the Agent for the expenses for one such field examination, audit and inspection per year (or two such field examinations, audits and inspections per year at any time during such Fiscal Year that Excess Availability is or has been less than the greater of 17.5% of Availability and $6,300,000 for three consecutive Business Days) or more frequently if an Event of Default has occurred and is continuing. Any Lender may accompany the Agent or its Related Persons in connection with any inspection at such Lender’s expense.

Nothing in this Section 5.12 shall require Loan Parties or their Subsidiaries to provide any such information or access (i) which constitutes non-financial trade secrets or non-financial proprietary information, (ii) in violation of applicable law, (iii) which is subject to attorney-client or similar privilege or constitutes attorney work-product, or (iv) with respect to which any Loan Party owes confidentiality obligations pursuant to a written confidentiality agreement (to the extent not created in contemplation of such Loan Party’s obligations under this Agreement) in favor of any third party. Nothing herein or in any Loan Document shall require any Loan Party or any Subsidiary of a Loan Party to disclose (or provide access to) any individually identifiable health information or other confidential patient information in violation of applicable laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including HIPAA.

79

5.13 Use of Proceeds. The Borrower shall use the proceeds of the Advances as provided for in Section 4.21.

5.14 Further Assurances.

(a) Promptly upon request by the Agent, the Loan Parties shall and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to take such additional actions and execute such documents as the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Loan Parties shall cause each of their Subsidiaries (other than Excluded Subsidiaries) and any Person formed or created as a result of a statutory division of a Loan Party, within 60 days (or such longer period to which the Agent consents in its sole discretion) after formation, creation or acquisition thereof, or after such Person ceases to be an Excluded Subsidiary, to guaranty the Obligations and grant to the Agent, for the benefit of the Secured Parties, a security interest in such Person’s personal property, subject to the limitations set forth herein and in the applicable Collateral Documents, to secure such guaranty.

(b) Furthermore and except as otherwise approved in writing by Required Lenders, each Loan Party shall pledge to the Agent, for the benefit of the Secured Parties, all of the Stock (other than Excluded Equity Interests) of each of the Subsidiaries, concurrently with such Loan Party becoming a Loan Party. In connection with each such pledge of Stock, the Loan Parties shall deliver, or cause to be delivered, to the Agent, to the extent required by the Collateral Documents, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.

(c) The Loan Parties shall deliver, or cause to be delivered, to the Agent appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by the Agent in its Permitted Discretion, legal opinions relating to the matters described in this Section 5.14 (which opinions shall be in form and substance reasonably acceptable to the Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Loan Party formed or acquired after the Closing Date. In addition to, and without limiting, any of the foregoing, promptly following the Agent’s reasonable written request therefor, the Loan Parties shall deliver, or cause to be delivered, to the Agent: (i) such other information regarding the operations, material changes in ownership of Stock, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Agent or any Lender (through the Agent) may reasonably request and (ii) information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable Anti-Terrorism Laws.

(d) In the event any Loan Party acquires any Material Real Estate Asset, within 90 days after (or such later date as the Agent may agree to in writing, which may be via email) such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, the Real Estate Deliverables with respect to such Material Real Estate Asset.

80

6.	NEGATIVE COVENANTS

Each Loan Party jointly and severally agrees that from and after the date hereof until the Termination Date:

6.1 Dispositions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, undergo a statutory division or otherwise dispose of (whether in one or a series of transactions) any property (including the Stock of any Subsidiary, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse), except:

(a) dispositions in the Ordinary Course of Business to any Person of Inventory or obsolete, worn-out or surplus Equipment or other tangible property that is no longer used or useful in the business of the Loan Parties.

(b) dispositions of property to a Loan Party or by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(c) dispositions of Cash Equivalents in the Ordinary Course of Business or conversions of Cash Equivalents into cash or other Cash Equivalents;

(d) Investments permitted under Section 6.2;

(e) dispositions which are made for fair market value; provided that (A) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (B) not less than 75% of the aggregate consideration for such disposition shall be paid in cash, and (C) the aggregate fair market value of all assets so sold by the Loan Parties and their Subsidiaries shall not exceed (i) $5,000,000 in any Fiscal Year;

(f) so long as no Event of Default has occurred and is continuing (or would reasonably be expected to occur after giving effect to such disposition), dispositions (other than with respect to Material Intellectual Property) with a fair market value not in excess of $1,000,000 in aggregate;

(g) the creation of a Lien permitted under Section 6.7;

(h) any transaction permitted under Section 6.4, 6.8, or 6.12;

(i) dispositions in the Ordinary Course of Business consisting of the abandonment, lapse or cancellation of Intellectual Property (other than Material Intellectual Property) which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of Borrower or any of its Subsidiaries;

(j) dispositions identified on Schedule 6.1 on the Closing Date; and

(k) any disposition of defaulted Accounts that arose in the Ordinary Course of Business for collection, so long as such Accounts are excluded from the calculation of the Borrowing Base.

81

6.2 Investments; Loans and Advances. No Loan Party shall, nor shall it permit any of its Subsidiaries to, make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except:

(a) each Loan Party and its Subsidiaries may hold Investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Loan Party or Subsidiary pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the Ordinary Course of Business, consistent with past practices;

(b) each Loan Party and its Subsidiaries may maintain its existing Investments in Stock of their respective Subsidiaries existing as of the Closing Date and other Investments listed on Schedule 6.2 on the Closing Date, and in each case any renewals, amendments and replacements thereof that do not increase the amount of any such Investment, net of cash returns thereon, or require that any additional Investment be made (unless otherwise permitted hereunder);

(c) the Loan Parties may make Permitted Acquisitions and earnest money deposits in connection with Permitted Acquisitions and Investments acquired as a result of any Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence prior to the date of such Permitted Acquisition;

(d) the Loan Parties may make Permitted Intellectual Property Acquisitions and earnest money deposits in connection with Permitted Intellectual Property Acquisitions;

(e) Investments in Rate Contracts entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;

(f) Investments in cash and Cash Equivalents;

(g) loans or advances permitted under Section 6.4(c);

(h) to the extent constituting Investments, guarantees permitted under Section 6.6, Liens permitted by Section 6.7, and transactions permitted by Section 6.8 or Section 6.12;

(i) Investments in Accounts owing to any Loan Party if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as any Loan Party deems reasonable under the circumstances;

(j) payroll and similar extensions of credit to cover matters that are expected at the time of such extensions of credit ultimately to be treated as expenses for accounting purposes and that are made in the Ordinary Course of Business;

(k) extensions of credit to Account Debtors and suppliers in the Ordinary Course of Business;

(l) Stock, obligations or securities received in settlement of debts created in the Ordinary Course of Business and owing to any Loan Party or in satisfaction of judgments;

(m) Investments in any Person where such Investment was acquired by the Borrower or any Subsidiary (i) in exchange for any other investment or accounts receivable held by any Loan Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or Accounts or (ii) as a result of a foreclosure by any Loan Party with respect to any secured investment or other transfer of title with respect to any secured investment in default;

82

(n) prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar pledges and deposits made in the Ordinary Course of Business;

(o) obligations of one or more officers, directors, or employees of any Loan Party in connection with such individual’s acquisition of shares of Stock of any Loan Party (and refinancings of the principal thereof and accrued interest thereon) so long as no net cash is paid by such Loan Party to such individuals in connection with the acquisition of any such obligations;

(p) Investments acquired after the Closing Date as a result of the acquisition by any Loan Party of another Person, including by way of a merger, amalgamation, or consolidation with or into such Loan Party, in a transaction that is not prohibited by this Agreement to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(q) Investments by (i) a Loan Party in another Loan Party, (ii) a Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (iii) a Subsidiary that is not a Loan Party in a Loan Party; provided that any Investment made by any Subsidiary that is not a Loan Party pursuant to this clause (q) shall be subordinated in right of payment to the Obligations;

(r) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(s) Investments consisting of the non-cash portion of the sales consideration received by the Borrower or any of its Subsidiaries in connection with any dispositions permitted under Section 6.1;

(t) any outbound non-exclusive license for the use of Intellectual Property of any Loan Party entered into in the Ordinary Course of Business; and

(u) Investments in an aggregate amount outstanding not to exceed the greater of $5,000,000 and 10% of Consolidated Adjusted EBITDA for the Test Period most recently ended.

6.3 Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Advances and the other Obligations;

(b) Indebtedness secured by Liens permitted by Section 6.7(c), and any Permitted Refinancing thereof;

(c) unfunded employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable Law,

(d) Indebtedness in existence on the Closing Date and described on Schedule 6.3 and any Permitted Refinancing thereof;

(e) Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness of a Target assumed at the time of a Permitted Acquisition of such Target) and any Permitted Refinancing thereof; provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) the aggregate principal amount of all Indebtedness permitted by this Section 6.3(e) shall not at any time outstanding exceed $10,000,000;

83

(f) Seller Notes which constitute Subordinated Debt for all purposes of this Agreement; provided that (i) all obligations under each Seller Note shall be unsecured and subordinated to the Obligations pursuant to subordination provisions reasonably satisfactory to the Agent, (ii) no Seller Note shall mature any earlier than 6 months following the latest maturity date of the Advances under this Agreement at the time of the issuance of such Seller Note, (iii) no payments of principal or interest may be made pursuant to or under any Seller Notes prior to the latest maturity date of the Advances under this Agreement at the time of the issuance of the Seller Notes, (iv) the terms and conditions applicable to any Seller Note (and any amendments thereto), shall be reasonably satisfactory to the Agent, and (v) the aggregate principal amount of all Indebtedness outstanding under this Section 6.3(f), together with any Indebtedness outstanding under Section 6.3(g), shall not at any time exceed $5,000,000;

(g) Contingent Acquisition Consideration which shall constitute Subordinated Debt for all purposes of this Agreement; provided that (i) all obligations in respect of Contingent Acquisition Consideration shall be unsecured and subordinated to the Obligations pursuant to subordination provisions reasonably satisfactory to the Agent, (ii) the terms and conditions applicable to any Contingent Acquisition Consideration (and any amendments thereto), shall be reasonably satisfactory to the Agent, and (iii) the maximum aggregate amount payable with respect to all such Contingent Acquisition Consideration (assuming the remaining maximum performance standards related thereto are satisfied, except to the extent all or any portion thereof becomes a fixed, matured or earned amount, in which case such amount shall be deemed the actual amount of the Contingent Acquisition Consideration), together with any Indebtedness outstanding under Section 6.3(f), shall not exceed $5,000,000;

(h) to the extent constituting Indebtedness, Contingent Obligations permitted pursuant to Section 6.6;

(i) Indebtedness consisting of intercompany loans and advances made by the Borrower to any other Loan Party or by any Guarantor to the Borrower;

(j) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business;

(k) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guaranties and similar obligations, in each case provided in the Ordinary Course of Business;

(l) unsecured Indebtedness not to exceed the greater of $5,000,000 and 10% of Consolidated Adjusted EBITDA for the Test Period most recently ended at any time outstanding;

(m) secured Indebtedness not to exceed the greater of $2,500,000 and 5% of Consolidated Adjusted EBITDA for the Test Period most recently ended at any time outstanding;

(n) Indebtedness in respect of the Senior Unsecured Notes and any Permitted Refinancing thereof;

(o) to the extent constituting Indebtedness, Investments permitted by Section 6.2;

84

(p) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created, or related to obligations or liabilities incurred, in the Ordinary Course of Business, including in respect of workers compensation claims, health, disability or other employee benefits or property, leases, commercial contracts, Indebtedness permitted pursuant to Section 6.3(j), property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(q) Indebtedness arising in connection with the financing of insurance premiums in the Ordinary Course of Business;

(r) Indebtedness in respect of netting services, overdraft protections, business credit cards, purchasing cards, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services;

(s) purchase price adjustments, indemnity payments, incentive, non-compete, consulting or other similar arrangements, contingent obligations in connection with any Permitted Acquisition or Permitted Intellectual Property Acquisition (including for this purpose Acquisitions that closed prior to the Closing Date); and

(t) any Permitted Debt Issuance and any Permitted Refinancing thereof.

For purposes of determining compliance with this Section 6.3, in the event that an item of Indebtedness or any portion thereof meets the criteria of more than one of the exceptions described above, the Borrower, in its sole discretion, may classify, and from time to time may reclassify, all or any portion of such item of Indebtedness between or among such exceptions in any manner such that the item of Indebtedness would be permitted to be created or incurred at the time of such classification or reclassification, as applicable.

6.4 Employee Loans and Affiliate Transactions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction with any Affiliate of such Loan Party or of any such Subsidiary, or pay any management, consulting or similar fees to any Affiliate of any Loan Party or to any officer, director (or manager) or employee of any Loan Party or any Affiliate of any Loan Party or any of their respective Affiliates (other than a Loan Party) for any costs, expenses and similar items, except:

(a) as expressly permitted by this Agreement;

(b) except for any management, consulting or similar fees, transactions in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Loan Party or Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which, in the case of transactions involving one or more payments by the Borrower or any Subsidiary in excess of $250,000 to any Affiliate of the Borrower, in each case, for any single transaction or series of related transactions, are disclosed in writing to the Agent, in each case, exclusive of any loans or advances except to the extent expressly permitted by Sections 6.3(i), 6.4(c) and 6.4(d);

(c) (i) loans or advances to employees of Loan Parties for travel, entertainment and relocation expenses and other purposes in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of Stock of the Borrower not to exceed $2,500,000 in the aggregate in any Fiscal Year pursuant to employee stock purchase plans or agreements approved by the Borrower’s board of directors (or similar governing body);

85

(d) transactions with Affiliates existing as of the Closing Date and described in Schedule 6.4;

(e) non-cash loans or advances made by the Borrower to employees, officers or directors of Loan Parties that are simultaneously used by such Persons to purchase Stock of the Borrower; and

(f) payment of reasonable compensation (including performance, discretionary, retention, relocation, transaction and other special bonuses and payment, severance payments and payments pursuant to employment agreements), other benefits (including retirement, health, stock option and other benefit plans, life insurance, disability insurance and other equity (or equity-linked) awards) and indemnification of, and other employment arrangements with, directors, officers, and employees of any Loan Party or its Subsidiaries in the Ordinary Course of Business;

(g) payment of customary fees, reimbursement of expenses, and payment of indemnification to officers and directors and customary payment of insurance premiums on behalf of officers and directors by the Loan Parties or their Subsidiaries, in each case, in the Ordinary Course of Business;

(h) any transaction (with any series of related transactions being aggregated for the purposes of this clause (h)) involving consideration of less than $100,000; and

(i) any arrangement or transaction to the extent the terms thereof are (i) no less favorable to the Loan Parties than those that would be obtained in a comparable arm’s-length transaction with a non-affiliated Person and (ii) such transaction is otherwise permitted hereunder and under the other Loan Documents.

6.5 Capital Structure and Business. Except as expressly permitted under Section 6.8 or Section 6.13, no Loan Party shall amend any of its Organizational Document in any material respect and, in each case, in any respect materially adverse to the Agent and Lenders. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries, or proposed to be carried on by it, on the Closing Date or any businesses, services and activities that are related, complementary, synergistic, incidental, ancillary or similar thereto or are extensions or developments of any thereof.

6.6 Contingent Obligations. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Contingent Obligations except in respect of the Obligations and:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) obligations with respect to Rate Contracts entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;

(c) Contingent Obligations of the Loan Parties and their Subsidiaries existing as of the Closing Date and listed on Schedule 6.6, including extensions and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Loan Parties and their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Agent title insurance policies;

86

(e) Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Permitted Acquisitions and Permitted Intellectual Property Acquisitions (including for this purpose Acquisitions that closed prior to the Closing Date), and (ii) purchasers in connection with dispositions permitted under Section 6.1;

(f) Contingent Obligations with respect to Indebtedness permitted under Section 6.3(p);

(g) Contingent Obligations arising under guaranties made in the Ordinary Course of Business, which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(h) Contingent Obligations under the Loan Documents;

(i) Investments permitted by Section 6.2; and

(j) other Contingent Obligations not exceeding the greater of $1,000,000 and 2% of Consolidated Adjusted EBITDA for the Test Period most recently ended in the aggregate at any time outstanding.

6.7 Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired), except:

(a) Permitted Encumbrances;

(b) Liens in existence on the date hereof and summarized on Schedule 6.7 securing Indebtedness described on Schedule 6.3 and Permitted Refinancings thereof; provided that the principal amount so secured is not increased and the Lien does not attach to any other property; and

(c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with Indebtedness (and Permitted Refinancings thereof) incurred to finance the acquisition of software, Equipment and Fixtures acquired by any Loan Party in the Ordinary Course of Business, involving the incurrence of an aggregate amount of Indebtedness and Capital Lease Obligations of not more than $5,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the software, Equipment and Fixtures subject to such Indebtedness and the products and proceeds and replacement thereof, attachments thereto and books and records related thereto and does not exceed 100% of the purchase price of the subject assets);

(d) Liens on property acquired pursuant to a Permitted Acquisition (other than Accounts, Inventory and Deposit Accounts), or on property of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 6.3(e) and any Permitted Refinancing thereof, and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any property of the Borrower or its Subsidiaries other than property of the applicable Target;

(e) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of Inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such Inventory or such other goods in the Ordinary Course of Business;

87

(f) Liens in favor of collecting banks arising under Section 4-210 of the UCC and other banker’s liens or rights of set off arising by operation of law in favor of banks or other depository institutions;

(g) any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, non-exclusive licenses or non-exclusive sublicenses entered into by the Borrower or any of its Subsidiaries in the Ordinary Course of Business; provided that no such lease or sublease shall constitute a Capital Lease;

(h) any Lien arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the Ordinary Course of Business; provided that such Lien attaches only to the goods subject to such sale, title retention, consignment or similar arrangement;

(i) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(j) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(k) rights of first refusal, voting, redemption, transfer or other restrictions (including call provisions and buy-sell provisions) with respect to the Stock of any joint venture or other Persons that are not Subsidiaries;

(l) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or otherwise in the Ordinary Course of Business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(m) to the extent constituting a Lien, customary cash escrow arrangements securing indemnification obligations associated with a Permitted Acquisition or any other Investment permitted under Section 6.2;

(n) Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business;

(o) Liens incurred with respect to obligations that do not exceed the greater of $2,500,000 and 5% of Consolidated Adjusted EBITDA for the Test Period most recently ended in the aggregate at any time outstanding; and

(p) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights) that do not materially interfere with the Ordinary Course of Business.

6.8 Consolidations and Mergers. No Loan Party shall, nor shall it permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or undergo any statutory division, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except:

(a) as expressly permitted by Section 6.1;

88

(b) the sale, lease, transfer or other disposition by (i) any Loan Party (other than the Borrower) of any or all of its property (upon voluntary liquidation, dissolution, winding-up or otherwise) to the Borrower or any other Loan Party or to any entity that concurrently therewith shall become a Loan Party or (ii) any Subsidiary that not a Loan Party of any or all of its property (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Subsidiary that is not a Loan Party;

(c) the sale, transfer or other disposition of (i) the Stock of any Subsidiary to a Loan Party or (ii) the Stock of any Subsidiary that is not a Loan Party owned by a Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;

(d) upon not less than 5 Business Days prior written notice to the Agent (or such shorter period of time as the Agent may agree in its sole discretion; provided that such notice shall not be required with respect to any transaction in which no Loan Party is constituent party), (i) any Subsidiary of the Borrower may merge with, dissolve or liquidate into (in each case in accordance with applicable Law) the Borrower or another Subsidiary; provided that (A) if the Borrower or another Loan Party which is a Subsidiary organized in the United States is a constituent entity in such transaction, the Borrower or such other Loan Party which is a Subsidiary organized in the United States, shall be the continuing or surviving entity (and the Borrower shall be the continuing or surviving entity if the Borrower is a party to such transaction), (B) if a Loan Party is constituent party to such transaction, the Loan Parties provide the Agent with copies of all material documentation relating thereto, and (C) all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of the Agent in accordance with the terms of the Collateral Documents shall be completed and (ii) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary; provided that (A) the Loan Parties provide the Agent with copies of all material documentation relating thereto and (B) if a Foreign Subsidiary which is not an Excluded Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, (x) a Foreign Subsidiary which is not an Excluded Foreign Subsidiary shall be the continuing or surviving entity and (y) all actions required to establish perfected Liens on the Stock of the surviving entity and other Collateral in favor of the Agent in accordance with the terms of the Collateral Documents shall be completed; and

(e) in connection with any Permitted Acquisition or other Investment permitted under Section 6.2, any Loan Party or any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as (i) the Person surviving such merger with any Subsidiary shall be a direct or indirect wholly-owned Subsidiary of the Borrower, (ii) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person, and (iii) in the case of any such merger to which a Loan Party is a party, the surviving Person is such Loan Party or concurrently therewith becomes a Loan Party.

6.9 ERISA. No Loan Party shall, nor shall cause or permit any of its Subsidiaries or ERISA Affiliates to, cause or permit to occur (a) an event that could result in the imposition of a Lien under Section 430 or 6321 of the IRC or Section 303 or 4068 of ERISA or (b) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in Taxes, penalties and other liability in excess of $500,000 in the aggregate.

6.10 Hazardous Materials. No Loan Party shall, nor shall it permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits, other than such violations or Environmental Liabilities that would not reasonably be expected to have a Material Adverse Effect.

6.11 Sale Leasebacks. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.

89

6.12 Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, declare or make any Restricted Payments, except:

(a) (i) any Subsidiary may declare and pay dividends, payments or distributions to the Borrower or any Subsidiary (and, in the case of any such Subsidiary making such dividend or distribution, to holders of its Stock other than the Borrower or another Subsidiary on no more than a pro rata basis), and (ii) any Loan Party or Subsidiary may declare and make dividends or other distributions payable solely in its Stock;

(b) the Loan Parties and their Subsidiaries may pay, as and when due and payable, regularly scheduled payments of interest only at the non-default rate in respect of the Subordinated Debt, solely to the extent permitted under the applicable subordination agreement or subordination provisions with respect thereto;

(c) the Loan Parties and their Subsidiaries may pay, as and when due and payable, non-accelerated mandatory payments in respect of Subordinated Debt, solely to the extent permitted under the applicable subordination agreement or subordination terms with respect thereto;

(d) any purchase, redemption, retirement or other acquisition of Stock of the Borrower held by consultants, officers, directors and employees or former consultants, officers, directors or employees (or their transferees, estates, or beneficiaries under their estates) of Borrower and its Subsidiaries not to exceed $1,500,000 in the aggregate in any Fiscal Year (it being agreed that, to the extent constituting a transaction permitted by Section 6.4(c), the amount of any Indebtedness of such Persons owing to the Borrower or any Subsidiary forgiven in connection with such Restricted Payment shall be excluded from any determination pursuant to this clause (ii)(d)); provided that the portion of such basket that is not used by the Borrower or its Subsidiaries in any Fiscal Year shall be carried forward and shall increase such basket for succeeding fiscal years;

(e) cashless repurchases of Stock deemed to occur upon exercises of options and warrants or the settlement or vesting of other equity awards if such Stock represents a portion of the exercise price of such options or warrants or similar equity incentive awards;

(f) cash payments made by the Borrower to redeem, purchase, repurchase or retire its obligations under options, warrants and other convertible securities issued by it in the nature of customary cash payments in lieu of fractional shares in accordance with the terms thereof;

(g) the Borrower may acquire (or withhold) its Stock pursuant to any employee stock option or similar plan to pay withholding taxes for which Borrower is liable in respect of a current or former officer, director, employee, member of management or consultant upon such grant or award (or upon vesting or exercise thereof) and the Borrower may make deemed repurchases in connection with the exercise of stock options;

(h) payments related to share withholdings for individual taxes related to vested restricted stock units (RSUs), options and other equity grants made to employees (such payments, the “Employee WHT Payments”), as permitted under the Borrower’s Incentive Stock and Awards Plans (as in existence on the Closing Date or entered into in the Ordinary Course of Business), and required under certain of Borrower’s equity grants and employment agreements (in each case as in effect on the Closing Date or entered into in the Ordinary Course of Business); provided that, together with the Financial Statements and a corresponding Compliance Certificate that is required to be delivered the Agent pursuant to Section 8.1 and Annex C for such Fiscal Year, a Responsible Officer of the Borrower shall deliver to the Agent a certificate setting forth the amount of the foregoing payments for such accounting period, together with supporting information in form and substance reasonably satisfactory to the Agent;

90

(i) the Borrower’s purchase, redemption, retirement, or other acquisition of shares of its Stock with the proceeds received from a substantially concurrent issue of new shares of its Qualified Stock; and

(j) the Loan Parties may make other Restricted Payments so long as the Payment Conditions are satisfied as of the date of such Restricted Payment.

6.13 Change of Corporate Name or Location; Change of Fiscal Year. No Loan Party shall (a) unless written notice is given by the Borrower within 14 days after such change, (i) change its name as it appears in official filings in the state or country of its incorporation or other organization, (ii) change its chief executive office or principal place of business, or (iii) change its organization identification number, if any, issued by its state or country of incorporation or other organization, and (b) unless at least 30 days prior written notice (or such later notice as is acceptable to the Agent in its sole discretion) is given by such Loan Party to the Agent (i) change the type of entity that it is or (ii) change its state or country of incorporation or organization, and, in each case the Loan Parties shall take any reasonable action requested by the Agent in connection therewith, including to continue the perfection of any Liens in favor of the Agent, for the benefit of the Secured Parties, in any Collateral. Borrower shall deliver to Agent concurrently with the delivery of each Compliance Certificate delivered pursuant to clause (a) of Annex C, notice of any business offices or warehouses or locations at which Collateral or is held or stored or any of its records concerning the Collateral, in each case not previously disclosed to Agent in writing. No Loan Party shall change its Fiscal Year without the Agent’s prior written consent.

6.14 No Restriction on Distributions; No Negative Pledges. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on any of the Stock of such Subsidiary or to pay fees, including management fees, or make other payments and distributions to any Loan Party. No Loan Party shall, directly or indirectly, enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Agent, whether now owned or hereafter acquired. Notwithstanding the foregoing, this Section 6.14 shall not prohibit (i) restrictions and conditions imposed by applicable Laws or by the Loan Documents, (ii) the agreements listed on Schedule 6.14, (iii) limitations associated with Liens permitted by Section 6.7 or any document or instrument governing any Liens permitted by Section 6.7, (iv) any documentation governing Indebtedness referenced in Section 6.3(e) or 6.3(n), (v) customary provisions in leases, subleases, licenses and other contracts restricting the assignment thereof or restricting the assignment, pledge, transfer or sublease or sublicense of the property leased, licensed or otherwise the subject thereof; (vi) any restrictions, encumbrances or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary; provided that (A) such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (B) such restrictions or encumbrances do not extend beyond such Subsidiary or its assets; (vii) restrictions or conditions in any Indebtedness permitted pursuant to Section 6.3 that is incurred or assumed by Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents; (viii) restrictions or conditions imposed by any agreement relating to purchase money Indebtedness and other secured Indebtedness or to leases, subleases and licenses permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the property leased, subleased or licensed; (ix) customary provisions in contracts for the disposition of any assets; provided that the restrictions in any such contract shall apply only to the assets or Subsidiary that is to be disposed of and such disposition is permitted hereunder; (x) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any license or any other agreement entered into in the Ordinary Course of Business; and (xi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and applicable solely to such joint venture.

91

6.15 [Reserved].

6.16 Margin Stock; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, use any portion of the Advance proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Loan Party or Subsidiary or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any requirement of applicable Law or in violation of this Agreement.

6.17 Sanctions; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, fail to comply with the Laws referred to in Section 4.12. No Loan Party will, directly or indirectly, use the proceeds of the Advances or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person or involving any Sanctioned Country, in each case such that it would result in a violation of Sanctions by any Person, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances or Letters of Credit, whether as the Agent, the L/C Issuer, Lender, underwriter, advisor, investor, or otherwise).

6.18 Prepayments of Other Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity (each a “Restricted Debt Payment”), in each case, other than:

(a) the Obligations;

(b) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder;

(c) Permitted Refinancing of Indebtedness permitted under Sections 6.3(b), 6.3(d), 6.3(e), 6.3(l), 6.3(m), 6.3(n) and 6.3(t);

(d) such prepayments of other Indebtedness (excluding Subordinated Debt) so long as the Payment Conditions are satisfied as of the date of such Restricted Debt Payment; and

(e) such prepayment of intercompany Indebtedness owing by a Loan Party to another Loan Party, to the extent such intercompany Indebtedness is expressly permitted by this Agreement and by any subordination provisions applicable to such intercompany Indebtedness.

92

7.	FINANCIAL COVENANT

7.1 Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio for any Fiscal Month, commencing with the Test Period ending September 30, 2025 to be less than 1.10:1.00.

7.2 Cure Right. In the event of any Event of Default resulting from the failure to comply with the Financial Covenant as of the last day of any Fiscal Month, any net cash proceeds received by the Borrower from any issuance of Stock (not constituting Disqualified Equity Interests) by the Borrower (any such equity contribution, a “Specified Cure Contribution”), in each case within 15 Business Days after the date on which the Borrower is required to deliver the Compliance Certificate for such Fiscal Month, will, at the request of the Borrower and upon application of such net cash proceeds to prepay the Advances in accordance with Section 2.2(b)(iv), be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of the applicable Fiscal Month and any subsequent period that includes such Fiscal Month; provided, further, that (a) all Specified Cure Contributions will be disregarded for all other purposes hereunder, basket levels, pricing, satisfaction of any conditions to the obligation of any Lender to make any Advances and any other conditions, tests and other items governed by reference to Consolidated Adjusted EBITDA or that include Consolidated Adjusted EBITDA in the determination thereof in any respect or otherwise, (b) there shall be no more than five Specified Cure Contributions made during the term of this Agreement and no Specified Cure Contributions may be made in more than twice during any period of 12 consecutive Fiscal Months, (c) the aggregate amount of the applicable Specified Cure Contribution shall not exceed the amount necessary to cure the Financial Covenant that is the subject of such Event of Default, (d) the proceeds of all Specified Cure Contributions are actually received by the Borrower in Cash, and (e) the amount of the Advances that are prepaid pursuant to any Specified Cure Contribution shall be excluded for purposes of calculating the Financial Covenant until such time that the Specified Cure Contribution ceases to be included in Consolidated Adjusted EBITDA pursuant to this Section 7.2. The Borrower shall provide written notice to the Agent of its intention to cause to be made a Specified Cure Contribution on or prior to the date the financial statements are required to be delivered pursuant to Section 8.1. Upon the Agent’s receipt of a written notice from the Borrower stating that it intends to exercise its cure right pursuant to the provisions of this Section 7.2 no later than the date on which the Compliance Certificate is required to be delivered for the applicable Fiscal Month, then, until the day that is 15 Business Days after such date, neither the Agent nor any Lender shall exercise the right to accelerate the Obligations or terminate the Revolving Loan Commitments and neither the Agent nor any Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing due to the failure to comply with the Financial Covenant. If, after giving effect to the recalculations set forth in this Section 7.2, the Borrower shall then be in compliance with the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant and the applicable breach or default of the Financial Covenant that had occurred, and all other Defaults or Events of Default arising solely as a result thereof, shall be deemed cured for the purposes of this Agreement.

8.	FINANCIAL STATEMENTS AND INFORMATION

8.1 Reports and Notices.

(a) Each Loan Party hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to the Agent or to the Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex C.

(b) Each Loan Party hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to the Agent or to the Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates) at the times, to the Persons and in the manner set forth in Annex D.

8.2 Communication with Accountants. Each Loan Party authorizes (a) the Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Crowe LLP, and authorizes and shall instruct those accountants and advisors to communicate to the Agent and each Lender information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party.

93

9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1 Events of Default. The occurrence and continuance of any one or more of the following events (regardless of the reason therefor and whether or not caused by or within the control of any Loan Party) shall constitute an “Event of Default” hereunder:

(a) the Borrower fails to (i) make any payment of principal of the Advances when due and payable, including any payment to cure any Overadvance in accordance with Section 2.2(b)(i), (ii) make any payment of interest on, or Fees owing in respect of, the Advances within three Business Days when due and payable, or (iii) make any payment on account of any other Obligations within five days of when due and payable, or pay or reimburse the Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document, in each case under this clause (iii) within five days following the Agent’s demand for such reimbursement or payment of expenses; or

(b) any Loan Party fails or neglects to perform, keep or observe any of the provisions of Sections 5.1 (solely as to maintenance of existence), 5.10, 5.12, 5.13, 6 (except 6.9), 7; 8.2 or any of the provisions set forth in Annex B; or

(c) any Loan Party fails or neglects to perform, keep or observe any of the provisions of Section 8.1 or any provisions set forth in Annex C or Annex D, and the same shall remain unremedied for three Business Days or more; provided that the Loan Parties shall not have the right to cure any default under Section 8.1 or any provision set forth in Annex C or Annex D, if any default under Section 8.1 or Annex C or Annex D, has occurred more than three times in any 12-month period; or any Loan Party fails or neglects to perform, keep or observe any other provision of this Agreement or any other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1) and the same shall remain unremedied for 30 days or more after the earlier of (x) receipt by the Borrower of written notice thereof from the Agent to the Borrower and (y) the date on which such default shall first become known to any senior officer of any Loan Party; or

(d) any Loan Party or any Subsidiary of any Loan Party (i) fails to make any payment in respect of any Material Indebtedness when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Material Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Material Indebtedness or beneficiary or beneficiaries of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity or demand cash collateral in respect thereof as a result of a breach thereof; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(e) any representation or warranty herein or in any Loan Document or in any written statement, report, Financial Statement or certificate made or delivered to the Agent or any Lender by any Loan Party is untrue or incorrect in any material respect as of the date when made or deemed made; or

(f) an ERISA Event occurs that has resulted or would reasonably be expected to result in liability of a Loan Party, any Subsidiary or any of their respective ERISA Affiliates in an aggregate amount at any particular time that would reasonably be expected to have a Material Adverse Effect; or

94

(g) a case or proceeding is commenced against any Loan Party seeking a decree or order in respect of such Loan Party (i) under the Bankruptcy Code or any other Debtor Relief Law, (ii) appointing a custodian, receiver, interim receiver, liquidator, assignee, trustee, monitor or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party’s assets, or (iii) ordering the winding up or liquidation of the affairs of such Loan Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction; or

(h) any Loan Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable Debtor Relief Law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or

(i) (i) any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $5,000,000 (to the extent not adequately covered by insurance or indemnities as to which a solvent and unaffiliated insurance company or third-party has been notified of the potential claim and does not dispute coverage) or (ii) any non-monetary judgment or order shall have been entered against any Loan Party or any of its Subsidiaries or any of their respective assets that would reasonably be expected to have a Material Adverse Effect and, in each case, shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 days; or

(j) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (other than as a result of an action taken or not taken that is solely in the control of the Agent) or any Loan Party shall challenge in writing the enforceability of any Loan Document or shall assert in writing that any material provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms, or shall contest in writing the validity or priority of any Lien created under any Loan Document (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby; or

(k) any Change of Control occurs; or

(l) any subordination provision in any document or instrument governing Subordinated Debt or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by a Loan Party of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party shall contest in writing the validity, binding nature or enforceability of any such provision; or

(m) there shall occur any revocation, suspension, termination, recession, non-renewal (except for any such non-renewal at the election of the Borrower or any Subsidiary as would not, in the aggregate, have a Material Adverse Effect) or forfeiture or any similar final administrative action with respect to one or more material Health Care Permits of the Borrower or any Subsidiary which, in the aggregate, would have a Material Adverse Effect.

9.2 Remedies.

(a) If any Event of Default has occurred and is continuing, the Agent may (and at the written request of the Required Lenders shall), without notice, (i) suspend the Revolving Loan Commitments with respect to additional Revolving Credit Advances and/or the incurrence of additional Letter of Credit Obligations, and/or (ii) except as otherwise expressly provided herein, increase the rate of interest applicable to the Advances and the Letter of Credit Fees to the Default Rate.

95

(b) If any Event of Default has occurred and is continuing, the Agent may (and at the written request of the Required Lenders shall), without notice: (i) terminate the Revolving Loan Commitments with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitments from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Advance to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex A, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower and each other Loan Party; (iv) in its Permitted Discretion make Protective Advances, subject to the terms of Section 2.1; or (v) exercise any rights and remedies provided to the Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC; provided that upon the occurrence and continuance of an Event of Default specified in Sections 9.1(g) or (h), the Revolving Loan Commitments shall be immediately terminated and all of the Obligations, including the Advances and Letter of Credit Obligations, shall become immediately due and payable without declaration, notice or demand by any Person.

(c) At the election of the Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, any SOFR Loan and any Tranche Rate Loan shall be converted into Base Rate Loans immediately, and neither the SOFR Rate election nor the Tranche Rate election will be available to the Borrower.

(d) During the continuance of any Event of Default, each Lender is hereby authorized by each Loan Party at any time or from time to time, with reasonably prompt subsequent notice to the Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of any Loan Party or any of its Subsidiaries (regardless of whether such balances are then due to such Loan Party or Subsidiary), and (ii) other property at any time held or owing by such Lender or any of such Lender’s Affiliates to or for the credit or for the account of any Loan Party or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender or any of such Lender’s Affiliates shall exercise any such right without the prior written consent of the Agent. Any Lender exercising a right to set off (including through an Affiliate) shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Loan Party agrees, to the fullest extent permitted by Law, that any Lender or any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 9.2.

9.3 Application of Proceeds.

(a) As to the Borrower. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Agent from or on behalf of any Loan Party of all or any part of the Obligations, and, as between the Loan Parties on the one hand and the Agent and Lenders on the other, the Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Agent may deem advisable notwithstanding any previous application by the Agent.

96

(b) After Application Event. Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Application Event, the Agent shall apply any and all payments received by the Agent in respect of the Obligations, and any and all proceeds of Collateral received by the Agent, in such order as the Agent may from time to time elect. Notwithstanding anything to the contrary contained in this Agreement, if an Application Event shall have occurred, and so long as it continues, the Agent shall apply any and all payments received by the Agent in respect of the Obligations, and any and all proceeds of Collateral received by the Agent, in the following order:

(i) first, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Agent with respect to this Agreement, the other Loan Documents or the Collateral;

(ii) second, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral;

(iii) third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code or any other Debtor Relief Law, would have accrued on such amounts);

(iv) fourth, to the principal amount of the Obligations outstanding and Obligations owing to any Eligible Swap Counterparty in respect of any Rate Contract, but excluding Obligations owing in respect of any Bank Products;

(v) fifth, to the Obligations owing in respect of any Bank Products;

(vi) sixth, to provide cash collateral to secure any and all Letter of Credit Obligations and future payment of related Fees, as provided for in Annex A;

(vii) seventh to any other indebtedness or obligations of any Loan Party owing to the Agent or any Lender under the Loan Documents; and

(viii) eighth, to Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts other than a Rate Contract.

(c) Residuary. Any balance remaining after giving effect to the applications set forth in this Section 9.3 shall be delivered to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 9.3, (i) amounts received shall be applied in the numerical order provided in Section 9.3(b) until paid in full prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

9.4 Actions in Concert. For the sake of clarity, anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Agent or Required Lenders.

9.5 Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by applicable Law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever the Agent may do in this regard, (b) all rights to notice and a hearing prior to the Agent’s taking possession or control of, or to the Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption Laws.

97

10.	EXPENSES AND INDEMNITY

10.1 Expenses. Each Loan Party hereby jointly and severally agrees to promptly pay (a) all reasonable actual costs and out of pocket expenses of the Agent (including the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by, the Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Loan Documents, in connection with the performance by the Agent of its rights and remedies under the Loan Documents and in connection with the continued administration of the Loan Documents, including (A) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents, (B) any periodic public record searches conducted by or at the request of the Agent (including title investigations, UCC searches, fixture filing searches, judgment, pending Litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons, and (C) subject to Section 5.12, any internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Agent for its examiners or charged to the Agent by third-party examiners)); (b) without limitation of the preceding clause (a), all reasonable actual costs and out of pocket expenses of the Agent in connection with (i) the creation, perfection and maintenance of Liens pursuant to the Loan Documents and (ii) protecting, storing, insuring, handling, maintaining or selling any Collateral; (c) without limitation of the preceding clause (a), all actual costs and out of pocket expenses of the Agent in connection with (i) any Litigation, dispute, suit or proceeding relating to any Loan Document and (ii) any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all of the Loan Documents; and (d) all actual costs and out of pocket expenses incurred by Lenders in connection with any Litigation, dispute, suit or proceeding relating to any Loan Document and in connection with any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all Loan Documents.

10.2 Indemnity. Each Loan Party jointly and severally agrees to indemnify, pay and hold harmless the Agent, Lenders and the Affiliates, officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of the Agent, and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Loan Party or any Affiliate thereof, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by the Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Loan Documents (including (i) (A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Loan Party of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal by a Loan Party or any other Person of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Loan Party, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Advances and Letters of Credit (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnitees (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated (and taken as a whole)); provided that the Loan Parties will not have to indemnify any Indemnitee against any claim, loss, damage, liability or expense to the extent the same resulted from (i) the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of any Loan Document by any Indemnitees, as determined by a final non-appealable judgment of a court of competent jurisdiction or (iii) any disputes solely among Indemnitees (other than any claims against Fifth Third in its capacity as the Agent unless such claim would otherwise be excluded pursuant to clause (i) or (ii) above). To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Loan Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

11.	AGENT

11.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as the Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 12.5 and to the terms of the other Loan Documents, the Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Section 11 are solely for the benefit of the Secured Parties and neither the Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party. The Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its own agents or employees.

98

11.2 Agent and Affiliates. The Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its Affiliates may lend money to, provide Bank Products to, invest in and generally engage in any kind of business with each Loan Party or Affiliate of any Loan Party as if it were not the Agent hereunder.

11.3 Action by the Agent; Actions through Subagents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or other Person. Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. The Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Persons of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

11.4 Consultation with Experts. The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

11.5 Liability of Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that the Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder or the contents of any certificate, financial statement or other report or document delivered under or in connection with any Loan Document, (ii) the performance or observance of any of the covenants or agreements specified in any Loan Document, (iii) the satisfaction of any condition specified in any Loan Document, (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Loan Party or the value or the sufficiency of any Collateral. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

11.6 Indemnification. To the extent that the Loan Parties for any reason fail to pay any amount required to be paid to the Agent under Sections 10.1 or 10.2 (but without affecting the Loan Parties’ reimbursement and indemnification obligation hereunder), each Lender shall, in accordance with its Pro Rata Share, pay to the Agent such Lender’s portion of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time). If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

11.7 Right to Request and Act on Instructions. The Agent may at any time request instructions from Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, the Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of Lenders), the Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes the Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

99

11.8 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

11.9 Collateral Matters. Each Lender irrevocably authorize the Agent to automatically (i) release any Lien granted to or held by the Agent under any Collateral Document (A) on the Termination Date and, to the extent required by the Agent in its sole discretion, upon the expiration, termination or cash collateralization (to the satisfaction of the Agent) of all Letter of Credit Obligations, and to the extent required by the applicable Secured Party in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of the applicable counterparty) the Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Loan Document (it being understood and agreed that the Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents), (ii) release any Guarantor from its obligations under the Loan Documents (A) on the Termination Date and, to the extent required by the Agent in its sole discretion, upon the expiration, termination or cash collateralization (to the satisfaction of the Agent) of all Letter of Credit Obligations, and to the extent required by the applicable Secured Party in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of the applicable counterparty) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) upon such Guarantor ceasing to be a Subsidiary pursuant to a transaction permitted by this Agreement (it being understood and agreed that the Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition being made in full compliance with the provisions of the Loan Documents), and (iii) release or subordinate any Lien granted to or held by the Agent under any Collateral Document constituting property described in Section 6.7(c) (it being understood and agreed that the Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 6.7(c)). Upon request by the Agent at any time, Lenders will confirm the Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

11.10 Agency for Perfection. The Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting the Agent’s security interest in assets which, in accordance with the UCC in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than the Agent) obtain possession or control of any such assets, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor, shall deliver such assets to the Agent or in accordance with the Agent’s instructions or transfer control to the Agent in accordance with the Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any Collateral for the Advances unless instructed to do so by the Agent (or consented to by the Agent, as provided in Section 9.2(d)), it being understood and agreed that such rights and remedies may be exercised only by the Agent.

100

11.11 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify each Lender of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

11.12 Successor Agent.

(a) The Agent may at any time give notice of its resignation to Lenders, the L/C Issuer, the Swing Line Lender, and the Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent. Upon the acceptance of a successor’s appointment as the Agent hereunder and notice of such acceptance to the retiring the Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) the Agent, the retiring the Agent’s resignation shall become immediately effective and the retiring the Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The Fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring the Agent gives notice of its resignation, then the retiring the Agent may on behalf of Lenders, the L/C Issuer and the Swing Line Lender (but without any obligation) appoint a successor Agent, which appointment shall not be subject to consent by Required Lenders or any Loan Party. From and following the expiration of such 30 day period, the Agent shall have the exclusive right, upon one Business Days’ notice to the Borrower and Lenders, to make its resignation effective immediately. From and following the effectiveness of such notice, (i) the retiring the Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender, the L/C Issuer and the Swing Line Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any retiring the Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them (x) while the retiring the Agent was acting or was continuing to act as the Agent and (y) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including acting as collateral agent or otherwise holding any collateral security on behalf of any of the holders of the Obligations and in respect of any actions taken in connection with transferring the agency to any successor Agent.

(b) Notwithstanding anything to the contrary herein, if at any time the Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, the Agent may terminate the Borrower’s ability to request Swing Line Advances. In the event of such termination: (i) the Borrower shall be entitled to appoint another Lender to act as the successor the Swing Line Lender hereunder (with such Lender’s consent); provided that the failure of the Borrower to appoint a successor shall not affect the resignation of the Agent as the Swing Line Lender; and (ii) the Agent shall retain all of the rights of the maker of Swing Line Advances provided hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Line Advances pursuant to Section 2.3.

101

(c) Notwithstanding anything to the contrary herein, if at any time the Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, the Agent may terminate its commitment pursuant to Section 2.6 to issue Letters of Credit. In the event of such termination: (i) the Borrower shall be entitled to appoint another Lender to act as the successor the L/C Issuer hereunder (with such Lender’s consent); provided that the failure of the Borrower to appoint a successor shall not affect the resignation of the Agent as the L/C Issuer; and (ii) the Agent shall retain all of the rights of the L/C Issuer hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Lenders to fund their Pro Rata Share of such Letters of Credit pursuant to Section 2.6.

11.13 Disbursements of Revolving Credit Advances; Payment and Sharing of Payment.

(a) Revolving Credit Advances, Payments and Settlements; Interest and Fee Payments.

(i) The Agent shall be conclusively entitled to assume that each Lender will fund its Pro Rata Share of all Revolving Credit Advances requested by the Borrower. Each Lender shall reimburse the Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by the Agent pursuant to the first and second sentences of this clause (i), or if the Agent so requests, each Lender will remit to the Agent its Pro Rata Share of any Revolving Credit Advance before the Agent disburses the same to the Borrower. If the Agent elects to require that each Lender make funds available to the Agent, prior to a disbursement by the Agent to the Borrower, the Agent shall advise each Lender by telephone, facsimile or email of the amount of such Lender’s Pro Rata Share of the Revolving Credit Advance requested by the Borrower no later than noon (New York, NY time) on the date of funding of such Revolving Credit Advance, and each such Lender shall pay the Agent on such date such Lender’s Pro Rata Share of such requested Revolving Credit Advance, in same day funds, by wire transfer to the Agent’s account specified by the Agent to Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share within one Business Day after the Agent’s demand, the Agent shall promptly notify the Borrower, and the Borrower shall promptly repay such amount to the Agent. Any repayment required by the Borrower pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from the date such amount is made available to the Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Credit Advances which are Base Rate Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii) On a Business Day of each week as selected from time to time by the Agent, or more frequently (including daily), if the Agent so elects (each such day being a “Settlement Date”), the Agent will advise each Lender by telephone, facsimile or email of the amount of each such Lender’s percentage interest of the Revolving Credit Advance balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender’s actual percentage interest of the Revolving Credit Advances balance to such Lender’s required percentage interest of the Revolving Credit Advances balance as of any Settlement Date, the party from which such payment is due shall pay the Agent, without setoff or discount, to the Agent’s account specified by the Agent to Lenders from time to time not later than 3:00 p.m. (New York, NY time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first three days following the scheduled date of settlement, and thereafter at the Base Rate plus the Applicable Margin for Base Rate Loans applicable to Revolving Credit Advances.

102

(iii) On each Settlement Date, the Agent shall advise each Lender by telephone, facsimile or email of the amount of such Lender’s percentage interest of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Revolving Credit Advances, to the extent of such Lender’s Revolving Exposure with respect thereto, and shall make payment to such Lender not later than 3:00 p.m. (New York, NY time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to the Agent, as the same may be modified from time to time by written notice to the Agent; provided that, in the case such Lender is a Defaulting Lender, the Agent shall be entitled to set off the funding short fall of such Defaulting Lender against that Defaulting Lender’s respective share of all payments received from the Borrower.

(iv) On the Closing Date, the Agent, on behalf of Lenders, may elect to advance to the Borrower the full amount of the Advances to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Advances to the Borrower in a timely manner on such date. If the Agent elects to advance such Advances to the Borrower in such manner, the Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Advances unless the Agent receives such Lender’s Pro Rata Share of such Advances by 3:00 p.m. (New York, NY time) on the Closing Date.

(v) The provisions of this Section 11.13(a) shall be deemed to be binding upon the Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Loan Party.

(b) Return of Payments.

(i) If the Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Agent from the Borrower and such related payment is not received by the Agent, then the Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii) If the Agent determines at any time that any amount received by the Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender, together with interest at such rate, if any, as the Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c) Defaulting Lenders. The failure of any Defaulting Lender to make any Advances or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Advances or payment, but neither any other Lender nor the Agent shall be responsible for the failure of any Defaulting Lender to make Advances or make any other payment required hereunder.

103

(d) Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Advance (other than pursuant to the terms of Section 2.9) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.

11.14 Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist. So long as Required Lenders have not waived the conditions to the funding of Revolving Credit Advances set forth in Section 3.2 (nor waived an Event of Default for purposes of satisfying such conditions), any Lender may deliver a notice to each of the Agent and the Swing Line Lender stating that such Lender shall cease making Revolving Credit Advances due to the non-satisfaction of one or more conditions to funding Revolving Credit Advances set forth in Section 3.2, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by the Agent and the Swing Line Lender of such notice, and shall cease to be a Non-Funding Lender on the date on which (i) such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of the Agent and the Swing Line Lender the satisfaction of the condition(s) specified in such notice, or (ii) Required Lenders waive the conditions to the funding of such Revolving Credit Advances set forth in Section 3.2 giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender outstanding Revolving Credit Advances is in excess of zero; provided that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a) For purposes of determining the Pro Rata Share of each Lender under clause (a) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment as in effect immediately before such Lender became a Non-Funding Lender.

(b) The Agent shall have no right to make or disburse Revolving Credit Advances for the account of any Non-Funding Lender pursuant to Section 11.13, or to assume that any Non-Funding Lender will fund its Pro Rata Share of any Revolving Credit Advances requested by the Borrower during such period.

(c) The Agent shall have no right to make or disburse Revolving Credit Advances for the account of any Non-Funding Lender pursuant to Section 2.1 to pay interest, Fees, expenses and other charges of any Loan Party, other than Reimbursement Obligations that have arisen pursuant to either Section 2.3 and/or Section 2.6 in respect of Letters of Credit issued at the time such Non-Funding Lender was not then a Non-Funding Lender.

104

(d) The Agent shall have no right to make or disburse Revolving Credit Advances as provided in Section 2.3 for the account of any Lender that was a Non-Funding Lender at the time that the Swing Line Lender advanced a Swing Line Advance, and the Swing Line Lender shall have no right to assume that any Lender that was a Non-Funding Lender at the time that the Swing Line Lender advanced a Swing Line Advance will fund any portion of such Swing Line Advance pursuant to Section 2.3. In addition, no Lender that was a Non-Funding Lender at the time that the Swing Line Lender advanced a Swing Line Advance shall have an obligation to fund the Agent’s account set forth on the Agent’s signature page hereto for the benefit of the Swing Line Lender in respect of such Swing Line Advance or purchase any interest or participation in respect of such Swing Line Advance pursuant to Section 2.3.

(e) The Agent shall have no right to (i) make or disburse Revolving Credit Advance as provided in Section 2.1 for the account of any Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or Reimbursement Obligations have arisen pursuant to Section 2.6, or (ii) assume that any Lender that was a Non-Funding Lender at the time of issuance of such Letter of Credit will fund any portion of the Revolving Credit Advance to be funded pursuant to Section 2.6 in respect of such Letter of Credit. In addition, no Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or Reimbursement Obligations have arisen pursuant to Section 2.6, shall have an obligation to fund any portion of the Revolving Credit Advance to be funded pursuant to Section 2.6 in respect to such Letter of Credit, or to make any payment to the Agent or the L/C Issuer, as applicable, under Section 2.6 in respect of such Letter of Credit, or be deemed to have purchased any interest or participation in such Letter of Credit from the Agent or the L/C Issuer, as applicable, under Section 2.6.

(f) To the extent that the Agent applies proceeds of Collateral or other payments received by the Agent to repayment of Revolving Credit Advances pursuant to Section 9.3, (i) at any time an Event of Default exists (other than an Event of Default under Sections 9.1(a), (g) or (h)), such payments and proceeds shall be applied first in respect of Revolving Credit Advances made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Credit Advances, and (ii) at any time an Event of Default under Sections 9.1(a), (g) or (h) exists, such payment and proceeds shall be applied first in respect of Revolving Credit Advances other than Revolving Credit Advances made at the time any Non-Funding Lenders exist, and second in respect of all Revolving Credit Advances made at the time any Non-Funding Lenders exist.

11.15 Withholding Tax. To the extent required by any applicable Law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify the Agent (to the extent that the Agent has not already been reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

105

11.16 Agent May File Proof of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Advance or any Revolving Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances or the Revolving Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the Swing Line Lender and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the Swing Line Lender and the Agent and its agents and counsel and all other amounts due Lenders, the Swing Line Lender and the Agent under Section 10.1) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Swing Line Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to Lenders and the Swing Line Lender, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 10.1.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Swing Line Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

11.17 Agent in Individual Capacity. Fifth Third and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Fifth Third were not the Agent hereunder, and, in each case, without notice to or consent of the other Lenders. The other Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, pursuant to such activities, Fifth Third or its Affiliates may receive information regarding Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of the Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or providers of Bank Products), and the Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver the Agent will use its reasonable best efforts to obtain), the Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Fifth Third in its individual capacity.

11.18 ERISA Fiduciary Representations and Warranties.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender, and (y) covenants, from the date such Person became a Lender to the date such Person ceases being a Lender, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments or this Agreement,

106

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender, to, and (y) covenants, from the date such Person became a Lender to the date such Person ceases being a Lender, for the benefit of, the Agent and its Affiliates and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that none of the Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11.19 Acknowledgments Regarding Erroneous Payments

(a) Each Lender and the L/C Issuer hereby agrees that (x) if the Agent notifies such Lender or such the L/C Issuer that the Agent has determined in its sole discretion that any funds received by such Lender or such the L/C Issuer from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such the L/C Issuer (whether or not known to such Lender or such the L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or such the L/C Issuer shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from the date such Payment (or portion thereof) was received by such Lender or such the L/C Issuer through the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or such the L/C Issuer shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Lender or such the L/C Issuer under this Section 11.19 shall be conclusive, absent manifest error.

107

(b) Each Lender and each the L/C Issuer hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each the L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such the L/C Issuer shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from the date such Payment (or portion thereof) was received by such Lender or such the L/C Issuer through the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) the Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or such the L/C Issuer that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender or such the L/C Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Loan Party.

(d) Each party’s obligations under this Section 11.19 shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender or a the L/C Issuer, the termination of the Revolving Loan Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

12.	MISCELLANEOUS

12.1 Survival. All agreements, representations and warranties made herein and in every other Loan Document shall survive the execution and delivery of this Agreement and the other Loan Documents. The provisions of Sections 2.5(e), 2.9, 2.10 and 2.11, Sections 10, 11 and 12 and Annex A shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively and the L/C Issuer, as applicable) and any termination of this Agreement.

12.2 No Waivers. No failure or delay by the Agent or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Loan Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Loan Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Loan Documents.

108

12.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, email, electronic submissions or similar writing, but not facsimile transmission) and shall be given to such party at its address or email address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to the Borrower and the Agent by the assignee Lender forthwith upon such assignment) or at such other address or email address as such party may hereafter specify for the purpose by notice to the Agent and the Borrower; provided that notices, requests or other communications shall be permitted by email or other electronic submissions only in accordance with the provisions of Section 12.3(b). Each such notice, request or other communication shall be effective (i) if given by email or other electronic submissions, as set forth in Section 12.3(c) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, notices, requests and other communications delivered by facsimile transmission do not satisfy the requirements of this Section 12.3.

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including email and Internet or intranet websites); provided that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified the Agent that it has elected not to receive notices by electronic communication (which election may be limited to particular notices) and (ii) any Notice of Borrowing, Notice of Conversion or any notices regarding request for advances hereunder shall be delivered or furnished by the Borrower by electronic communication in accordance with all procedures established by or otherwise acceptable to the Agent from time to time in its sole discretion.

(c) Unless the Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

12.4 Severability. In case any provision of or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

109

12.5 Amendments and Waivers.

(a) General Provisions. No provision of this Agreement or any other Loan Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the Borrower, the Agent and Required Lenders (and, if any amendment, waiver or other modification would increase a Lender’s Revolving Loan Commitment, by such Lender); provided that no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by the Agent, the Borrower and all Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any Fees with respect to any Advance or Reimbursement Obligation or forgive any principal, interest or Fees with respect to any Advance or Reimbursement Obligation, (B) postpone the date fixed for, or waive, any payment (other than a payment pursuant to Section 2.2(b)) of principal of any Advance, or of any Reimbursement Obligation or of interest on any Advance or any Reimbursement Obligation or any Fees hereunder or postpone the date of termination of the commitment of any Lender hereunder, (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder, (D) release all or substantially all of the Collateral, authorize any Loan Party to sell or otherwise dispose of all or substantially all of the Collateral or release all or substantially all of the value of the Guarantors, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder and including as provided in Section 11.9), (E) modify Section 9.3 or Section 11.13(d), (F) amend, waive or otherwise modify this Section 12.5(a) or the definitions of the terms used in this Section 12.5(a) insofar as the definitions affect the substance of this Section 12.5(a); or (G) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document or release any Loan Party of its payment obligations under any Loan Document, except, in each case with respect to this clause (G), pursuant to a merger, consolidation or other transaction permitted pursuant to this Agreement or as provided in Section 11.9 with respect to Guarantors. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Agent) if upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Revolving Loan Commitment of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.5(e), Section 2.9, Section 10.1, Section 10.2 and Section 11.13(d)), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section 12.5 notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

(b) All Lender Consent Rights. Without limitation of the provisions of the preceding Section 12.5(a), no amendment or waiver shall, unless signed by the Agent and Supermajority Lenders (or by the Agent with the consent of Supermajority Lenders) in addition to the Required Lenders (or by the Agent with the consent of the Required Lenders) amend or modify the definition of Borrowing Base or any of the component definitions included therein, including any increase in the percentage advance rates in the definition of Borrowing Base, in a manner which would increase the availability of credit under the Revolving Loan Commitments. No amendment or waiver shall, unless signed by the Agent and all Lenders (or by the Agent with the consent of all Lenders) (x) amend or waive this Section 12.5(b) or the definitions of the terms used in this Section 12.5(b) insofar as the definitions affect the substance of this Section 12.5(b); (y) change the definition of (i) the term Required Lenders or Supermajority Lenders, (ii) the percentage of Lenders which shall be required for Lenders to take any action hereunder, or (iii) change any specific right of Required Lenders to grant or withhold consent or take or omit to take any action hereunder.

(c) Agent, Swing Line Lender, L/C Issuer Consent Rights. No amendment, waiver or consent shall, unless in writing and signed by the Agent, the Swing Line Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by the Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of the Agent, the Swing Line Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document.

110

(d) Defaulting Lenders. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Advances and Revolving Loan Commitments, included in the determination of “Required Lenders”, “Supermajority Lenders” or “Lenders directly affected” pursuant to this Section 12.5) for any voting or consent rights under or with respect to any Loan Document, except that a Defaulting Lender shall be treated as an “affected Lender” solely with respect to an increase in or extension of such Defaulting Lender’s Revolving Loan Commitments, a reduction of the principal amount owed to such Defaulting Lender or, unless such Defaulting Lender is treated the same as the other Lenders holding Advances of the same type, a reduction in the interest rates applicable to the Advances held by such Defaulting Lender, and any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Moreover, for the purposes of determining Supermajority Lenders and Required Lenders, the Advances and Revolving Loan Commitments held by Defaulting Lenders shall be excluded from the total Advances and Revolving Loan Commitments outstanding.

(e) Amendments Regarding Additional Credit Facilities. Notwithstanding anything set forth herein to the contrary, this Agreement may be amended with the written consent of the Agent, the Borrower and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and Fees in respect thereof and all other related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably in the benefits of this Agreement and the other Loan Documents with the Advances and the accrued interest and Fees and all other related obligations and liabilities hereunder and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(f) Certain Amendments. Notwithstanding anything to the contrary contained in this Section 12.5, (i) the Agent may amend Annex E to reflect any assignments entered into pursuant to Section 12.6, and (ii) the Agent and the Borrower may amend or modify this Agreement and any other Loan Document, without any further action or consent of any other party to any Loan Documents, to (A) cure any ambiguity, omission, defect or inconsistency therein; (B) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties; provided that no Accounts of such Person shall be included as Eligible Investment Grade Accounts, Eligible Credit Insured Accounts or Eligible Non-Investment Grade Accounts until a field examination with respect thereto has been completed to the satisfaction of the Agent, including the establishment of Reserves required in the Agent’s Permitted Discretion; and (C) add one or more Increases to this Agreement pursuant to Section 2.15 and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof and all other related obligations and liabilities arising in connection therewith from time to time to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Advances and the accrued interest and fees and all other related obligations and liabilities hereunder and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders;

(g) Eligible Swap Counterparty and Bank Product Consent Rights. Without limitation of the foregoing provisions of this Section 12.5, no waiver, amendment or other modification to this Agreement shall, unless signed by each Eligible Swap Counterparty and each provider of Bank Products then in existence, modify the provisions of Section 9.3 in any manner adverse to the interests of each such Eligible Swap Counterparty and/or such provider of Bank Products.

111

12.6 Assignments; Participations; Replacement of Lenders.

(a) Assignments.

(i) Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Advances and interest in the Revolving Loan Commitments, together with all related obligations of such Lender hereunder. Except as the Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $2,000,000 or, if less, the assignor’s entire interests in the Revolving Loan Commitments and outstanding Advances; provided that, in connection with simultaneous assignments to two or more related Affiliates or Approved Funds, such Affiliates and Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. The Borrower and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until the Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, such other information regarding such Eligible Assignee as the Agent reasonably shall require and a processing fee of $3,500; provided that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Affiliates and Approved Funds.

(ii) From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Borrower shall execute and deliver to the Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s percentage interest in the Revolving Loan Commitment (and, as applicable, Notes in the principal amount of that portion of the Revolving Loan Commitment retained by the assigning Lender). Upon receipt by the assigning Lender of such Notes, the assigning Lender shall return to the Borrower any prior Note, if any, held by it.

(iii) the Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its offices located in Cincinnati, Ohio, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount and stated interest of the Advances and any other Obligations owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and Lenders shall treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time upon reasonable prior notice to the Agent. It is intended that the Register be maintained such that the Advances are in “registered form” for the purposes of the IRC.

112

(iv) Notwithstanding the foregoing provisions of this Section 12.6(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(b) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell to one or more Persons participating interests in its Advances, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender; provided that, notwithstanding the foregoing, the Borrower hereby agrees that each Participant shall be entitled to the benefits of Section 2.10 (subject to the requirements and limitations set forth in Section 2.11) and the requirements under Section 2.9(c) (it being understood that the documentation required under Section 2.9 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.6(a) (provided that such Participant agrees to be subject to the provisions of Section 2.11 and Section 12.6(c) as if it were a Lender); provided, further, that a Participant shall not be entitled to receive any greater payment under Section 2.9 or Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the date the Participant acquired the applicable participation. No Participant shall have any direct or indirect voting rights hereunder (and each agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement) except with respect to any event described in Section 12.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders and that affects such Participant. The Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 9.2(d). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register.

113

(c) Replacement of Lenders. Within 30 days after (i) receipt by the Agent of notice and demand from any Lender for payment of additional costs or as provided in Sections 2.5(e) and 2.9, which demand shall not have been revoked, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, (iii) any Lender is a Defaulting Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”), the Borrower and/or the Agent may, at its option, notify such Affected Lender and, in the case of the Borrower’s election, the Agent, of such Person’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event the Borrower or the Agent, as applicable, obtains a Replacement Lender, the Affected Lender shall sell, at par, and assign all of its Advances and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 12.6(a); provided that (A) the Borrower shall have, as applicable, reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Sections 2.5(e), 2.9 or 2.10, as applicable, of this Agreement through the date of such sale and assignment and (B) the Borrower shall pay to the Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 12.6(a) within 5 Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 12.6(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.6(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by the Agent, the Replacement Lender and, to the extent required pursuant to Section 12.6(a), the Borrower, shall be effective for purposes of this Section 12.6(c) and Section 12.6(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.

(d) Loan Party Assignments. No Loan Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender.

12.7 Headings. Headings and captions used in the Loan Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

12.8 Confidentiality. The Agent and each Lender shall hold all non-public information regarding the Loan Parties and their respective businesses obtained by the Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (a) to such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, auditors, professional consultants, advisors and representatives of such Person and of such Person’s Affiliates (collectively, the “Related Parties” of such Person) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to rating agencies, insurance industry associations and portfolio management services, (c) to prospective transferees or purchasers of or participants in any interest in the Advances and, as applicable, the Loan Documents, to prospective contractual counterparties (or the professional advisors thereto) in Rate Contracts permitted hereby and to prospective providers of Bank Products; provided that any such Persons shall have agreed to be bound by the provisions of this Section 12.8, (d) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties, including any self-regulatory authority, (e) to any other party hereto, (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) as required by Law, subpoena, judicial order or similar order and in connection with any Litigation, (h) as may be required in connection with the examination, audit or similar investigation of such Person, (i) with the consent of the Borrower, (j) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties that is not, to the Agent’s or such Lender’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Loan Parties or any of their respective affiliates or related parties, and (k) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as defined below) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of Stock or debt securities which represent an interest in, or which are collateralized, in whole or in part, by the Advances. Confidential information shall not include information that either (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Loan Party; provided that the Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of the Agent and Lenders under this Section 12.8 shall supersede and replace the obligations of the Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by the Agent or any Lender prior to the date hereof.

114

Each of the Agent and the Lenders acknowledges that information received by them pursuant to this Agreement may include material non-public information concerning the Borrower or its Affiliates. Each such Person represents that it has developed compliance procedures regarding the use of material non-public information and agrees to handle such information in accordance with applicable United States federal and state securities laws and its own compliance procedures.

12.9 Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent such damages arise solely out of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction.

12.10 Reinstatement. Notwithstanding any prior revocation, termination, surrender, or discharge of this Agreement in whole or in part, the effectiveness of this Agreement shall automatically continue or be reinstated in the event that any payment, proceeds received or credit given by the Agent or any other Secured Party in respect of the Obligations is returned, disgorged, or rescinded under any applicable state or federal law, including laws pertaining to bankruptcy or insolvency (including any Debtor Relief Law), in which case, this Agreement shall be enforceable against the Borrower and the other Loan Parties as if the returned, disgorged, or rescinded payment, proceeds or credit had not been received or given by the Agent or such other Secured Party, and whether or not the Agent or any such other Secured Party relied upon this payment, proceeds or credit or changed its position as a consequence of it. In the event of continuation or reinstatement of this Agreement, the Borrower and each other Loan Party agrees upon demand by the Agent or any other Secured Party to execute and deliver to the Agent or such other Secured Party those documents which the Agent or such other Secured Party determines are appropriate to further evidence (in the public records or otherwise) this continuation or reinstatement, although the failure of the Borrower or any other Loan Party to do so shall not affect in any way such continuation or reinstatement.

115

12.11 Marshaling; Payments Set Aside. Neither the Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Loan Party makes any payment or the Agent enforces its Liens or the Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

12.12 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN ANY OTHER LOAN DOCUMENT), AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY AND COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON EACH SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED. NOTWITHSTANDING THE FOREGOING, AGENT AND LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION AS AGENT OR SUCH LENDER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO EXERCISE REMEDIES UNDER ANY LOAN DOCUMENT AND/OR WITH RESPECT TO ANY COLLATERAL.

12.13 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY, AGENT AND LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH LOAN PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

116

12.14 Publication; Advertisement.

(a) Publication. No Loan Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Fifth Third or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except as required by Law, subpoena or judicial or similar order, in which case the applicable Loan Party shall give the Agent prior written notice of such publication or other disclosure, or with Fifth Third’s prior written consent.

(b) Advertisement. Each Lender and each Loan Party hereby authorizes Fifth Third to publish the name of such Lender and Loan Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Fifth Third elects to submit for publication. In addition, with the prior written consent of Borrower, Fifth Third may, subject to the obligations under Section 12.8, and hereby is authorized by each Lender to, provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Fifth Third shall provide the Borrower with an opportunity to review and confer with Fifth Third regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period and upon obtaining such consent, Fifth Third may, from time to time, publish such information in any media form desired by Fifth Third, until such time that the Borrower shall have requested Fifth Third cease any such further publication.

12.15 Counterparts; Integration. This Agreement and the other Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or other electronic transmission (including “pdf” or “tif” format) shall bind the parties hereto. This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

12.16 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any other Loan Document.

12.17 USA PATRIOT Act Notification. The Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies such Loan Party, which information includes the name and address of each Loan Party and such other information that will allow the Agent or such Lender, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. The Loan Parties agree to, promptly following a request by the Agent or any Lender, provide all such other documentation and information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable Anti-Terrorism Laws, and the Beneficial Ownership Regulation.

117

12.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

12.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), and in the event a Covered Party that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of Page Intentionally Blank]

118

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HARROW, INC., as the Borrower

By:	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	President, Chief Financial Officer and Secretary

Address for Notices to any Loan Party:

c/o Harrow, Inc.
1A Burton Hills Blvd., Suite 200
Nashville, TN 37215
Attention: Andrew R. Boll

with a copy, not constituting notice, to:

Holland & Knight LLP
511 Union Street, Suite 2700
Nashville, TN 37219
Attention: Elle McCulty

HARROW EYE, LLC, as a Guarantor
HARROW IP, LLC, as a Guarantor
HARROW ANALYTICAL SERVICES, LLC, as a Guarantor
IMPRIMIS NJOF, LLC, as a Guarantor
IMPRIMISRX, LLC, as a Guarantor
IMPRIMISRX NASHVILLE, LLC, as a Guarantor
IMPRIMISRX NJ, LLC, as a Guarantor

By:	Harrow, Inc., as Sole Member

By:	/s/ Andrew R.Boll
Name:	Andrew R. Boll
Title:	President, Chief Financial Officer and Secretary

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as the Agent, the L/C Issuer, the Swing Line Lender and a Lender

By:	/s/ Eileen Watkins
Name:	Eileen Watkins
Title:	Duly Authorized Signatory

Address for Notices:

Fifth Third Bank, National Association
6111 N. River Rd.
Rosemont, Illinois 60018
Attention: Zeb Gilliam

with a copy, not constituting notice, to:

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309-3424
Attention: Mike Parisi and Chris Underwood

Annex A TO

CREDIT AGREEMENT

LETTERS OF CREDIT

(a) Issuance.

(i) Subject to the terms and conditions of this Agreement, the Agent and Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of the Borrower and for the Borrower’s or any Subsidiary’s account, Letter of Credit Obligations with respect to Letters of Credit issued by the L/C Issuer for the Borrower’s or any Subsidiary’s account. The Borrower shall give the Agent at least five Business Days (or such shorter period of time as the Agent may agree in its sole discretion) prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by a completed Letter of Credit application. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by the Borrower and communications by the Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and between the Borrower and the L/C Issuer. The Borrower hereby authorizes the L/C Issuer and the Agent to accept, act upon, and treat as genuine and original (but without any obligation of the L/C Issuer or the Agent to do any of the foregoing) applications, authorizations, and other requests regardless of the manner communicated, including those sent or communicated via overnight courier, certified or non-certified mail, fax, email, electronic code, or phone, so long as the L/C Issuer does not have actual knowledge that a particular application, authorization, or other request is not authorized by the Borrower.

(ii) Letters of Credit issued hereunder shall constitute utilization of the Revolving Loan Commitments. A Letter of Credit shall be issued, extended, reinstated, or otherwise amended only if (and, upon issuance, extension, reinstatement or other amendment of each Letter of Credit, the Borrower shall be deemed to represent and warrant that) after giving effect to such issuance, extension, reinstatement or other amendment (i) the aggregate amount of Letter of Credit Obligations shall not at any time exceed $4,000,000 (the “L/C Sublimit”); (ii) no Lender will exceed its individual Revolving Loan Commitment; (iii) the aggregate amount of all borrowings and Letter of Credit Obligations incurred under this Agreement shall not exceed the total Revolving Loan Commitments; and (iv) the aggregate amount of all borrowings and Letter of Credit Obligations incurred under this Agreement shall not exceed the Borrowing Base.

(iii) The Borrower is responsible for preparing or approving the text of each Letter of Credit as submitted to and as issued by the L/C Issuer and as received by the beneficiary, notwithstanding any drafting recommendations or forms provided by the L/C Issuer. the L/C Issuer’s recommendation or drafting of text or the L/C Issuer’s use or non-use or refusal to use text submitted by the Borrower shall not affect the Borrower’s ultimate responsibility. The Borrower is responsible for the L/C Issuer’s failure to apply, or to observe standard practice as applied to, Letter of Credit terms or conditions, and for terms or conditions that (A) are erroneous, ambiguous, inconsistent, insufficient, ineffective, or illegal, (B) require the L/C Issuer to respond to a demand in fewer than three Business Days, or (C) require or allow the Borrower to sign, issue, or present a document. Notwithstanding anything to the contrary in this Agreement, the L/C Issuer’s obligation to issue, amend, or extend the expiration date of a Letter of Credit is subject to its review and approval of the proposed terms of the Letter of Credit (and any amendment thereof) in its sole discretion. The Borrower represents and warrants to the L/C Issuer that the Borrower is familiar with, and understands, applicable Law and letter of credit practice. If requested by the L/C Issuer, the Borrower will execute, deliver, and submit a letter of credit application and reimbursement agreement on the L/C Issuer’s standard forms in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any such letter of credit application or reimbursement agreement, the terms and conditions of this Agreement will control, for so long as the Borrower and the L/C Issuer are subject thereto. Notwithstanding anything to the contrary in this Agreement but subject to the Borrower’s ultimate responsibility as set forth above in this paragraph (a), the L/C Issuer’s obligation to issue, amend, or extend the expiration date of a Letter of Credit is subject to its review and approval of the proposed terms of the Letter of Credit (and any amendment thereof) in its sole discretion.

A-1

(iv) The Borrower will notify the L/C Issuer in writing no later than three Business Days (or such longer period of time as the L/C Issuer may agree in its sole discretion) after the Borrower first becomes aware of any objection the Borrower may have to the L/C Issuer’s issuance or amendment of a Letter of Credit, the L/C Issuer’s acceptance or rejection of a presentation under any Letter of Credit, or any other action or inaction taken or proposed to be taken by the L/C Issuer under or in connection with this Agreement or any other agreement, document, or instrument relating hereto; provided that if the L/C Issuer reasonably believes that it is obligated to take any action, including, but not limited to, the payment on a Letter of Credit in a period of time less than three Business Days, the L/C Issuer is allowed to take such action without liability to the Borrower. The Borrower’s failure to give timely and specific notice of objection shall automatically waive the Borrower’s objection, authorize or ratify the L/C Issuer’s action or inaction, and absolutely preclude the Borrower from raising the objection as a defense or claim against the L/C Issuer (or any Indemnitee). If the L/C Issuer approaches the Borrower for a waiver of discrepancies in a presentation, then the Borrower must respond within three Business Days (or such longer period of time as the L/C Issuer may agree in its sole discretion). The L/C Issuer may treat the Borrower’s failure to respond as a waiver of the indicated discrepancies, but need not itself accept the Borrower’s implied or express waiver of discrepancies as binding on the L/C Issuer. The Borrower’s acceptance or retention of any documents presented under or in connection with a Letter of Credit (including, but not limited to, originals or copies of documents sent directly to the Borrower) or of any property for which payment is supported by any Letter of Credit shall ratify the L/C Issuer’s honor of the relevant presentation and absolutely preclude the Borrower from raising a defense or claim against the L/C Issuer (or any Indemnitee) with respect to such honor.

(b) Expiration Date. Except for Evergreen Letters of Credit that are subject to the terms and conditions set forth in this paragraph, no Letter of Credit shall have an expiration date that is later than the earlier of (i) one year following the date of issuance thereof (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, one year after then-current expiration date of such Letter of Credit) unless otherwise permitted by the L/C Issuer (subject to the other provisions of this Agreement) and (ii) the date that is five Business Days before the Commitment Termination Date, and neither the Agent nor Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase or acquire participations in, any Letter of Credit having an expiration date that is later than the Commitment Termination Date. If the Borrower so requests in any notice requesting the issuance of a Letter of Credit (or the amendment of an outstanding Letter of Credit), the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit shall permit the L/C Issuer to prevent any such extension at least once in each one-year period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such one-year period to be agreed upon by the Borrower and the L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the expiration date permitted under this paragraph.

A-2

(c) Participations.

(i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit and the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph is absolute, unconditional, and irrevocable and shall not be affected by any circumstance whatsoever, including any extension, reinstatement or other amendment of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Loan Commitments.

(ii) In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally, and irrevocably agrees to pay to the Agent, for account of the L/C Issuer, such Lender’s Pro Rata Share of each payment made by the L/C Issuer promptly upon the request of the L/C Issuer at any time from the time of such payment until such payment is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Commitment Termination Date. Such payment by each Lender shall be made without any offset, abatement, withholding, or reduction whatsoever (including any offset, abatement, withholding or reduction relating to or arising out of those matters set forth in paragraph (h) below), and shall be made in the same manner as provided in this Agreement with respect to Revolving Credit Advances (and such provisions shall apply, mutatis mutandis, to the payment obligations of the Lenders under this paragraph). The Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the Borrower pursuant to paragraph (d) below, the Agent shall distribute such payment to the L/C Issuer or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the L/C Issuer, to such Lenders and the L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the L/C Issuer for any payment under a Letter of Credit shall not constitute an Advance and shall not relieve the Borrower of its obligation to reimburse such Letter of Credit payment, unless the Borrower has financed such payment with a Base Rate Loan or Swing Line Advance in accordance with the terms of this Agreement.

(iii) Each Lender acknowledges and agrees that its participation in each Letter of Credit and the related Letter of Credit Obligations will be automatically adjusted to reflect adjustments in such Lender’s Pro Rata Share from time to time.

(iv) The obligations of Lenders under the paragraphs above shall be for the benefit of the Agent and the L/C Issuer and may be enforced by the L/C Issuer.

(d) Reimbursement and Interim Interest.

(i) If the L/C Issuer shall make any disbursement in respect of a Letter of Credit, the Borrower shall reimburse the L/C Issuer by paying to the Agent an amount equal to such disbursement in immediately available U.S. dollars, without withholding, deduction, or setoff, not later than 1:00 p.m. prevailing local time in New York, NY on (i) the Business Day that the Borrower receives notice of the L/C Issuer’s disbursement, if such notice is received prior to 10:00 a.m. prevailing local time in new York, NY; or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, with interest at the rate applicable to Base Rate Loans for the additional calendar day(s) elapsed; provided that, if such disbursement by the L/C Issuer is not less than $2,000,000, the Borrower may, subject to the conditions to borrowing set forth in this Agreement, request in accordance with Section 2.1 or 2.3 that such payment be financed with a Base Rate Loan or Swing Line Advance in an equivalent amount, and to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan or Swing Line Advance. The L/C Issuer’s records showing the dates and amounts of payments due and disbursements made shall be presumed correct and complete and, if the Borrower does not object within five Business Days after receiving the information, shall be final. If the Borrower fails to make such payment when due, the Agent shall notify each Lender of the applicable payment under the Letter of Credit, the payment then due from the Borrower in respect thereof, and such Lender’s Pro Rata Share thereof.

A-3

(ii) If the Borrower fails to reimburse the L/C Issuer for any amount disbursed when due pursuant to paragraph (d)(i) above, then the unpaid amount shall bear interest, for each day from the date such disbursement is made to but excluding the date that the Borrower reimburses the L/C Issuer for such disbursement, at the Default Rate. Interest accrued pursuant to this paragraph shall be for account of the L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (c)(ii) above to reimburse the L/C Issuer shall be for account of such Lender to the extent of such payment.

(e) Limitations. The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment, or decree of any Governmental Authority or arbitrator shall enjoin or restrain, or purport to enjoin or restrain, the L/C Issuer from issuing such Letter of Credit, or request that such the L/C Issuer refrain from, or, if in the sole discretion of the L/C Issuer, any Law applicable to the L/C Issuer shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or Law shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve, capital or liquidity requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost, or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(iii) except as otherwise agreed by the Agent and the L/C Issuer, such Letter of Credit is in an initial amount less than $50,000, in the case of a commercial Letter of Credit, or $50,000, in the case of a standby Letter of Credit; or

(iv) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential fronting exposure (after giving effect to any reallocation under Section 2.12) with respect to the Defaulting Lender arising from either such Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Obligations as to which the L/C Issuer has actual or potential fronting exposure, as it may elect in its sole discretion.

The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(f) Cash Collateral.

(i) If the Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement, including Section 9.2, prior to the Commitment Termination Date, the Borrower will pay to the Agent for the ratable benefit of itself and Lenders cash or Cash Equivalents acceptable to the Agent (“Cash Collateral”) in an amount equal to 105% of the Letter of Credit Obligations. Such Cash Collateral shall be held by the Agent and pledged to, and subject to the control of, the Agent, for the benefit of the Agent, Lenders, and the L/C Issuer. The Borrower hereby pledges and grants to the Agent, on behalf of itself and Lenders, a security interest in all such Cash Collateral and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. This Agreement, including this paragraph (f)(i), shall constitute a security agreement under applicable Law.

A-4

(ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, the Borrower shall provide Cash Collateral within two Business Days (or such longer period of time as the Agent may agree in its sole discretion) therefor in the manner described, and subject to the terms and conditions as set forth, above.

(iii) From time to time after funds are deposited as Cash Collateral by the Borrower, whether before or after the Commitment Termination Date, the Agent may apply such funds then held by it to the payment of any amounts, and in such order as the Agent may elect, as shall be or shall become due and payable by the Borrower to the Agent and Lenders with respect to such Letter of Credit Obligations of the Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of the Borrower, to any other Obligations then due and payable.

(iv) Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the Cash Collateral, except that upon the termination of all Letter of Credit Obligations (which requires the return of all original Letters of Credit) and the payment of all amounts payable by the Borrower to the Agent and Lenders in respect thereof, any remaining Cash Collateral shall be applied to other Obligations then due and owing and upon payment in full of such Obligations any remaining amount shall be paid to the Borrower or as otherwise required by Law. Interest earned, if any, on Cash Collateral shall be held as additional collateral.

(g) Fees and Expenses. In addition to the Letter of Credit Fees payable pursuant to Section 2.4(e)(iii), the Borrower shall pay to the L/C Issuer, on demand, such Letter of Credit Fees as are set forth from time to time in the L/C Issuer’s Fee schedule for letters of credit. The Borrower acknowledges that the L/C Issuer may modify such Fee schedule at any time and will communicate such new Fee schedule information to the Borrower as required in the notice provision hereunder. Such new Fees will be effective 30 days after such notice and shall apply as of such date to all existing and future Letters of Credit issued by the L/C Issuer. In the event of any inconsistency between the Fees set forth in this Agreement and the Fees set forth in such Fee schedule, the Fees set forth in this Agreement will control.

(h) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer, the Agent, and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional, and irrevocable, and not subject to abatement, reduction, withholding, deduction, deferment, interruption, recoupment, or other right (whether legal, equitable, or otherwise) for any reason whatsoever, without necessity of presentment, demand, protest, or other formalities, and the obligations of each Lender to make payments to the Agent with respect to Letters of Credit shall be absolute, unconditional, and irrevocable. Such obligations of the Borrower and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances, including and/or despite any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;

(ii) the existence of any claim, setoff, defense (including suretyship), or other right that the Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), the Agent, any Lender, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein, or any unrelated transaction (including any underlying transaction between the Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

A-5

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the Agent or the L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft, certificate, or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v) the fact that a Default or an Event of Default has occurred and is continuing;

(vi) any bankruptcy, insolvency, receivership, reorganization, or similar proceeding discharging or otherwise affecting the Borrower or any of its Affiliates;

(vii) the Agent’s, the L/C Issuer’s, or any other Lender’s rights and remedies with respect to any collateral;

(viii) the Borrower’s claims, rights, or remedies against any of its Affiliates;

(ix) the Agent’s, the L/C Issuer’s, or any other Lender’s waiver or release of any obligation of the Borrower;

(x) any amendment, supplement, restatement, or renewal of this Agreement or any other agreement, document, or instrument relating hereto;

(xi) any loss or damage to any collateral;

(xii) the failure of any lien or security interest in favor of the Agent (for the benefit of the Lenders) to attach, be perfected or recorded, or remain perfected or recorded;

(xiii) the Agent’s release of any collateral, or taking of additional collateral, and the Borrower waives any and all rights with respect to all of the foregoing; or

(xiv) any other circumstance or event whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Annex A, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder, and the Borrower waives any and all rights with respect to all of the foregoing.

(i) L/C Issuer Discretion.

(i) For the Borrower’s account, the L/C Issuer may at any time provide in a Letter of Credit or otherwise agree to do or do the following:

(A) send the Letter of Credit via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) network and bind the Borrower directly and as an indemnifier to the rules applicable to SWIFT messages (including, but not limited to, rules obligating the Borrower or the L/C Issuer to pay bank charges);

A-6

(B) assert, waive, or, with any necessary consent from the beneficiary or other Person, amend any provision in the Letter of Credit or applicable practice that primarily concerns issuer operations including, but not limited to, (A) identification of the Letter of Credit in any presentation, (B) marking of the Letter of Credit to reflect a transfer, payment, or other action, (C) specification of the business days and hours, manner, and place for the L/C Issuer receiving a presentation, effecting honor, and giving notice of dishonor under the Letter of Credit, (D) duration of the period(s) for examination, approaching the Borrower for a waiver, or sending a notice of refusal, (E) disposition of the beneficiary’s documents after dishonor or while approaching the Borrower for a waiver, and (F) replacement of a lost Letter of Credit or recognition of a successor beneficiary;

(C) discount an accepted draft or deferred payment undertaking incurred under the Letter of Credit, at the request of the beneficiary or other third party, without affecting the amount or due date of the Borrower’s obligations to reimburse or pay fees to the L/C Issuer;

(D) select any branch, bank office, or the L/C Issuer affiliate or any other bank or financial institution or affiliate for issuing, advising, transferring, confirming, and/or nominating bank or Person under the law and practice of the place where it acts (if the Letter of Credit permits advice, transfer, confirmation, and/or nomination) to act under contract with the L/C Issuer as a letter of credit processing agent for the L/C Issuer in the L/C Issuer’s issuance of the Letter of Credit or processing of demands or in any other action that the L/C Issuer is required or permitted to take under the Letter of Credit;

(E) accept documents that appear on their face to be in substantial compliance with the terms and conditions of a Letter of Credit without responsibility for further investigation and disregarding any information or data outside of the face of the documents, regardless of any notice or information to the contrary, and may honor and make payment upon any presentation that appears on its face to substantially comply with the terms and conditions of a Letter of Credit, whether or not the Letter of Credit requires strict compliance and without regard to any non-documentary condition in such Letter of Credit (including, but not limited to, honor of a draft that is non-negotiable or informal, honor up to the amount available under the Letter of Credit of a demand claiming more than that amount, honor of a draft or other document that lacks a reference to the Letter of Credit, honor of a presentation of documents that include inconsistent extraneous data, and allowance of a grace period of one business day for timing requirements under the Letter of Credit);

(F) decline to accept any documents and make payment if such documents are not in strict compliance with the terms and conditions of a Letter of Credit;

(G) provide for or submit to arbitration, mediation, DOCDEX (the ICC Banking Commission’s informal dispute resolution service), or the like for the resolution of some or all disputes with the beneficiary or other Person; and

(H) replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation.

(ii) Unless specifically committed to do so in a writing signed by the L/C Issuer, the L/C Issuer is not required to issue any Letter of Credit amendment. If the Letter of Credit may be extended or terminated by a notice given or other action taken by the L/C Issuer (with or without the passage of time), then, whether or not requested to do so by the Borrower, the L/C Issuer shall have the right to give such notice or take such action, to fail or refuse to do so, or to fail to retain proof of doing so. If the L/C Issuer gives such notice or takes such action at the Borrower’s request, then the Borrower shall obtain the beneficiary’s acknowledgement and, in the case of Letter of Credit termination, return the original Letter of Credit. If the L/C Issuer fails or refuses to give notice of non-extension or termination at the Borrower’s timely written request, then the L/C Issuer’s Letter of Credit Fees shall be calculated as if the L/C Issuer had given such notice or taken such action.

A-7

(iii) If the beneficiary or another Person claims that the L/C Issuer has wrongfully repudiated or dishonored a Letter of Credit, then the L/C Issuer shall have the right to defend or settle the claim, with or without joining the Borrower in any proceeding or negotiation and without regard to whether the claimant asserts that the L/C Issuer is precluded from relying on a valid defense. The Borrower shall have the obligation to mitigate damages and, if the L/C Issuer pays or settles a claim then the Borrower will reimburse, indemnify, account for any benefits, and cooperate with the L/C Issuer as subrogee.

(iv) the L/C Issuer’s actions in one or more instances shall not waive its right, with or without notice to the Borrower, to use its discretion differently in other similar instances and shall not establish a course of conduct on which the Borrower may rely in any other instances under the same or other Letter of Credit.

(j) Indemnification; Nature of Duties.

(i) In addition to amounts payable as elsewhere provided in this Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save harmless the Agent, the L/C Issuer, and each Lender, and each other Indemnitee, from and against any and all claims, demands, liabilities, damages, losses, costs, charges, and reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees) that the Agent, the L/C Issuer, or any Lender may incur or be subject to (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnitees (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated (and taken as a whole)) as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, (B) the failure of the Agent or any Lender seeking indemnification or of the L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, (C) arising from or incurred in connection with any breach of a representation, warranty, or covenant by the Borrower; (D) arising out of or resulting from any suit, action, claim, proceeding, or governmental investigation, pending or threatened, whether based on statute, regulation, or order, or tort, or contract, or otherwise, before any court or governmental authority (and irrespective of who may be the prevailing party); (E) arising out of or in connection with any payment or action taken in connection with any Letter of Credit, including any action or proceeding seeking to restrain any drawing under a Letter of Credit or to compel or restrain any payment or any other action under a Letter of Credit or this Agreement (and irrespective of who may be the prevailing party); or (F) arising out of or in connection with any act or omission of any governmental authority or other cause beyond the Indemnitee’s reasonable control; except in each case to the extent such claim, liability, loss, damage, tax, penalty, interest, judgment, cost, or expense is found to have resulted from the gross negligence or willful misconduct of an Indemnitee (as finally determined by a court of competent jurisdiction in a non-appealable matter).

A-8

(ii) As between the Agent, the L/C Issuer, and any Lender and the Borrower, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by Law, none of the Agent, the L/C Issuer, or any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully and strictly with the conditions required in order to demand payment under such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of the Agent, the L/C Issuer, or any Lender. None of the above shall affect, impair, or prevent the vesting of any of the Agent’s, the L/C Issuer’s, or any Lender’s rights or powers hereunder or under this Agreement.

(iii) Limitations on Remedies.

(A) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants, or indemnities made by the Borrower in favor of the L/C Issuer in any letter of credit application, reimbursement agreement, or similar document, instrument, or agreement between the Borrower and the L/C Issuer.

(B) EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER L/C ISSUER (NOR ANY OTHER INDEMNITEE) SHALL BE LIABLE TO THE BORROWER IN CONTRACT, TORT, OR OTHERWISE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES.

(C) The Borrower must take action to avoid and reduce the amount of damages claimed against the L/C Issuer (or other Indemnitee, as applicable).

(D) The Borrower’s aggregate remedies against the L/C Issuer for honoring a presentation or retaining honored documents in breach of the L/C Issuer’s obligations to the Borrower (whether arising under this Agreement, any other agreement, document, or instrument relating hereto, applicable letter of credit practice or law, or any other applicable law) are limited to the aggregate amounts paid by the Borrower to the L/C Issuer with respect to the honored presentation.

(E) In any dispute or litigation between the Borrower and the L/C Issuer, the Borrower shall pay the L/C Issuer’s reasonable attorneys’ fees, expert witness fees, and other expenses of litigation or dispute resolution, unless the Borrower obtains a non-appealable award for damages against the L/C Issuer, as so ordered by a court of competent jurisdiction. If the Borrower prevails in an action based on forgery or fraud of the beneficiary or other presenter, this does not relieve the Borrower from its obligation to pay the L/C Issuer’s fees and expenses in contesting the entry or maintenance of injunctive relief.

(iv) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Section 11.6 of this Agreement with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Section 11.6 of this Agreement included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

A-9

(v) The Borrower, the Agent, and Lenders each agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer will be deemed to have exercised care in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(k) Letters of Credit Issued for account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated as a primary obligor as set forth herein for any and all drawings under such Letter of Credit, and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of the Borrower, the Borrower agrees that (i) such Subsidiary shall have no rights against the L/C Issuer, the Agent, or any Lender and the Borrower shall hold the L/C Issuer, the Agent and any such Lender harmless with respect to any claim or other attempted exercise of rights by such Subsidiary against any of them, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) the Borrower shall have the sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transactions related thereto. The Borrower shall, at the request of the L/C Issuer, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.

(l) Rules of Practice. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued by it, (i) the rules of the International Standby Practices, ICC Publication No. 590 (as amended, supplemented, restated, and/or republished from time to time, the “ISP”) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (as amended, supplemented, restated, and/or republished from time to time, the “UCP”) shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where the L/C Issuer, the beneficiary, or any advising, transferring, confirming, or nominated bank or Person is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade, or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

(m) Survival. The provisions of this Annex A shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively), any termination of this Agreement, and the assignment of any rights hereunder.

A-10

ANNEX B TO

CREDIT AGREEMENT

CASH MANAGEMENT SYSTEMS

Each Loan Party shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

(a) Maintenance of Cash Management Systems at Fifth Third.

(i) On or before the Closing Date, the Borrower shall establish and thereafter maintain at Fifth Third the Collection Account and the Disbursement Account.

(ii) The Borrower shall take such reasonable steps to cause all Account Debtors to (A) forward payment directly to the Collection Account and (B) utilize the Agent’s electronic deposit and cash management system (i.e., to scan and create an electronic file containing an electronic image of the Remittance data) to deposit, on each Business Day, all paper Remittances received by the Borrower or any Subsidiary directly into the applicable Collection Account.

(iii) No Loan Party and no Subsidiary shall notify any customer or Account Debtor to pay any Remittance to any other place other than the Collection Account (in the case of electronic Remittances) without the Agent’s prior written consent.

(iv) Subject to clause (v) below, no Loan Party shall open, acquire or maintain any Deposit Account or Securities Account with any financial institution or securities intermediary other than Fifth Third Bank, N.A. and/or its Affiliates except (A) the Deposit Account and the Security Account with Renasant Bank disclosed in the Perfection Certificate (which accounts shall not be used for any operations of the Loan Parties or their Subsidiaries), (B) Excluded Accounts and (C) with respect to Deposit Accounts and Securities Accounts acquired after the Closing Date that become subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, within 60 days after the acquisition thereof.

(v) No later than 45 days after the Closing Date (or such later date as the Agent may agree to in writing, which may be via email), and at all times thereafter, the Loan Parties shall cause each of its Deposit Accounts and Securities Accounts with Renasant Bank to be subject to a Deposit Account Control Agreement and Securities Account Control Agreement, respectively.

(b) Lockboxes. Upon the Agent’s reasonable request, establish and thereafter maintain at Fifth Third one or more post office boxes at the U.S. Post Office at such address or addresses as the Agent may notify the Borrower from time to time upon reasonable advance written notice (collectively, “Lock Boxes”). The Agent will have sole access to each Lock Box, and at no time shall the Borrower remove any item from any Lock Box without the Agent’s prior written consent. Upon collection into a Lock Box, if any, and subject to, and in accordance with, the terms and conditions of the Bank Products provided by the Agent to the Loan Parties, all Remittances received in the applicable Lock Box shall be deposited by the Agent into the Collection Account.

(c) Cash Dominion Period. During a Cash Dominion Period, (i) all available funds in the Collection Account in excess of $250,000 will be automatically swept each Business Day from the Collection Account and immediately applied to the outstanding balance of the Revolving Loans, without the need for any further notice by the Agent to the Borrower; (ii) no Loan Party shall, and no Loan Party shall cause or permit any Subsidiary to, accumulate or maintain cash in the Disbursement Account or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements; (iii) the Collection Account will be subject only to the signing authority designated from time to time by the Agent, and neither the Borrower nor any Person other than the Agent shall have any control over such deposits or funds; and (iv) the Agent shall have sole access to the Collection Account.

(d) Miscellaneous.

(i) The Lock Boxes, the Disbursement Account and the Collection Account shall be cash collateral accounts, with all Remittances in such accounts securing payment of the Advances and all other Obligations, and in which each Loan Party and each Subsidiary thereof shall have granted a Lien to the Agent pursuant to the Guaranty and Security Agreement.

(ii) All amounts deposited in the Collection Account shall be deemed received by the Agent in accordance with Section 2.7 and shall be applied (and allocated) by the Agent in accordance with this Agreement. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(iii) Each Loan Party shall, and shall cause its Related Persons to, (i) hold in trust for the Agent all Remittances received by such Loan Party or Related Person, and (ii) within one Business Day after receipt by any such Loan Party or any such Related Person of any Remittance, deposit the same into the Collection Account. Each Loan Party on behalf of itself and each Related Person acknowledges and agrees that all Remittances are part of the Collateral. All proceeds of the sale or other disposition of any Collateral shall be deposited directly into the Collection Account.

B-1

ANNEX C TO

CREDIT AGREEMENT

FINANCIAL STATEMENTS, PROJECTIONS AND OTHER REPORTING

The Borrower shall deliver or cause to be delivered to the Agent and the Lenders, the following:

(a) Monthly Financials. No later than 30 days after the end of each Fiscal Month, commencing with the Fiscal Month ended August 31, 2025, financial information regarding the Borrower and its Subsidiaries, certified by the Chief Financial Officer or the Chief Accounting Officer of the Loan Parties, consisting of consolidated (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; and (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnote disclosures). Such financial information shall be accompanied by a Compliance Certificate showing the calculations used in determining compliance with the Financial Covenant and a certification of the Chief Financial Officer or the Chief Accounting Officer of the Loan Parties that (A) such financial information presents fairly in accordance with GAAP (subject to audit and normal year-end adjustments and the absence of footnote disclosures) the financial position and results of operations of the Loan Parties on a consolidated basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or an Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(b) [Reserved].

(c) Projections. No later than 60 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2025, annual operating Projections for the Loan Parties, approved by the board of directors (or applicable governing body) of the Borrower, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets and a monthly budget for the following year, and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Excess Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for material personnel, Capital Expenditures and facilities.

(d) Annual Audited Financials. No later than 120 days after the end of each Fiscal Year, audited Financial Statements for the Borrower and its Subsidiaries, on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification as to the scope of such audit or any “going concern” qualification or exception (other than a an exception or a qualification solely resulting from (1) the impending maturity of any Indebtedness or (2) any prospective default under any financial maintenance covenant (including the Financial Covenant set forth in Section 7.1)) by an independent certified public accounting firm of national standing reasonably acceptable to the Agent (it being agreed that Crowe LLP and Deloitte LLP are reasonably acceptable to the Agent). Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with Financial Covenant, (ii) any annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iii) a Compliance Certificate certifying that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of the Loan Parties on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or an Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

C-1

Notwithstanding the foregoing, the obligations in clauses (a) (with respect to quarterly financials) and (d) above may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing within the time period specified in the applicable paragraph the Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC. Documents required to be delivered pursuant to clauses (a) and (d) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the website of the Borrower at http://www.harrow.com or the website of the SEC at http://www.sec.gov (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which the Agent has access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and, if requested by the Agent, provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(e) Management Letters. No later than five Business Days (or such longer period of time as the Agent may agree in its sole discretion) after receipt thereof by any Loan Party, copies of all management letters, exception reports or similar letters or reports received by such Loan Party from its independent certified public accountants.

(f) Default Notices. No later than five Business Days (or such longer period of time as the Agent may agree in its sole discretion) after an executive officer of any Loan Party has actual knowledge of the existence of any Default or Event of Default or other event that has had a Material Adverse Effect, written notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof.

(g) Stockholder Deliveries and Press Releases. Promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Loan Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Loan Party with any securities exchange or with the SEC or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Loan Party to the public concerning material changes or developments in the business of any such Person. Such documents may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the website of the Borrower at http://www.harrow.com or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which the Agent has access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and, if requested by the Agent, provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(h) Material Debt and Material Contracts. To the Agent in writing, promptly upon learning thereof, notice to any breach or non performance of, or any default under, (i) any agreement or document governing Material Indebtedness or (ii) any Material Contract, or any violation of, or non-compliance with, any applicable Law that in the case of this clause (ii) would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, and in the case of clauses (i) and (ii) including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof.

C-2

(i) Litigation. To the Agent in writing, promptly upon learning thereof, (i) notice of any Litigation commenced or threatened against any Loan Party in writing that (A) seeks damages in excess of $2,500,000, (B) seeks injunctive relief that would reasonably be expected to have a Material Adverse Effect on the Loan Parties, (C) alleges criminal misconduct by any Loan Party, (D) alleges the violation of any Law regarding, or seeks remedies in connection with, any Environmental Liabilities and could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000, (E) results in or would reasonably be expected to result in a product recall that would reasonably be expected to have a Material Adverse Effect, or (F) which alleges potential or actual material violations of any Health Care Law by any Loan Party or any Subsidiary or any of its Licensed Personnel that, if adversely determined, would reasonably be expected to result in liabilities or damages in excess of $1,000,000; or (ii) any material developments in any respect of any Litigation described in the immediately preceding clause (i).

(j) Health Care Notices. To the Agent in writing, promptly upon any Loan Party or any Subsidiary, an owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Loan Party or any Subsidiary: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; (D) to the knowledge of any Loan Party or any Subsidiary, has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq. related to the business of any Loan Party or any Subsidiary; (E) any claim to recover any alleged overpayments with respect to any receivables, or any notice of any fees of any Loan Party or any Subsidiary being contested or disputed, in each case, in excess of $1,000,000; (F) any allegations of material licensure violations or fraudulent acts or omissions involving any Loan Party or any Subsidiary, or, to the knowledge of any Loan Party, any Licensed Personnel; (G) the pending or threatened imposition of any material fine or penalty by any Governmental Authority under any Health Care Law against any Loan Party or any Subsidiary, or, to the knowledge of any Loan Party, any Licensed Personnel; (H) any changes in any Health Care Law (including the adoption of a new Health Care Law) known to any Loan Party or any Subsidiary or any Loan Party that would reasonably be expected to have, in the aggregate, a Material Adverse Effect; (I) any pending or threatened revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any material Health Care Permit; and (J) the outcome of any non-routine and material inspection of any facility of any Loan Party or any Subsidiary by or on behalf of any Governmental Authority.

(k) Insurance Notices. To the Agent, disclosure of losses or casualties required by Section 5.4(c).

(l) [Reserved].

(m) Other Documents. Promptly following any request therefor, such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower’s or any of its Subsidiaries’ business or financial condition as the Agent or any Lender (through the Agent) shall, from time to time, reasonably request.

C-3

ANNEX D TO

CREDIT AGREEMENT

COLLATERAL REPORTS

The Borrower shall deliver or cause to be delivered the following:

(a) To the Agent no less frequently than noon (New York, NY time) 20 days after the end of each Fiscal Month (or such longer period of time as the Agent may agree in its sole discretion) or, during an Increased Reporting Period, not later than Wednesday of each week, or if Wednesday of any such week is not a Business Day, the next succeeding Business Day (in each case, or such longer period of time as the Agent may agree in its sole discretion) (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports:

(i) a Borrowing Base Certificate, accompanied by such supporting detail and documentation as shall be requested by the Agent in its reasonable discretion, which shall be prepared by the Borrower as of the last day of the immediately preceding Fiscal Month or week, as applicable;

(ii) a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by the Agent in its reasonable discretion, which shall be prepared by the Borrower as of the last day of the immediately preceding Fiscal Month; and

(iii) an aging of accounts payable and a reconciliation of that accounts payable aging to the Borrower’s general ledger and monthly Financial Statements, in each case accompanied by such supporting detail and documentation as shall be requested by the Agent in its reasonable discretion.

(b) To the Agent, together with each Borrowing Base Certificate, collateral reports with respect to the Loan Parties, including all additions and reductions (cash and non-cash) with respect to Accounts, in each case accompanied by such supporting detail and documentation as shall be requested by the Agent in its reasonable discretion each of which shall be prepared by the Borrower as of the last day of the immediately preceding Fiscal Month or week, as applicable.

(c) To the Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex C:

(i) a reconciliation of the most recent monthly trial balance of Accounts delivered pursuant to this Annex D to the most recent Borrowing Base Certificate and general ledger, in each case accompanied by such supporting detail and documentation as shall be requested by the Agent in its Permitted Discretion; and

(ii) a reconciliation of the outstanding Advances as set forth in the monthly Loan Account statement provided by the Agent to the general ledger and monthly Financial Statements, in each case accompanied by such supporting detail and documentation as shall be requested by the Agent in its Permitted Discretion.

(d) To the Agent, at the time of delivery of each of the Financial Statements delivered pursuant to Annex C as of the end of any Fiscal Quarter (or such later date as the Agent may agree in its sole discretion), (i) a listing of government contracts of the Loan Parties subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Loan Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter.

(e) [Reserved].

(f) Each Loan Party, at its own expense, shall deliver to the Agent such appraisals of its assets as the Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to the Agent.

(g) Such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral or Obligations of any or all Loan Parties as the Agent shall from time to time request in its reasonable discretion.

D-1

ANNEX E TO

CREDIT AGREEMENT

REVOLVING LOAN COMMITMENTS

Lender	Revolving Loan Commitment
Fifth Third Bank, National Association	$40,000,000
Total:	$40,000,000

E-1